EXHIBIT (o)
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                                 LEASE AGREEMENT
                                  (*, Maryland)

      This Lease Agreement (the "Lease") is made as of the 6th day of June, 2007 by and between VIF II CEL-SCI Partners, LLC, a Delaware limited liability company (the "Landlord") and CEL-SCI Corporation, a Colorado corporation (the "Tenant").


ARTICLE 1.  DESCRIPTION OF PROPERTY

      1.1 Property. Subject to Article 36, below, Landlord hereby leases to Tenant and Tenant leases from Landlord, pursuant to the terms, conditions and uses herein set forth, the Property. As used herein, the "Property" means the entire building commonly known as * (the "Building") and consisting of approximately 73,025 rentable square feet (the "Premises"), together with the Land upon which the Building is located as more particularly described in Exhibit A attached hereto (the "Land").

ARTICLE 2.  TERM

      2.1 Lease Term. The term of this Lease (the "Lease Term") will be for a period of two hundred forty (240) full calendar months (plus the applicable fraction of a calendar month in the event he Commencement Date falls on a date other than the first day of a calendar month), commencing on the earlier of the following dates (the "Commencement Date"): (i) the date on which the Tenant Improvements have been Mechanically/Electrically Complete or (ii) the date that is fourteen (14) months following the date on which settlement occurs and Landlord obtains fee title to the Property. The Lease Term shall end on the last day of the two hundred fortieth (240th) full calendar month following the Commencement Date. Tenant shall have two (2) options to extend the Lease Term for ten (10) years each pursuant to the terms and conditions of Section 34, below.

ARTICLE 3.  RENT

      3.1 Base Annual Rental. Beginning on the Commencement Date and payable in advance on the first day of each calendar month of the Lease Term thereafter, Tenant shall pay to Landlord, and Landlord shall accept, the Base Annual Rental as set forth in the Base Annual Rent Schedule attached as Exhibit "E" to this Lease, which Base Annual Rental shall be paid in equal monthly installments. The Base Annual Rental shall be paid by Tenant in lawful money of the United States at the address set forth in Section 34.10, or such other address as Landlord may advise Tenant in writing, without deduction, offset or prior notice or demand. Tenant has delivered to Landlord the first monthly installment of Base Annual Rental for the first month of the Lease Term hereof upon execution and delivery of this Lease. Notwithstanding the foregoing, if the actual Project Cost after completion of all Improvements (as those terms are defined in the Work Letter Agreement) is less than Fifteen Million and 00/100 Dollars ($15,000,000.00), Base Annual Rental shall be adjusted to equal the product of (i) actual Project Costs and (ii) ten and 50/100 percent (10.50%). The adjusted Base Annual Rental described in the immediately preceding sentence will be increased annually commencing on the first day of

* Confidential treatment requested. Confidential portion has been omitted and filed separately with the Securities and Exchange Commission.

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the calendar month immediately following the first (1st) anniversary of the
Commencement Date, and on each anniversary thereafter, by an amount equal to 3% of the Base Annual Rental for the preceding year. For purposes of this Lease, "Rent" will mean the Base Annual Rental plus the Additional Rent plus any other charges due Landlord by Tenant under this Lease.

      3.2 Proration of Rent. Prior to the first day of the first full calendar month of occupancy, in lieu of the first monthly installment of Base Annual Rental, Tenant will pay Landlord an amount equal to the first monthly installment of Base Annual Rental multiplied by a factor having as its numerator the number of days remaining in the month from, after and including the Commencement Date and as its denominator the number thirty. Thereafter, Rent shall be payable in accordance with the terms of Section 3.1. The total consideration for the term of this Lease shall be increased by the amount of the installment required by this Section 3.2.

      3.3 Additional Rent, Expenses and Costs. Commencing upon the Commencement Date, Tenant shall pay to Landlord (unless otherwise expressly required hereunder to pay directly to a third party), as additional rent ("Additional Rent"), all sums of money of any and every sort required to be paid by Tenant under this Lease, whether or not the same are designated as Additional Rent. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as Additional Rent with the next installment of the Base Annual Rental thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord. Tenant acknowledges that this is an absolute net lease to Landlord. As such, Tenant shall pay, as Additional Rent, all costs and expenses relating to the Property.

      3.4 Late Fees. Tenant acknowledges that late payment by Tenant to Landlord of the Base Annual Rental or other charges incurred under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing, administrative and accounting charges. If any payment of Base Annual Rental, Additional Rent, or other charges due from Tenant is not received by Landlord within 5 days of when due, such unpaid amounts shall bear interest at a rate equal to the Prime Rate plus 200 basis points ("Default Rate") from the date due to the date of payment. As used herein, "Prime Rate" means the prime rate of interest defined by The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks, as reported in the Wall Street Journal on the first day of the calendar month in which such late payment accrued. In addition to interest, Tenant shall pay a sum of the greater of (i) 5% of the overdue Rent or (ii) $15.00 as a late charge. Late charges shall constitute Additional Rent. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder.

      3.5 Tenant's TI Contribution. As additional consideration for this Lease, within two (2) business days after Tenant receives notice of financial partner investment committee approval of this Lease and the Property purchase, Tenant shall deliver to Landlord Three Million One Hundred Fifty Thousand and 00/100\

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Dollars ($3,150,000.00) ("Tenant's TI Contribution"), which sum represents
Tenant's initial contribution towards the cost of the Improvements to be constructed on Tenant's behalf pursuant to the Work Letter Agreement. Provided Tenant is not then in default under this Lease and provided further that Tenant has not assigned this Lease, Tenant shall be reimbursed monthly for Tenant's TI Contribution, which monthly reimbursement shall be amortized over a 180-month period, together with interest rate at the rate of three percent (3%) per annum, and which monthly reimbursement shall be applied as follows: beginning on the first day of the sixty-first (61st) calendar month of the initial Term and continuing on the first day of each calendar month thereafter until the expiration of the initial Term (i.e., 240th calendar month), Base Monthly Rent shall be partially abated to reflect the monthly reimbursement for Tenant's TI Contribution as set forth in the Base Monthly Rent Schedule described in Section 3.1, above.

      3.6 Springing Security Deposit. Within 15 days after the end of each calendar quarter, Tenant shall provide to Landlord an Officer's Certificate in the form of Exhibit C attached hereto to the effect that either (a) the value of Tenant's unrestricted cash and Cash Equivalents at the end of such calendar quarter are equal to or greater than the Cash Threshold (defined below), or (b) the value of the Tenant's unrestricted cash and Cash Equivalents at the end of such calendar quarter are less than the Cash Threshold. As used herein, "Cash Threshold" means the greater of the following: (1) $6,000,000.00 or (2) an amount equal to Tenant's current annual cash burn rate, which shall be evidenced by either (i) a cash flow analysis prepared by Tenant ("Tenant's Cash Flow Analysis") and delivered to Landlord within fifteen (15) days following the end of each calendar quarter showing Tenant's net cash in-flow and out-flow for the immediately preceding twelve (12) month period, or (ii) the Net Cash Used in Operating Activities for the immediately preceding twelve (12) month period as shown on Tenant's Consolidated Statements of Cash Flow. For purposes of calculating the Cash Threshold, Tenant's Cash Flow Analysis and/or Tenant's Consolidated Statements shall exclude one-time cash contributions made by Tenant relating to the acquisition of the Property and the initial build-out of the Improvements per the Work Letter Agreement (i.e., Tenant's TI Contribution, Excess Costs and Development Management Fees (as each of those terms are defined in the Work Letter Agreement)) and one-time cash payments made by Tenant associated with the pay-off or pay-down of its convertible debt. As used herein, "Tenant's Consolidated Statements of Cash Flow" means those consolidated statements of Tenant's cash flow as prepared by Tenant in accordance with GAAP and which are publicly filed with the SEC on a quarterly basis. If the value of Tenant's unrestricted cash and Cash Equivalents drops below the Cash Threshold, or if Tenant fails to deliver to Landlord the required Officer's Certificate within the above 15-day period, Tenant shall, within five (5) days after delivery of such Officer's Certificate (or failure to deliver such Officer's Certificate), deposit with Landlord an additional security deposit in an amount equal to One Million Five Hundred Seventy-Five Thousand and 00/100 Dollars ($1,575,000.00) (i.e., an amount equal to the aggregate sum of Base Annual Rental payable during the first twelve (12) months of the initial Lease Term, as the same may be adjusted pursuant to Section 3.1) (payable in cash or in the form of a letter of credit reasonably acceptable to Landlord in accordance with the provisions of Section 3.6.1) (the "Springing Security Deposit"); provided, however, in the event Tenant's unrestricted cash and Cash Equivalents once again exceeds the Cash Threshold for two consecutive calendar quarters, Landlord shall promptly return the Springing Security Deposit to Tenant. Failure to timely provide such Officer's Certificate or such Springing

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Security Deposit, if required, shall be a default under this Lease.
Landlord shall invest the Springing Security Deposit in a Highly Diversified Money Market Fund or similar yielding investment. As used herein, a "Highly Diversified Money Market Fund" means a money market fund that is principally invested in corporate bonds and commercial paper, such as the Evergreen Institutional Money Market Fund.

      For purposes of this Section 3.6.3, "Cash Equivalents" shall mean (a) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issues by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's; (c) commercial paper maturing no later than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or banker's acceptances maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, issued by any commerical bank orgnanized under the laws of the United States of America or any state thereof; or (e) investment funds with a rating of a least AAA from S&P investing 95% of their assets in securities of the type described in clauses (a), (c) and (d) above.

            3.6.1 In lieu of depositing cash as the Springing Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Springing Security Deposit otherwise required under Section 3.6, above, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be transferable at Tenant's sole cost and expense by Landlord to any subsequent purchaser or encumbrancer of the Building, (iv) be automatically renewable from year to year throughout the Lease Term, (v) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that Tenant has failed to perform any of its monetary or non-monetary obligations, (v) allow for partial and multiple draws, up to the face value of the letter of credit and (vi) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit will thereafter be treated as a cash security deposit hereunder.

            3.6.2 If Tenant fails to pay Rent when required or fails to perform any other covenant contained herein, Landlord may use or retain all or any part of the Springing Security Deposit, if applicable, for the payment of any sum not so paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default. If any portion of the Springing Security Deposit is so applied or used, then Tenant shall, within 5 business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore each said Springing Security Deposit to the amount set forth above and Tenant's failure to do so shall constitute a breach of this Lease.

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            3.6.3 If Tenant has performed all of its monetary and other obligations hereunder at the termination of this Lease, Landlord shall return the Springing Security Deposit, if applicable, to Tenant within 30 days after termination of this Lease and the vacation by Tenant of the Premises as required under this Lease, less any amounts required to restore the Premises to the condition required in Section 7.1, below, including repairing any damage resulting from the removal by Tenant of its trade fixtures or equipment.

            3.6.4 Landlord's obligation with respect to the Springing Security Deposit are that of a debtor and not as a trustee. Notwithstanding anything to the contrary contained herein, Tenant expressly waives the benefits of any statute now or hereafter in effect which would prevent Landlord from applying all or any portion of the Springing Security Deposit to offset any future Rent owing to Landlord at the termination of this Lease prior to the expiration date of the Lease Term.

            3.6.5 In the event of the sale of the Property, or the sale of the entity owning such Property, Landlord's successor in interest shall assume Landlord's obligations with respect to the sums held as security or advance rent and notify Tenant in writing setting forth the particularity of such transfer, including the successor's name and address. Upon such assumption and written notification, Tenant shall have no further claim against Landlord with respect to any such Springing Security Deposit and hereby waives all rights against Landlord in such regard. Notwithstanding the foregoing, Landlord will remain personally liable to the extent Landlord's successor in interest fails to assume the Landlord's obligations with respect to the Springing Security Deposit as specified above.

 ARTICLE 4. POSSESSION

      4.1 Possession. Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant, except that the commencement of the Lease Term shall be delayed until Landlord delivers possession of the Premises to Tenant (so long as Tenant is not responsible for such failure or delay). Landlord will use commercially reasonable efforts to deliver possession of the Premises to Tenant by the target date for Mechanical/Electrical Completion as set forth in the Project Schedule (defined in the Work Letter Agreement). However, to the extent Landlord's inability to tender possession of the Premises to Tenant in accordance with (or earlier than provided for in) the Project Schedule is caused by Tenant's negligence or breach of this Lease or of the Work Letter Agreement, or by other delays caused by Tenant or its agents or contractors (collectively, "Tenant Delays"), the commencement of the Term for all purposes under this Lease shall be accelerated by the number of days of those Tenant Delays.

      4.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PROPERTY TO TENANT "AS IS" AND "WHERE IS," AND WITH ALL FAULTS AND THAT LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, THE INCOME OR EXPENSES FROM OR OF THE PROPERTY, OR THE COMPLIANCE WITH THE

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PROPERTY WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER
LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY OF THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PROPERTY, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PROPERTY. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PROPERTY TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS. FOR INFORMATIONAL PURPOSES ONLY, PRIOR TO THE SETTLEMENT DATE IN CONNECTION WITH LANDLORD'S PURCHASE OF THE PROPERTY, LANDLORD SHALL PROVIDE TENANT WITH COPIES OF ANY RELEVANT THIRD PARTY REPORTS RELATING TO THE EXPECTED CONDITION OF THE PROPERTY AT THE TIME OF SETTLEMENT.

      4.3 Retail Delivery Sublease. Notwithstanding anything to the contrary contained in this Lease, Tenant confirms that a portion of the Premises consisting of approximately 23,600 square feet of space is currently leased and occupied by Home Delivery Enterprises, Inc., d/b/a Retail Delivery Service, Inc. ("Retail Delivery") pursuant to the terms of that certain Lease, dated September 22, 2006, between Landlord, as successor in interest to San Tomas Properties, LLC, and Retail Delivery (the "Retail Delivery Lease"). While Tenant will be leasing the entire Building (i.e., 73,025 rentable square feet) and will be responsible for paying Rent for the entire Building pursuant to the terms of this Lease, Tenant will initially only occupy approximately 49,425 rentable square feet of space. Accordingly, effective as of the Commencement Date, the Retail Delivery Lease shall be terminated and concurrently with such termination, Tenant shall enter into a sublease with Retail Delivery in a form reasonably acceptable to Landlord, Tenant and Retail Delivery pursuant to which Tenant shall sublease the Retail Delivery Space to Retail Delivery (the "Retail Delivery Sublease").

      4.4 Future Subleasing. Landlord acknowledges that Tenant intends to sublease an additional portion of the Premises consisting of approximately 15,000 to 20,000 square feet of space. The foregoing is merely an acknowledgement by Landlord of Tenant's intent to sublease and the foregoing shall not be construed as Landlord's consent to any such subleasing of space within the Premises, it being understood by Tenant that any such future subleasing of space within the Premises shall be subject to the terms and conditions set forth in Article 15.

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ARTICLE 5.  USE

      5.1 Permitted Use of Premises. The Premises shall be used and occupied by Tenant solely for laboratory, administration, pharmaceutical, warehouse and related health care uses. Landlord acknowledges that in connection with the foregoing, Tenant will also be operating from the Premises under a radiological materials license to be obtained by Tenant. The Premises are to be used for no other purposes without first obtaining the consent of Landlord, which consent may be withheld in Landlord's sole, subjective discretion.

      5.2 Compliance with Laws. Tenant, at Tenant's sole expense, shall promptly comply, or cause compliance, with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the Premises, including the use, safety, cleanliness and occupation of the Premises.

      5.3 Prohibited Uses. Tenant shall not do, bring or keep anything in or about the Property that will cause a cancellation of any insurance covering the Property that is carried by Landlord and in effect as of the date Landlord acquires fee title to the Property, provided that Tenant will not be deemed to be in violation of this Section 5.3 if Landlord subsequently modifies or otherwise obtains new insurance coverage for the Property and as a result of such modified or new insurance policies (as opposed to any change in use by Tenant), Tenant's use of the Property causes or will cause a cancellation of Landlord's modified or new insurance policies. Tenant shall not use the Property in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of nearby properties. Tenant shall not do anything on the Property that will cause material damage to the Building. Tenant shall place no loads upon the floors, walls or ceiling of the Building in excess of the maximum designed load specified by Landlord or which may materially damage the Building. No machinery, apparatus, or other appliance shall be used or operated in or on the Property that will vibrate or shake the Property.

      5.4 Rules and Regulations. Tenant shall comply with all reasonable nondiscriminatory rules and regulations (the "Rules and Regulations") from time to time adopted by Landlord with respect to the Property. Notwithstanding anything to the contrary contained in this Lease, if any rule or regulation is in conflict with any term, covenant or condition of this Lease, this Lease shall prevail. In addition, no such rule or regulation, or any subsequent amendment thereto adopted by Landlord, shall in any way materially alter, reduce or adversely affect any of Tenant's rights or enlarge Tenant's obligations under this Lease.

ARTICLE 6.  ALTERATIONS AND ADDITIONS

       6.1 Prohibited Alterations. Except for the Improvements specifically contemplated to be constructed pursuant to the Work Letter Agreement attached hereto as Exhibit D, Tenant shall not make any alterations, improvements or additions to the Property, without obtaining Landlord's prior written consent, except Tenant may make non-structural alterations to the interior of the Premises (excluding the roof) without such consent but upon notice to Landlord, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cost thereof does not exceed $50,000 per occurance or an aggregate amount of $250,000 in any

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12-month period. Landlord shall not unreasonably withhold such consent;
provided, however, in the event such alterations affect the structure of the Premises or the electrical, plumbing, HVAC and/or life safety systems of the Premises (collectively, the "Building Systems"), or may be otherwise visible from the outside of the Premises, Landlord's consent may be granted or withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Landlord's consent shall not be unreasonably withheld with regard to any proposed alterations affecting the Building Systems within Tenant's cGMP suite to the extent such alterations are required to operate such cGMP suite for Tenant's proposed use. Any such improvements, excepting movable furniture and trade fixtures (as that term is limited in Section 6.3, below) but including, without limitation, any non-trade fixtures and Tenant Funded Improvements (defined below), shall become part of the realty and belong to Landlord upon the expiration of the Term unless Landlord notifies Tenant at least thirty (30) days prior to the expiration of the Term that Tenant must remove such improvements. If Landlord notifies Tenant of such requirement, Tenant shall cause all such improvements to be removed prior to the expiration of the Term and shall repair any and all damage caused to the Premises resulting from such removal and otherwise surrender the Premises in the condition required under Section 7.1 at Tenant's sole cost and expense. If Tenant fails to repair any such damage prior to the expiration of the Term, Landlord may, but shall not be obligated to, perform such repairs on Tenant's behalf, in which case, Tenant shall reimburse Landlord for all costs incurred by Landlord within five (5) days after receipt of written demand from Landlord. All alterations and improvements shall be properly permitted and installed at Tenant's sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with the laws of all applicable duly constituted public authorities. Each such licensed contractor and any subcontractor that performs work with a cost greater than $50,000 or that will affect the electrical, plumbing, HVAC and/or life safety systems of the Premises, shall be acceptable to Landlord in its reasonable discretion. All contractors or subcontractors performing work at the Premises shall maintain the insurance required under Lease Rider No. 1 and shall provide Landlord with copies of insurance certificates or other evidence reasonably acceptable to Landlord evidencing the existence of such insurance coverage. Any alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans, which plans shall be subject to Landlord's reasonable approval. Tenant shall:
(i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Tenant shall promptly upon completion furnish Landlord with as-built plans and specifications, provided that Landlord shall treat such as-built plans and specifications as confidential and shall inform all parties to whom Landlord may provide copies thereof of the confidential nature of such documents.

            6.2 Notice of Commencement. At least 20 days prior to commencing any work relating to any alterations, improvements or additions approved by Landlord, Tenant shall notify Landlord in writing of the expected date of commencement. Landlord shall have the right at any time thereafter to post and maintain on the Premises such notices as Landlord reasonably deems necessary to protect Landlord and the Premises from mechanics' liens, materialmen's liens or any other liens. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Premises

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arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant hereby indemnifies and holds Landlord harmless against loss, damage, attorneys' fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to remove or bond any lien(s) filed against the Premises in connection with any work performed or any work claimed to have been performed by or at the direction of Tenant within 10 days from the date of the lien(s) filing, Landlord may remove such lien(s) at Tenant's expense and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the removal of the lien(s), which amount shall be deemed Additional Rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord's costs, expenses and actual attorneys' fees, with interest thereon, at the Default Rate from the date of expenditure. If Tenant shall contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such judgment that may be rendered thereon before the enforcement thereof. If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same. If Landlord elects to participate in any such action, Tenant shall pay Landlord's attorneys' fees and costs.

      6.3 Trade Fixtures. Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Subject to the terms of this Section 6.3, Tenant may remove any of such trade fixtures or machinery upon the termination of this Lease. In the event that Tenant installs improvements, machinery or trade fixtures, or makes any alterations, Tenant shall, at Landlord's option, return the Premises on termination of this Lease to the condition required under
Section 7.1, below, including the removal of improvements or alterations approved by Landlord in Section 6.1 and not otherwise elected to be retained by Landlord. Tenant shall, in any event, repair any damage resulting from the removal of machinery or trade fixtures of Tenant. If Tenant fails to repair any such damage prior to the expiration of the Term, Landlord may, but shall not be obligated to, perform such repairs on Tenant's behalf, in which case, Tenant shall reimburse Landlord for all costs incurred by Landlord within five (5) days after receipt of written demand from Landlord. Notwithstanding anything to the contrary contained in this Lease, the terms "trade fixtures", "machinery" or "trade equipment" as used both in Article 6 and otherwise in this Lease shall mean Tenant's specific trade fixtures, business equipment and personal property which can be removed without substantial damage to the Premises (including, without limitation, the "Movable Equipment" listed on page 1 of Schedule 1 (Project Budget) attached to the Work Letter Agreement, which "Movable Equipment" shall remain the sole property of Tenant), and shall not include, without limitation and without regard to whether the following can be removed without substantial damage to the Premises, any fill-finish suites, autoclaves and other similar items, which items shall become part of the realty and belong to Landlord upon the expiration of the Term unless Landlord otherwise elects pursuant to Section 6.1, above.

      6.4 Tenant Funded Improvements. Notwithstanding the foregoing, if Tenant funds 100% of the "phase 2" or "phase 3" improvements (i.e., improvements to the Premises to be constructed after the thirty-sixth (36th) full calendar month of the initial Lease Term) (collectively, "Tenant Funded Improvements"), Tenant

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confirms that such Tenant Funded Improvements shall not be included when calculating the fair market value of the Property in connection with the Purchase Option set forth in Articles 35 and 37, it being understood that such calculation shall be conducted as if the Tenant Funded Improvements had not been made to the Premises.

ARTICLE 7.  SURRENDER OF PREMISES

      7.1 Conditions upon Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear, casualty, condemnation and acts of God excepted, with all interior walls in good repair and repainted if marked, all carpets shampooed and cleaned, the HVAC equipment, plumbing, electrical and other mechanical installations in good operating order, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from Premises all of Tenant's alterations which Landlord requires Tenant to remove pursuant to Section 6.1 and all Tenant's personal property, and shall repair any damage and perform any restoration work caused by such removal. In addition, , Tenant shall, at Landlord's sole option and at Tenant's sole cost and expense, either (i) remove all cabling and wiring existing within the Premises and within the common ducts and shafts of the Building ("Building Cable"), using all necessary care in removing the Building Cable in order to avoid any damage to the Building, or (ii) not remove all or any portion of the Building Cable, provided that Tenant shall leave any Building Cable clearly labeled and in good working order with all connections intact. Tenant shall be solely liable for any damage or disruption of service caused by the removal or labeling of any Building Cable by Tenant. Landlord and Tenant shall each initial and attach a conceptual floor plan of the Premises to this Lease, to be incorporated herein as Exhibit B. Said floor plan shall describe, among other things, those interior improvements which are to remain in the Premises upon expiration, or earlier termination, of this Lease. It is the intent of the parties that the condition of the Premises, after Tenant's removal, shall be in the same condition as existed as of the Commencement Date, together with any alterations that Landlord has approved pursuant to Section 6.1 and which Landlord has elected to retain at the Premises. If Tenant fails to remove any alterations that Landlord requires Tenant to remove and Tenant's personal property which Tenant is authorized and obligated to remove pursuant to the above, and such failure continues after the termination of the Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant's account. Tenant shall pay to Landlord upon demand costs of removal of such alterations and Tenant's personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with attorneys' fees and interest at the Default Rate on said amounts, from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Landlord may, in its sole discretion, either (a) upon written notice to Tenant, treat Tenant as a month-to-month tenant at will, subject to all the terms, covenants and conditions of this Lease, or (b) proceed with an unlawful detainer action and pursue all other rights and remedies available to Landlord.

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

ARTICLE 8.  UTILITIES AND SERVICES

      8.1 Utilities. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease.

      8.2 Landlord Service. Tenant confirms that Landlord will not provide any of the utilities described in Section 8.1, above and that Tenant shall be solely responsible for such utilities. If, however, Tenant fails to arrange for the provisions of such utilities and Landlord, at its sole option, elects to furnish those utilities, Tenant shall pay to Landlord the cost thereof in the manner set forth in Section 12.9. Tenant's cost shall be the total cost shown on utility meters servicing the Premises and any extraordinary use which may be made by Tenant.

ARTICLE 9.  INDEMNIFICATION

      9.1 Indemnity of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys approved by Landlord), protect, and hold Landlord and Landlord's agents, employees, directors, officers, managers, members, partners, affiliates, independent contracts and property managers ("Landlord's Agents"), harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property ("Losses"), caused by, arising out of, or related to, the condition of the Property or the use or occupancy of the Property by Tenant, its agents, directors, officers, managers, members, partners, affiliates, independent contracts and property managers, or invitees ("Tenant's Agents"), including without limitation, any liability for injury to the person or property of Tenant or Tenant's Agents, but excepting any Loss resulting from the willful breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord's Agents. Tenant's obligation hereunder shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

      9.2 Waiver of Claims. Tenant, as a material part of the consideration rendered to Landlord in entering into this Lease, hereby waives all claims against Landlord for damages to goods, wares, machinery, trade fixtures, or other property of Tenant, Tenant's Agents or any other person in or about the Property, whether such damage or injury is caused by or results from Landlord's negligence, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Property, or from other sources or places, but excepting any claims resulting from the gross negligence or willful misconduct of Landlord or Landlord's Agents. Notwithstanding Landlord's negligence or breach of this Lease, Landlord shall under no circumstances be liable for loss of profits or special, incidental or consequential damages arising therefrom.

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

      9.3 Landlord Indemnification. Landlord agrees to indemnify Tenant and hold it harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any Losses, caused by the gross negligence or willful misconduct of Landlord and/or any of Landlord's Agents. The obligations of Landlord under this Section 9.3 shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

      9.4 Claims for Indemnification. If any indemnitee under Sections 9.2 or
9.3 above (an "Indemnitee") shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (each, as applicable, an "Indemnifying Party") prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

      9.5 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party shall (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly perform resolution thereof. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of, or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnifying Party unless the Indemnifying Party has failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 9.4.

ARTICLE 10. INSURANCE

      10.1 Landlord's Insurance. Landlord shall maintain, at Tenant's sole expense, which Tenant shall pay to Landlord as Additional Rent in the manner set forth in Section 12.9, a policy or policies of insurance protecting Landlord against the following:

            10.1.1 Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including earthquake and flood coverage, exclusive of trade

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

fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may reasonably elect to maintain.


            10.1.2 Eighteen (18) months of rental loss insurance and to the extent of 100% of the gross rentals from the Building of which the Premises constitute a part.

            10.1.3 Public liability and property damage insurance with respect to common areas in amounts (i) not less than $1,000,000 for injury or death to any one person in any one accident or occurrence, (ii) not less than $2,000,000 for injury or death to more than one person in any one accident or occurrence,
(iii) not less than $4,000,000 of excess umbrella liability insurance, and, (iv) not less than $200,000 per occurrence for damage to Premises.

            10.1.4 At Landlord's sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its reasonable discretion.

      10.2 Payment. Tenant shall pay to Landlord in the manner set forth in
Section 12.9, the cost of insurance required in Section 10.1. To the extent that any such insurance is maintained pursuant to a blanket or similar policy of insurance, then the cost thereof shall be equitably allocated to the Property by Landlord.

      10.3 Tenant's Insurance. Tenant shall maintain at its sole cost and expense, in force the policy or policies of insurance described in Lease Rider No. 1 attached hereto and incorporated herein by this reference.

      10.4 Release of Subrogation Rights. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible property insurance policies. Landlord waives any and every claim against Tenant for any and all loss of or damage to the Building or the Premises or contents thereof, which would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Tenant waives any and every claim against Landlord for any and all loss of, or damage to, the Building or Premises or the contents thereof which would have been covered had tenant maintained the insurance policies required to be maintained by tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to it policies of property insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.

      10.5 Failure to Provide Insurance. Tenant acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Landlord to risk and potentially cause Landlord to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain.

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

Accordingly, for any month or portion thereof the Tenant does not maintain the required insurance and/or does not provide Landlord with the required binders or certificates evidencing the existence of the required insurance, the Base Annual Rental shall be automatically increased, without any requirement for notice to Tenant, by an amount equal to ten percent (10%) of the then existing Base Annual Rental; provided, however, that if Tenant thereafter provides Landlord with evidence of the insurance required by this Lease and such evidence is reasonably acceptable to Landlord, the Base Annual Rental shall be adjusted to the then required Base Annual Rental set forth in Section 3.1 of this Lease. The parties agree that such increase in the Base Annual Rental represents fair and reasonable compensation for the additional risk costs that Landlord will incur by reason of Tenant's failure to maintain the required insurance. Such increase in Base Annual Rental shall in no event constitute a waiver of Tenant's default or breach with respect of the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Tenant of it's obligations to maintain the insurance specified in this Lease.

ARTICLE 11. TAXES

      11.1 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed. If, however, any or all of said items shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes as are attributable to Tenant's trade fixtures, furnishings, equipment and personal property within 15 days after receipt of an invoice from Landlord advising Tenant of the taxes applicable to Tenant's property.

      11.2 Real Property Taxes. Tenant shall also pay at least 20 days before due any and all real estate taxes, as defined in Section 11.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Property. Within three business days of such payment, Tenant shall provide Landlord evidence of such payment in a form reasonably acceptable to Landlord. Notwithstanding the foregoing, Tenant shall have the right to contest the amount of any real estate taxes assessed against the Property at Tenant's sole cost and expense, provided that Tenant shall nevertheless timely pay the disputed amount as required in this Lease and shall otherwise indemnify, defend and hold Landlord harmless from any claims, losses and liabilities arising out of such contest. In the event that the Property is not separately assessed, Tenant shall pay an equitable proportion of the real estate taxes and assessments for all the land and improvements included within the tax parcel(s) assessed, such proportion shall be determined by Landlord from the respective valuations assigned in the assessor's worksheets and such other information as is reasonably available to Landlord, including the Building and any special improvements constructed for the benefit of Tenant. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term. With respect to any assessments which may be levied against or upon the Property, or which under the laws then in force may be evidenced by improvement or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the

Property. In the event that Tenant incurs a late charge on the payment of the Base Annual Rental or fails to pay the real property taxes within 20 days before due, in addition to Landlord's remedies set forth in Section 18.1, Landlord may estimate the current real property taxes, and require that such taxes be paid in advance to Landlord by Tenant monthly in advance with the payment of the Base Annual Rental. Such monthly payment shall be equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which such installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes. If the amount collected by Landlord is insufficient to pay such real estate taxes when due, Tenant shall pay Landlord, upon demand, such additional sum as is necessary. Advance payments may be intermingled with other moneys of Landlord and shall not bear interest. In the event of a breach by Tenant in the performance of its obligations under this Lease, then any such advance payments may be treated by Landlord as an additional security deposit.

      11.3 Definition of Taxes. For purposes of this Lease, "taxes" shall also include each of the following:

            11.3.1 Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Property;

            11.3.2 Any tax on Landlord's right to Rent or other income from the Property or as against Landlord's business of leasing the Property;

            11.3.3 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real property tax. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real property tax for purposes of this Lease;

            11.3.4 Any tax allocable to or measured by the area of the Property or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Property, or any portion thereof,

            11.3.5 Any tax upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Property; and

            11.3.6 Any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Property, and (ii) levied or assessed on machinery or equipment, if any, provided by Landlord to Tenant pursuant to this Lease.

            11.3.7 "Real estate taxes" shall not include Landlord's federal or state income, franchise, inheritance or estate taxes.

ARTICLE 12. COMMON AREAS

      12.1 Common Area. Common areas shall include all areas within the Property outside the exterior boundaries of the buildings situated thereon, including, but not limited to, streets, driveways, parking areas, truckways, delivery passages, loading doors, sidewalks, ramps, open and closed courts, landscaped and planted areas, exterior stairways, retaining and decorative walls and planters, and other areas provided for the for the common use of Landlord and Tenant, their employees and invitees.

      12.2 Maintenance. Tenant shall maintain said common areas in a neat, clean and orderly condition, properly lighted and landscaped as Landlord shall determine, including, but not limited to, general maintenance, repairs, pest control, resurfacing, painting, restriping, cleaning, sweeping and trash removal; maintenance and repair of sidewalks and curbs; sprinkler systems, planting and landscaping; lighting, water, music and other utilities; directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and any other utility systems; personnel to implement such service and to police the common areas; and police and fire protection services.

      12.3 Care of Premises. Tenant shall, at its sole cost and expense keep the Premises and exterior and interior portions of windows, doors, and all other glass or plate glass fixtures in a working neat, clean, sanitary, safe and good condition and repair, and shall keep the Premises free from trash, rubbish and dirt. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary.

      12.4 Maintenance of Equipment. Tenant shall, at its sole cost and expense, keep and maintain all utilities, fixtures and mechanical equipment used, or available for use, by Tenant (wherever located) in good working order, condition and repair. Said items shall include, but are not limited to, all plumbing or sewage facilities in the Premises, doors, locks and closing devices, windows, including glass, lights, electric systems and equipment, heating and air conditioning systems and equipment, and all other appliances and equipment of every kind.

      12.5 Roof, Walls, Foundation and Structural. At its cost and expense, Tenant will keep in good condition and repair the roof, foundation, load bearing walls and structural elements of the Premises to keep the Premises in the same condition and repair existing as of the Commencement Date, normal wear and tear, casualty and condemnation excepted.

      12.6 Compliance with Governmental Regulations. Tenant shall, at its sole cost and expense, promptly and properly observe and comply with, including the making by Tenant of any alterations to the Premises, all present and future orders, regulations, directions, rules, laws ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupy of, applicable to, the Property.

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

      12.7 Service Contracts. Tenant shall, at Tenant's sole cost and expense, maintain in good condition and repair, the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation system, (v) roof covering and drains, (vi) clarifiers, (vii) basic utility feed to the perimeter of the Building, and (viii) any other equipment, if reasonably required by Landlord. To the extent Tenant elects to maintain the foregoing items through specific service contracts, Tenant shall engage only those contractors specializing and experienced in the maintenance of the foregoing equipment and improvements and shall provide Landlord with copies of any and all such service contracts. If Landlord reasonably determines that the foregoing equipment and improvements are not being properly maintained, Landlord may, but shall not be obligated, upon ten (10) days prior written notice to Tenant, to maintain and if necessary, procure any and all service contracts to maintain the foregoing equipment and improvements, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the cost thereof.

      12.8 Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required by Sections 12.2, 12.3, 12.4, 12.5, 12.6 and 12.7 to the reasonable satisfaction of Landlord, Landlord, at any time following 10 days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance (or immediately without notice in the event of an emergency), may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant's merchandise, fixtures or other personal property, or to Tenant's business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Additional Rent Landlord's costs for making such repairs, plus interest at the Default Rate upon demand herefore. Moreover, Tenant's failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

      12.9 Tenant's Costs. Within 60 days after the Commencement Date (or as soon as reasonably practicable thereafter), and within 60 days after the beginning of each calendar year (or as soon as reasonably practicable thereafter), Landlord shall give Tenant a written estimate, for such calendar year, of Tenant's share of the cost of utilities, if not separately metered and paid by Tenant, insurance provided by Landlord and expenses in connection with maintenance of common areas and any other maintenance Landlord elects to perform pursuant to the terms of this Lease. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within 90 days after the end of each calendar year (or as soon as reasonably practicable thereafter), Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (the "Annual Statement"), and Tenant shall pay to Landlord Tenant's proportionate share of the cost incurred in excess of the payments made by Tenant within 10 days of receipt of such statement. In the event that the payments made by Tenant for the operation and maintenance of the Premises exceed Tenant's share of the cost of same, such amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Lease term has expired, Landlord shall accompany said statement with the amount due Tenant. Notwithstanding the foregoing, Landlord's failure to deliver any statement under this Section 12.9, including any Annual Statement, shall not constitute a waiver of Landlord's right to collect any sums owed by Tenant pursuant to the terms of this Section 12.9.

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

ARTICLE 13. SIGNS AND ADVERTISING

      13.1 Signs. To the extent Tenant elects to place signage at the Premises, Landlord shall designate the location on the Premises for one or more exterior Tenant identification sign(s) and Tenant shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the building. The size, design, and other physical aspects of the permitted sign(s) shall be subject to the Landlord's written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Premises, any applicable municipal or other governmental permits and approvals. The cost of the sign(s), including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant's sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove such sign(s) upon termination of the Lease, or fails to repair any damage caused by such removal (including without limitation, painting the building, if required by Landlord), Landlord may do so at Tenant's expense. Tenant shall on demand reimburse Landlord for all costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord's costs, expenses and actual attorneys' fees with interest thereon. By executing this Lease, Landlord hereby approves the signage currently existing on the Premises. Tenant's signage rights set forth in this Section 13.1 are personal to the originally named Tenant under this Lease and shall not be transferred in the event Tenant assigns this Lease or subleases the Premises unless Landlord otherwise consents to the transfer of Tenant signage rights under this Section 13.1, which consent may be withheld in Landlord's sole, subjective discretion.

ARTICLE 14. ENTRY BY LANDLORD

      14.1 Entry by Landlord. Tenant shall permit Landlord and Landlord's Agents, prospective purchasers, lenders, investors, contractors, and within eighteen (18) months prior to the expiration of this Lease, prospective tenants, to enter the Premises at all reasonable times, upon giving Tenant a 24 hour prior notice, except in the event of an emergency in which case the 24 hour prior notice is not required: (i) for the purpose of inspecting the same, (ii) for the purpose of maintenance, repairs, alterations, or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (iii) for the purposes of performing any of Tenant's obligations under this Lease, or (iv) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs. In connection with the foregoing, Landlord acknowledges that due to the proprietary and confidential nature of certain portions of the Premises, Landlord's access pursuant to this Section 14.1 to the cGMP classified space and other designated areas of the Premises (which Tenant shall designate in writing delivered to Landlord prior to the Commencement Date) (collectively, the "Classified Space") may be limited such that Landlord may only access the

Classified Space when accompanied by certain specified representatives of Tenant and in accordance with Tenant's standard entry procedures for the Premises, provided that so long as Landlord complies with the foregoing with regard to the Classified Space, Tenant shall not otherwise unreasonably deny Landlord access to the Classified Space. Provided Landlord gives Tenant the above 24-hour prior notice, Tenant shall make available all necessary Tenant representatives so that Landlord may access the Classified Space as provided above.

      14.2 No Liability. Subject to the provisions of Section 14.1, Landlord shall be permitted to enter the Premises for any of the purposes stated in and in accordance with Section 14.1 above without any liability to Tenant for any loss of occupation of quiet enjoyment of the Premises resulting therefrom.

ARTICLE 15. ASSIGNMENT AND SUBLETTING

      15.1 Assignment and Subletting. Tenant shall neither voluntarily nor by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant's leasehold estate hereunder, or permit the Premises to be occupied by anyone other than Tenant or Tenant's employees, or sublet the Premises or any portion thereof, without Landlord's prior written consent in each instance, which consent shall not be unreasonably withheld. Any purported assignment or subletting contrary to these provisions shall be void. It shall not be unreasonable for Landlord to base its determination as to whether consent will be granted in any specific instance on, without limitation, the following factors: (a) whether the assignee's or subtenant's use of the Premises will be compatible with the provisions of this Lease; (b) the financial capacity of the assignee or subtenant; (c) the business reputation of the assignee or subtenant;
(d) the quality and type of the business operations of the assignee or subtenant; (e) the business experience of the proposed assignee or subtenant; and (f) that each and every applicable covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee or subtenant and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished. This list of factors is not intended to be exclusive, and Landlord may rely on such other reasonable basis for judgment as may apply from time to time. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Landlord's rights under this Section.

      15.2 Notice to Landlord. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (the "Transfer Notice"); (i) the size and location of the space Tenant proposes to assign or sublet; (ii) the name of the proposed assignee; (iii) the date on which the Tenant proposes that the transfer be effective, which shall not be earlier than the date which is forty-five (45) days after the Transfer Notice
(iv) the nature of the proposed assignee's business to be carried on in the Premises; (v) the terms and provisions of the proposed sublease or assignment;
(vi) such reasonable financial information as Landlord may request concerning the proposed assignee, and (vii) such other information as Landlord may reasonably require. Tenant agrees to reimburse Landlord for Landlord's actual costs and attorneys' fees incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change or ownership or hypothecation of this Lease.

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

      15.3 Notwithstanding Section 15.1 and 15.2, Landlord agrees that Tenant may assign its interest in this Lease, without Landlord's prior written consent but with reasonable prior notice to Landlord, (i) to any successor by merger or sale of substantially all of Tenant's assets to which this Lease relates in a manner such that the assignee will become liable and responsible for the performance and observance of all Tenant's duties and obligations hereunder, or
(ii) in connection with any joint venture entered into by Tenant with an investment grade rated company (each such assignment, a "Specially Permitted Assignment"). As used herein, the term "investment grade rated" means a senior unsecured credit rating of "BBB" or higher (or the equivalent) as determined by Standard & Poor's (or an equivalent national credit rating service). In addition, Tenant may assign its interest in this Lease, without Landlord's prior written consent but with reasonable prior written notice to Landlord, to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, a corporation or other entity will be regarded as in control of another corporation or entity if its owns or controls in excess of 50% of the voting stock or other ownership interest of the other corporation or entity), subject to the prerequisite condition that the corporation or other entity to which Tenant's interest in this Lease would be assigned must demonstrate to the satisfaction of Landlord that: (i) it has financial soundness and capability which is equal to or greater than that of Tenant, (ii) it's net worth is equal to or greater than that of Tenant's immediately preceding such assignment, (iii) the assignee's use of the Premises will be compatible with the provisions of the Lease, and (iv) each and every covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished.

      15.4 No Release of Liability. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the Rent and perform all the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

      15.5 Transfer Premiums. If Tenant assigns or sublets its rights under this Lease, Tenant shall pay to Landlord as Additional Rent, after Tenant has recovered any relevant leasing commissions, costs of tenant improvements and other expenses of the assignment or sublease, 50% of such excess consideration due and payable to Tenant from said assignment or sublease to the extent said consideration exceeds the Base Annual Rental or a pro rata portion of the Base Annual Rental, in the event only a portion of the Premises is sublet or assigned ("Profits"); provided, however, Landlord will not be entitled to any Profits derived in connection with a Specially Permitted Assignment.

      15.6 Landlord's Option. If Tenant desires at any time to assign or sublet all or substantially all of the Premises, Landlord, within 15 days after Landlord's receipt of all of the information required in the Transfer Notice, may by written notice to Tenant elect to terminate this Lease as to the entire Premises. In the event the Landlord elects to terminate the Lease, the Lease shall terminate on the proposed date the transfer would be effective as specified in the Transfer Notice and Tenant shall have no furhter obligations with respect to the Premises other than to surrender and vacate the Premises on or before the effective date of termination. After any such election by Landlord, Landlord shall be entitled to re-lease the Premises in Landlord's sole and absolute discretion.

ARTICLE 16. DISPOSSESSION

      16.1 No Dispossession. If Tenant shall surrender the Premises, or be disposed by process of law, or otherwise, Landlord may terminate this Lease, retake possession of the Premises, pursue its remedies provided herein, and any personal property or trade fixtures belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed abandoned. In such case, Landlord may dispose of said personal property at Tenant's sole expense in any manner and is hereby relieved of all liability for doing so.

ARTICLE 17. BREACH BY TENANT

      17.1 Events of Default. The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant:

            17.1.1 The failure of Tenant to pay or cause to be paid when due any installment of Base Annual Rental, or any Additional Rent, Rent, taxes, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of 5 business days after Tenant's receipt of written notice thereof from Landlord, provided that if Tenant fails to pay any of the foregoing within the above 5-business day period more than two (2) times in any twelve (12) month period during the Term, Landlord shall not be required to provide Tenant with any further notice and Tenant shall be deemed to be in default of this Section 17.1 if Tenant fails to pay any installment of Base Annual Rental, or any Additional Rent, Rent, taxes, monies or other charges required by this Lease to be paid by Tenant as and when due ;

            17.1.2 The failure of Tenant to perform any term, covenant or condition, other than payment of Rent, taxes, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within 30 days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the 30 day period, the Tenant shall not be in default if it has commenced such cure within the same 30 day period and diligently thereafter prosecutes the same to completion within thirty (30) days thereafter;

            17.1.3 Subject to the notice and cure provisions of Section 17.1.2 above, Tenant causing, permitting, or suffering, without the prior written consent of Landlord, any act when this Lease requires Landlord's prior written consent or prohibits such act; or

            17.1.4 To the extent permitted by applicable law, any act of bankruptcy cause, suffered or permitted by Tenant. For purposes of this Lease, "act of bankruptcy" shall include any of the following:

                  17.1.4.1. Any general assignment or general arrangement for the benefit of creditors;

                  17.1.4.2. The filing of any petition by or against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and same is dismissed within 60 days;

                  17.1.4.3. The appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease; or,
                  17.1.4.4. The attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease.

      17.2 Three-Day Notice. In the event that Landlord issues a three-day notice, notice of abandonment or comparable document by reason of Tenant's breach, and Tenant cures such default, Tenant agrees to pay to Landlord, the reasonable cost of preparation and delivery of same.

      17.3 No Waiver. The acceptance by Landlord of Rent due hereunder after breach by Tenant or the waiver by Landlord of any other breach or default by Tenant hereunder will not constitute a waiver of such breach, unless a written notice to that effect has been delivered to Tenant.

      17.4 Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by applicable law. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 38.10 shall replace and satisfy the statutory service-of-notice procedures.

ARTICLE 18.    REMEDIES UPON BREACH

      18.1 Landlord's Remedies. If Tenant fails to perform any of its affirmative duties or obligations as and when required after expiration of any cure periods expressly provided in Article 17, above (or in the case of any facts or circumstances that create an imminent risk of damage to the Property or injury to, or death of, persons, without written notice), Landlord may, at its option, perform such duty or obligation on Tenant's behalf, including but not limited to the payment of property taxes, obtaining of reasonable required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to the costs and expenses incurred by Landlord in such performance upon receipt of an invoice, with interest thereon, at the Default Rate from the date of expenditure. In the event of any breach or material default by Tenant under Section 17.1, in addition to other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:

            18.1.1 Landlord shall have the remedy which provides that, when a tenant has the right to sublet or assign (subject only to reasonable limitations), the landlord may continue the lease in effect after the tenant's breach and abandonment and recover Rent as it become due. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may enforce all of Landlord's rights and remedies under this Lease, including the right to recover all Rent as it becomes due; and

            18.1.2 Landlord, either as an alternative or subsequent to exercising the remedies set forth in Section 18.1.1, may terminate Tenant's right to possession of the Property without the delivery to Tenant of any additional written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No notice of termination shall be necessary in the event that Tenant has abandoned the Premises. In the event that Landlord elects to terminate Tenant's right of possession, Landlord may recover the following:

                  18.1.2.1. The worth at the time of the award of the unpaid Rent which had been earned at the time of termination. "Worth at the time of award" shall be computed by allowing interest at the Default Rate from the first day the breach occurs;

                  18.1.2.2. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the fair market rental value of the Premises, as determined by Landlord. "Worth at the time of award" shall be determined by allowing interest at the Default Rate from the first day a breach occurs;

                  18.1.2.3. The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the fair market rental value of the Premises, as determined by Landlord. "Worth at the time of award" shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus 1%; and

                  18.1.2.4. Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, commissions and expenses of reletting, attorneys' fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of leased premises and re-leasing.

            18.2 Landlord Default. Tenant shall have no right to terminate this Lease for any default by Landlord.

ARTICLE 19. DAMAGE OR DESTRUCTION

      19.1 Landlord's Obligation to Rebuild. If the Property is damaged or destroyed, Tenant shall promptly notify Landlord in writing of the damage or destruction to the Property. Provided Landlord has been given notice of such damage or destruction, Landlord shall provide Tenant a good faith estimate of the time it will take to repair the Property and Landlord shall promptly and diligently repair the Property unless it has the right to terminate this Lease as provided in Section 19.2 below and it elects to so terminate.

      19.2 Landlord's Right to Terminate. Landlord shall have the right to terminate this Lease following damage to or destruction of the Property if any of the following occurs: (i) insurance proceeds together with additional amounts Tenant agrees to contribute are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Property, excluding the deductible for which Tenant shall also be responsible; (ii) the Property cannot, with reasonable diligence, be fully repaired by Landlord within 12 months after the date of the damage or destruction; (iii) the Property cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers; (iv) the Property are destroyed or damaged during the last 12 months of the Term; or (v) Tenant is in uncured material default under the terms of this Lease at the time of such damage or destruction.

      19.3 Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of the Property if any of the following occurs: (i) the Property cannot, with reasonable diligence, be fully repaired by Landlord within twelve (12) months after the date of the damage or destruction; or (ii) the Property is destroyed or damaged during the last 12 months of the Term.

      If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate within 30 days after it has knowledge of such damage or destruction, and this Lease will terminate 15 days after receipt of such notice. If this Lease is terminated pursuant to Section 19.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant's personal property, trade fixtures and machinery. If neither party elects to terminate the Lease, Landlord shall, promptly following the date of such damage or destruction and receipt of amounts required of Tenant pursuant to Section 19.2(i) above, commence the process of obtaining necessary permits and approvals, and shall diligently commence repair of the Property as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Lease will continue in full force and effect.

      19.4 Limited Obligation to Repair. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Property, and Tenant shall, at its expense, replace or fully repair all Tenant's personal property and any alterations installed by Tenant existing at the time of such damage or destruction. If the Property is to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives which are allocable to the alterations constructed by Tenant pursuant to this Lease provided Tenant is not then in default.

      19.5 Abatement of Rent. Rent shall be temporarily abated in proportion to the degree to which Tenant's use of the Property is impaired and only to the extent of any proceeds received by Landlord from the rental abatement insurance described in Section 10.1 hereof, during any period when, by reason of such damage or destruction, Landlord and Tenant reasonably determines that there is substantial interference with Tenant's use of the Property and Tenant actually ceases to use such portion of the Property impacted by such damage or destruction. Such abatement shall commence upon such damage or destruction and end upon the earlier of (i) substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do or (ii) the date on which Tenant commences to use the damaged portion of the Property. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Property, damage to Tenant's personal property or any inconvenience occasioned by such damage, repair or restoration.

      19.6 Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section.


ARTICLE 20. CONDEMNATION

      20.1 Total Taking - Termination. If title to all of the Property or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Building will not result in the Property being reasonably suitable (as reasonably determined by Landlord and Tenant) for Tenant's continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Property or part thereof be taken.

      20.2 Partial Taking. If any part of the Property is taken and Landlord and Tenant reasonably determine that the remaining portion of the Property will be reasonably suitable for Tenant's continued occupancy for the purposes and uses permitted by this Lease after Landlord makes repairs and alterations, this Lease shall, as to the part so taken terminate as of the date that possession of such part of the Property is taken and the Base Annual Rental shall be reduced in the same proportion that the floor area of the portion of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises. Landlord shall, at its sole cost and expense, make all necessary repairs or alterations to the Property so as to make the portion of the Property not taken a complete architectural unit. Such work shall not, however, exceed the scope of the work done by Landlord in originally constructing the Property. Base Annual Rental due and payable hereunder shall be temporarily abated based on the percentage of the Property that Tenant is unable to use and actually does not use. Notwithstanding the foregoing, if more than twenty-five percent (25%) of the square footage of the Premises is taken or sold under such threat, Landlord may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after Landlord has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.

      20.3 No Apportionment of Award. No award for any partial or entire taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give

Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant's personal property, trade fixtures or machinery for the interruption of Tenant's business, or its moving costs, or for the loss of its goodwill. In addition, Tenant will have the right to make a separate claim in the condemnation proceeding for (a) the taking of the unamortized or undepreciated value of any leasehold improvements that Tenant has the right to remove at the end of the Lease Term and that Tenant elects not to remove, (b) loss of goodwill, and (c) any other amount in addition to the foregoing, so long as any such claim does not reduce the amount of the award payable to Landlord.

      20.4 Temporary Taking. No temporary taking of the Property shall terminate this Lease or give Tenant any right to any abatement of Rent, except to the extent covered by insurance proceeds payable to Landlord. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

      20.5 Sale Under Threat of Condemnation. A sale made in good faith by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section.

ARTICLE 21. SURRENDER OF LEASE

      21.1 Surrender of Lease. The voluntary or other surrender of its interest in this Lease by Tenant or a mutual cancellation of this Lease shall not work a merger, and shall, at the election of Landlord, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord shall exercise its election within 30 days of any such surrender or cancellation.

ARTICLE 22. ATTORNEYS' FEES

      22.1 Attorneys' Fees. If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys' fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding. If Tenant is in default under this Lease, in addition to all other remedies available to Landlord as a result thereof, Landlord shall also be entitled to recover all costs and attorneys' fees incurred by Landlord in connection with such default, including, without limitation, any court costs and costs relating to the preparation of any default notices.

ARTICLE 23. SALE OF THE PROPERTY BY LANDLORD.

      23.1 Sale of Property. Subject to Tenant's rights under Articles 35 and 37, notwithstanding any provisions of this Lease to the contrary, Landlord may assign, in whole or in part, Landlord's interest in this Lease and may sell all or part of either the Property or the entity owning the Property. Should Landlord elect to sell the entity owning the Property, or the Property, Landlord agrees to notify Tenant of its intent to do so. Landlord's willingness to notify Tenant is to be considered a courtesy notice only and not an offer to sell, or an obligation of any form on the part of Landlord to sell the Property to Tenant. This courtesy notice is not to be construed as an option, an offer to negotiate, a right of first refusal, or any other form of agreement that would obligate Landlord to pursue a sale of the Property to Tenant or in any manner prohibit Landlord from its rights to sell all or part of the Property as it chooses.

ARTICLE 24. QUIET ENJOYMENT

      24.1. Quiet Enjoyment. If Tenant is not in breach under the covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Property without hindrance on the part of Landlord. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Property against claims of all persons claiming through or under Landlord.

ARTICLE 25. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

      25.1 Tenant Estoppel Certificate. Tenant shall at any time during the term of this Lease, within 5 business days of written notice from Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant's statement shall include other details requested by Landlord, such as the date to which Rent and other charges are paid, Tenant's knowledge concerning any uncured defaults with respect to Landlord's obligations under this Lease and the nature of such defaults if they are claimed, and such other matters as Landlord may reasonably request. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Property. Tenant's failure to deliver such statements within such time shall be conclusive upon the Tenant that this Lease is in full force and effect, except as and to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord's performance, and that not more than 1 month's Rent has been paid in advance.

      25.2 Tenant Financial Statements. Within 120 days after the end of each fiscal year, Tenant shall provide Landlord a copy of the audited financial statements that have been provided to the SEC or, in the event Tenant is no longer required to deliver such financial statements to the SEC, year-end financial statements, including balance sheets and income statements, reflecting Tenant's current financial condition for such fiscal year that have been audited by a nationally recognized firm of certified public accountants. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

ARTICLE 26. SUBORDINATION AND ATTORNMENT

      26.1 Subordination of Lease. This Lease and Tenant's rights under this Lease are subject and subordinate to any Mortgage, ground lease, and to all renewals, modifications, consolidations, replacements, or extensions thereof, now or hereafter affecting the Property. The provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall within five business days execute and deliver any instruments that Landlord, the holder of any Mortgage, or the Landlord of any ground lease may request to evidence such subordination. If Tenant fails to execute and deliver any such instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant's special attorney-in-fact to execute and deliver such instruments. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement ("SNDA") from Landlord's current lender ("Lender") with regard to any current mortgage or deed of trust recorded against the Property as of the date of this Lease, which SNDA shall be based on Lender's form of SNDA. The SNDA shall provide, among things, that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other remedy under any such encumbrance, but subject to such holder's form exceptions, or other reasonable exceptions: (i) Tenant's use, possession, and enjoyment of the Property will not be disturbed and this Lease will continue in full force and effect so long as Tenant is not in default; and (ii) this Lease will automatically become a lease directly between any successor to Landlord's interest, as landlord, and Tenant, as if that successor were the landlord originally named in the lease. The subordination of this Lease to the lien of any future mortgage or deed of trust (i.e., any mortgage or deed of trust that is recorded after the Commencement Date of this Lease) shall be contingent upon Tenant's receipt of an SNDA from the holder of any such mortgage or deed of trust recorded against the Property in substantially the same form as provided above.

      26.2 Attornment to Lender. If the holder of any Mortgage, or the Landlord of any ground lease affecting the Property, shall hereafter succeed, by foreclosure or otherwise, to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant's Landlord under this Lease, and shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord as Tenant's special attorney in fact to execute and deliver such instruments on behalf of Tenant should Tenant refuse or fail to do so. Upon such attornment, this Lease shall continue in effect as a direct lease between such successor Landlord and Tenant upon and subject to all of the provisions of this Lease.

ARTICLE 27. HOLDING OVER

      27.1 Holding Over. If Tenant should remain in possession of the Property after the expiration of the term of this Lease without executing a new lease or after Landlord has declared a forfeiture by reason of a default by Tenant, the such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month to month tenancy, including the provisions of Article 3, except that the Base Annual Rental shall be increased to the greater of (i) one hundred fifty percent (150%) of the Base Annual Rental last due and (ii) the fair market rental rate for the Property as of the commencement of such holdover period, payable monthly in advance. Notwithstanding the foregoing, nothing contained in this Article 27 shall be construed as consent by Landlord to the holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Property to Landlord as provided in this Lease upon expiration or other termination of this Lease. Notwithstanding the foregoing, if Tenant fails to vacate the Property or Tenant fulfills less than all of its obligations hereunder at the end of the Lease Term, Tenant also shall be liable for all damages incurred by Landlord (including, without limitation, consequential damages) by reason of the latter's inability to deliver possession of the Property or any portion thereof to any other person.

ARTICLE 28. MORTGAGEE PROTECTION

      28.1 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant agrees to give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Property whose address shall have been furnished to the Tenant and shall offer such beneficiary or mortgagee a reasonable opportunity to cure such default (such cure period not to exceed 90 days after receipt of such notice) before Tenant shall attempt to exercise any other remedy.

ARTICLE 29. LIABILITY OF SUCCESSORS

      29.1 Successor's Liability. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

ARTICLE 30. EASEMENTS

      30.1. Easements. Landlord reserves the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Property by Tenant. Tenant shall sign any documents or instruments to accomplish the foregoing upon request of Landlord, and failure to do so shall constitute a material breach of this Lease. Tenant irrevocably appoints Landlord as Tenant's special attorney in fact to execute and deliver such documents or instructions on behalf of Tenant should Tenant refuse or fail to do so.

ARTICLE 31. RESTRICTIONS

      31.1 Compliance with Covenants, Conditions and Restrictions. In addition to requirements imposed by law, the care of the Property and conduct of business thereupon, among other things, may be restricted or subject to heightened requirements pursuant to one or more recorded Covenant, Conditions and Restrictions ("CC&R's"). The terms of all applicable CC&R's, if any, in their entirety, are incorporated herein by this reference. Tenant has received a copy of that certain Declaration of Covenants, Conditions and Restrictions for Route One Hundred Business Park, dated November 6, 1972 and recorded as Liber 613, Page 635 in the Official Records of Howard County, Maryland (the "Route One Hundred CC&Rs"). To the actual knowledge of Landlord, the Route One Hundred CC&Rs no longer encumber the Property.

      31.2 Associations. Tenant shall faithfully observe and comply with the provisions of all applicable CC&R's, if any, and all modifications and additions which may from time to time be enacted pursuant to their terms. Tenant shall similarly observe and comply with all requests, demand and orders otherwise made

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

by any governing associations created under the authority of the CC&R's (the "Associations"). Any violation by Tenant of the CC&R's or rightful orders of the Associations created thereby after written notice to Tenant shall be a default under this Lease, subject to the cure provisions of Section 17.1.2. However, Landlord will not be responsible to Tenant for the nonperformance of any provisions of such CC&R's by its tenants occupying neighboring properties, if any.

      31.3 Association Fees. All payments, charge, dues, and assessments imposed under the authority of the CC&R's and the Associations ("Association Fees"), if any, shall be the sole responsibility of Tenant, who shall timely pay such Association Fees to Landlord as Additional Rent. Each payment shall be made promptly on demand throughout the term of this Lease and shall be paid without deduction or offset. To the actual knowledge of Landlord, there are no current Association Fees payable in connection with the Property.

ARTICLE 32. INTENTIONALLY OMITTED

ARTICLE 33. HAZARDOUS MATERIALS

      33.1  Definitions:

            33.1.1 Hazardous Materials Laws. "Hazardous Materials Laws" means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Property, or soil and ground water conditions, including, amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

            33.1.2 Hazardous Materials. "Hazardous Materials" means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (i) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (ii) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (iii) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

      33.2  Tenant's Obligations

            33.2.1 Compliance with Laws. Tenant shall strictly comply with, and shall maintain the Property in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant's operations on the Property under any Hazardous Materials Laws, including, without limitation, any radiological materials licenses and shall comply with all terms and conditions thereof. At Landlord's request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, "Remedial Work") required as a result of any release or discharge of Hazardous Materials from the Property or any violation of Hazardous Materials Laws caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (but not by Landlord or Landlord's Agents). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord interests. Tenant shall be solely responsible for paying all fines, damages and penalties imposed by any governmental agency resulting from Tenant's violation of any Hazardous Materials Laws.

            33.2.2 Compliance with Insurance Requirements. Tenant shall comply with the requirements of Tenant's and Landlord's insurers regarding Hazardous Materials and with such insurers' recommendations based upon prudent industry practices regarding management of Hazardous Materials.

            33.2.3 Notice; Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released or discharged under or about the Property, whether or not the Hazardous Material is in quantities that would require reporting to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives written notice of any claims made by any third party against Tenant or the Property relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business management plans required to be filed with any government agency pursuant to any Hazardous Materials Laws.

            33.2.4 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right to enter the Property at all reasonable times to inspect the Property and Tenant's compliance with the terms and conditions of this Section 33, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of any emergency, or if Landlord has reasonable cause to believe that violations by Tenant of this
Section 33 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least 24 hours' prior notice to Tenant. Notwithstanding the foregoing, Landlord may only access any Classified Space when accompanied by certain specified representatives of Tenant and in accordance with Tenant's standard entry procedures for the Premises, provided that so long as Landlord complies with the foregoing with regard to the Classified Space, Tenant shall not otherwise unreasonably deny Landlord access to the Classified Space. Provided Landlord gives Tenant the above 24-hour prior notice, Tenant shall make available all necessary Tenant representatives so that Landlord may access the Classified Space as provided above. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 33, or to perform any Remedial Work necessitated as a result of any discharge by Tenant of Hazardous Materials on the Property. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work necessitated by the acts or omissions of Tenant and/or its agents or employees, plus interest thereon at the Default Rate from the date of demand until the date paid by the Tenant.

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

            33.2.5 Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant's cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Property to a condition in compliance with applicable laws governing Hazardous Materials, to the extent such condition is caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Upon termination or expiration of this Lease, Tenant shall, at Tenant's cost, permit Landlord and Landlord's Agents to enter the Property upon giving Tenant a 24 hour written notice for the purposes of inspecting the environmental condition of the Property, including an audit of any Hazardous Materials that are located on the Property, provided that Landlord may only access any Classified Space when accompanied by certain specified representatives of Tenant and in accordance with Tenant's standard entry procedures for the Premises, provided that so long as Landlord complies with the foregoing with regard to the Classified Space, Tenant shall not otherwise unreasonably deny Landlord access to the Classified Space.

            33.2.6 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provision of this Lease to the extent arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any subtenant, or their respective agents, contractors or employees upon the Property (but not by Landlord or Landlord's Agents), on, under or about the Property during the Term, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work, but excepting any loss or injury resulting from the breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord's Agents. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor strict compliance with all Hazardous Materials Laws, shall excuse Tenant from Tenant's indemnification obligations pursuant to this Section 33.2.6. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Tenant's obligations pursuant to this Section 33.2.6 shall survive the termination or expiration of the Lease. The procedures set forth in
Section 9.2 also will apply to this Section.

            33.2.7 Default. The release or discharge of any Hazardous Material or violation of any Hazardous Materials Law by Tenant or any subtenant of Tenant shall be a material default by Tenant under the Lease, subject to the cure provisions set forth in 18.1.3. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities on the Property until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord's election of this remedy shall not constitute a waiver of Landlord's right thereafter to declare a default and pursue other remedies set forth in the Lease.

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

ARTICLE 34  Options.

     34.1 Options To Extend. Tenant shall have the option to extend the term of this Lease for two (2) , ten (10) year periods, subject to the following provisions:

         34.1.1 Exercise of Option. Tenant shall have no right to exercise an option: (i) during the period commencing with the giving of any notice of default and continuing until said default is cured, (ii) during the period of time any Rent is due and unpaid, (iii) in the event that Landlord has given three or more notices of separate monetary or material non-monetary defaults, whether or not the defaults are cured, during the 12 months immediately preceding the exercise of the option, or (iv) if Tenant has assigned this Lease or has subleased more than sixty percent (60%) of the Premises. The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an option because of paragraph
34.1.1. Tenant shall exercise the option by delivery of written notice to Landlord not less than 12 months nor more than 15 months prior to the expiration of the initial term and, if exercised, the first option period, of this Lease. If said notice is not delivered within said time period(s), the options shall terminate. Notwithstanding anything to the contrary contained in this Lease, if Landlord assigns, in whole or in part, Landlord's interest in this Lease or sells, in whole or in part, either the Property or the entity owning the Property, Tenant's right to exercise the option(s) under this Section 34 shall not be terminated and shall remain in effect so long as Tenant complies with the terms and conditions set forth in this Section 34.

     34.2 Rent -Option.

         34.2.1 Rent--First Option . The Base Annual Rental payable by Tenant during the first option period shall be 100% of the fair market rent for the Premises at the commencement date of such option period. The Base Annual Rental payable by Tenant would continue to be increased as of the expiration of every year of the option period commencing on the anniversary of the commencement of such option period by an amount equal to 3.00% of the Base Annual Rental for the preceding year. Provided Tenant has exercised the first option to extend pursuant to this Article 34, Landlord and Tenant shall promptly enter into an amendment to this Lease, amending, among things, the expiration date of this Lease and the amount of Base Annual Rental to be paid during the option period.

         34.2.2 Rent--Second Option . The Base Annual Rental payable by Tenant during the first year of the second option period shall be 100% of the fair market rent for the Premises at the commencement date of such option period. The Base Annual Rental payable by Tenant would continue to be increased as of the expiration of every year of the option period commencing on the anniversary of the commencement of such option period by an amount equal to 3.00% of the Base Annual Rental for the preceding year. Provided Tenant has exercised the second option to extend pursuant to this Article 34, Landlord and Tenant shall promptly enter into an amendment to this Lease, amending, among things, the expiration date of this Lease and the amount of Base Annual Rental to be paid during the option period.

         34.2.3 Fair Market Rent . If Landlord and Tenant cannot agree on the fair market rent of the Premises for the extension period within 30 days after the Tenant has notified Landlord of Tenant's exercise of the option, Landlord

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

and Tenant shall each select, within 15 days of such notification, an appraiser who must be a qualified MAI appraiser with at least 5 years experience appraising commercial properties in the Elkridge, Maryland area to determine said fair market rental value. If one party fails to so designate an appraiser within the time required, the determination of fair market rental value of the one appraiser who has been designated by the other party within the time required shall be binding on both parties. The appraisers shall submit their determinations of fair market rental value to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the determinations shall be the fair market rental value of the Premises. If said difference is greater than 10%, then the two appraisers shall within 15 days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified MAI appraiser. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two appraisers. The third appraiser's choice shall be submitted to the parties within 20 days after his or her selection. Such determination shall bind both of the parties and shall establish the fair market rental value of the Premises. Each party shall pay the fees and expenses of its appraiser and shall pay equal shares of the fees and expenses of the third appraiser. Fair market rent for the purposes of this Lease shall mean the then prevailing rent for property comparable in size, quality and location to the demised Premises, leased on terms comparable to the terms contained in this Lease.

ARTICLE 35. Right to Purchase

     35.1 Purchase Option. Landlord hereby grants to Tenant the exclusive option to purchase the Property for 110% of the fair market value of the Property (the "Purchase Option "), subject to the following provisions:

         35.1.1 No Default. Tenant shall have no right to exercise the Purchase Option unless the following shall be true or otherwise satisfied as of the date Tenant exercises the Purchase Option: (i) Tenant has not assigned this Lease or subleased more than sixty percent (60%) of the Premises, (ii) there has been no prior Tenant default under this Lease and Tenant is not currently in default under this Lease, and (iii) Tenant provides Landlord with documentary evidence demonstrating that Tenant has sufficient financial resources available to be able to pay the Purchase Price and to close the purchase within the time frame described below.

         35.1.2 Exercise Notice. Such Purchase Option must be exercised, if at all, by Tenant delivering to Landlord notice thereof (the "Exercise Notice ") no earlier than 12 months prior to the expiration or termination of the initial Lease Term, it being understood that Tenant shall not have the right to exercise the Purchase Option until the last year of the initial Term. If Tenant does not timely deliver the Exercise Notice, the option herein granted shall terminate; time being of the essence with respect to the delivering thereof. If Tenant timely delivers an Exercise Notice, then Landlord shall sell to Tenant, and Tenant shall purchase from Landlord, the Property for 110% of the fair market value of the Property (which fair market value shall be determined without the inclusion of any Tenant Funded Improvements, it being understood that any

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

determination of the fair market value of the Property shall be made as if the Tenant Funded Improvements had not been constructed at the Property). Landlord shall provide Tenant with Landlord's form of purchase and sale agreement for the sale of the Property within five (5) business days after Landlord's receipt of the Exercise Notice (the "Option PSA"). The Option PSA may provide for the following: (i) sale of the Property on an "as is" basis, with all faults and defects and without any representations or warranties of any kind, whether express or implied; (ii) a fifteen (15)-day due diligence period (the "Inspection Period") following the date the Purchase and Sale Agreement is executed by both parties; (iii) a cash deposit equal to ten percent (10%) of the Purchase Price to be paid by Tenant to Landlord upon execution of the Purchase and Sale Agreement, which funds shall be held in escrow in an interest bearing account, shall be non-refundable to Tenant after the Inspection Period for any reason other than a material default by Landlord, and shall be applicable to the Purchase Price at the Close of Escrow; (iv) all cash consideration; (v) that the closing of the sale transaction shall occur upon the expiration of the initial Lease Term; (vi) that Tenant shall be responsible for all closing costs in connection with the purchase of the Property, including, without limitation, all deed stamps and other recording costs, escrow and title fees and transfer taxes; and (vii) such other terms and conditions as Landlord desires to include.

         35.1.3 Termination of Purchase Option. Upon the termination of the Purchase Option herein granted, (a) Tenant shall execute and deliver such documents as Landlord may request to evidence the termination thereof, including, without limitation, a quitclaim deed in recordable form memorializing the termination of the Purchase Option and (b) Landlord may execute, file and record an instrument evidencing the termination of the Purchase Option herein granted. If Tenant fails to execute and deliver such documents, then Landlord may do so. Tenant hereby appoints Landlord its attorney in fact for such purpose, which appointment is coupled with an interest and is irrevocable.

         35.1.4 Fair Market Value . If Landlord and Tenant cannot agree on the fair market value of the Property within 30 days after the Tenant has delivered the Exercise Notice to Landlord, Landlord and Tenant shall each select, within 15 days of such notification, an appraiser who must be a qualified MAI appraiser with at least 5 years experience appraising commercial properties in the Elkridge, Maryland area to determine said fair market value. If one party fails to so designate an appraiser within the time required, the determination of fair market value of the one appraiser who has been designated by the other party within the time required shall be binding on both parties. The appraisers shall submit their determinations of fair market value to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the determinations shall be the fair market value of the Property. If said difference is greater than 10%, then the two appraisers shall within 15 days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified MAI appraiser. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two appraisers. The third appraiser's choice shall be submitted to the parties within 20 days after his or her selection. Such determination shall bind both of the parties and shall establish the fair market value of the Property. Each party shall pay equal shares of the fees and expenses of the third appraiser. Fair market value for the purposes of this Article 35 shall mean the then prevailing fair market value for Property comparable in size, quality and location to the demised Property, and shall be based on the assumption that Tenant has exercised both of its options to renew the Lease Term in accordance with Article 34 at the then fair market rental rate.

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

      35.1.5 No Recording. Tenant agrees it shall not record any memorandum referencing its rights with respect to the Purchase Option without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.

ARTICLE 36.     Property Purchase Condition; Alternate Property Option

      Tenant confirms that the effectiveness of this Lease with regard to Tenant's leasing of the Property is conditioned upon Landlord acquiring fee title to the Property. If Landlord is unable to acquire fee title to the Property, then in addition to Tenant's obligations under Section 4.4(a) of the Work Letter, Landlord shall have the right, at Landlord's sole option (the "Alternate Property Option"), to be exercised by Landlord on or before November 15, 2007 (the "Alternate Property Period"), to identify and purchase an alternative property located within the same general geographic location as the Property for Tenant to lease in lieu of the Property (the "Alternate Property") by giving Tenant notice of Landlord's election to do so. Notwithstanding the foregoing, if Landlord enters into a purchase agreement to purchase an Alternate Property before the expiration of the Alternate Property Period pursuant to the terms of this Article 36 but Landlord elects not to purchase such Alternate Property due to the discovery of a particular condition with respect to the Alternate Property which makes the purchase of the Alternate Property not feasible, the Alternate Property Period may be extended by Landlord for up to an additional six (6) months by delivery of written notice to Tenant. Any Alternate Property shall contain approximately the same rentable square footage as the Building and shall have a layout sufficient to allow Landlord to build-out the Alternate Property in accordance with the terms and conditions of the Work Letter. If Landlord exercises the Alternate Property Option, this Lease and the obligations of Landlord and Tenant under this Lease shall continue in full effect during the Alternate Property Period, provided that the Commencement Date shall not occur until the date of Mechanical/Electrical Completion with respect to the Alternate Property. Notwithstanding the foregoing, if either (a) the total cost set forth in the estimated project budget for the Alternate Property exceeds the total cost set forth in the Project Budget attached to the Work Letter Agreement, or (b) the Alternate Property requires material deferred maintenance or other material rehabilitation or remediation work, Landlord shall give notice thereof to Tenant (the "Alternate Property Notice") and Tenant shall have the right to approve such Alternate Property within fifteen (15) business days after receipt of the Alternate Property Notice, which approval shall not be unreasonably withheld or delayed. If Tenant reasonably disapproves the Alternate Property within the above 15 business-day period, Landlord shall not purchase the Alternate Property disapproved by Tenant and Landlord shall either (i) seek a new Alternate Property to purchase or (ii) terminate this Lease. If Tenant fails to disapprove the Alternate Property within the above 15 business-day period, Tenant shall be deemed to have approved the Alternate Property. If Landlord has elected to not exercise the Alternate Property Option (or otherwise fails to exercise the Alternate Property Option on or before the expiration of the Alternate Property Period), or if Landlord exercises the Alternate Property Option but is unable to acquire fee title to an Alternate Property during the Alternate Property Period, or if Tenant disapproves of a particular Alternate Property described in an Alternate Property Notice as provided above, then Landlord shall have the right to terminate this Lease, in which case, the Tenant's TI Contribution shall be returned to Tenant (less any Pre-Development Costs Tenant has not otherwise paid to Landlord) and Landlord and Tenant shall have no further obligations or liabilities under this Lease except for those expressly intended to survive, including, without limitation, Tenant's obligations under Section 4.4(a) of the Work Letter. If Landlord exercises the Alternate Property Option and acquires fee title to an Alternate Property during the Alternate Property Period, Tenant shall be obligated to lease the Alternate Property and Landlord and Tenant shall enter into an amendment to this Lease (i) modifying the definition of Property, the Base Annual Rental and such other terms as are necessary to reflect that the Property have been replaced with the Alternate Property and (ii) otherwise reaffirming the terms and conditions of this Lease (including all exhibits attached thereto) and Landlord's and Tenant's obligations hereunder.

ARTICLE 37. Right of First Offer to Purchase

      37.1 Grant of Right of First Offer to Purchase. Subject to the terms and conditions of this Article 37, commencing on the first day of the one hundred twenty-first (121st) month of the initial Term and continuing until expiration of the initial Term (the "ROFO Period"), Tenant shall have the one-time right of first offer to purchase the Property if at the time Tenant accepts Landlord's Offer (i) Tenant has not assigned this Lease or subleased more than sixty percent (60%) of the Premises, (ii) there has been no prior Tenant default under this Lease and Tenant is not currently in default under this Lease, and (iii) Tenant provides Landlord with documentary evidence demonstrating that Tenant has sufficient financial resources available to be able to pay the Purchase Price and to close the purchase within the time frame described below.

      37.2 Landlord's Offer. If Landlord desires to sell the Property during the ROFO Period, Landlord shall submit to Tenant a written offer ("Landlord's Offer") identifying the price (the "Purchase Price") and all other terms and conditions at which Landlord is willing to sell the Building Site. Within *( business days after receipt of Landlord's Offer, Tenant shall give Landlord written notice of Tenant's rejection or unqualified and unconditional acceptance of Landlord's Offer and all of the terms and conditions contained therein, accompanied by the documentary evidence described in Section 37.1 above. If Landlord's Offer consists of proposed Purchase and Sale Agreement, Tenant shall give such written notice by delivering an original of such Purchase and Sale Agreement executed by Tenant. If Tenant fails to deliver such written notice within such * business day period, Tenant shall be deemed to have rejected Landlord's Offer.

      37.3 Acceptance by Tenant. At Landlord's sole, subjective discretion, Landlord's Offer (and any Purchase and Sale Agreement provided in connection therewith) may provide for the following: (i) sale of the Property on an "as is" basis without representations or warranties of any kind; (ii) a fifteen (15)-day inspection and due diligence period (the "Inspection Period") following the date the Purchase and Sale Agreement is executed by both parties; (iii) a cash deposit equal to ten percent (10%) of the Purchase Price to be paid by Tenant to Landlord upon execution of the Purchase and Sale Agreement, which funds shall be held in escrow in an interest bearing account, shall be non-refundable to Tenant after the Inspection Period for any reason other than a material default by Landlord, and shall be applicable to the Purchase Price at the Close of Escrow;
(iv) all cash consideration; (v) closing within forty (40) days after full execution of the Purchase and Sale Agreement; (vi) allocation of closing costs (including title and escrow fees) in accordance with Elkridge County custom, provided that all transfer taxes in connection with the sale of the Property shall be paid by Tenant; and (vii) such other terms and conditions as Landlord desires to include.

      37.4 Rejection by Tenant. If Tenant rejects (or is deemed to have rejected) Landlord's Offer, then Landlord shall be free to sell the Property without regard to Tenant's right of first offer to purchase; provided, however, that before entering into any agreement to sell the Property after Tenant rejects (or is deemed to have rejected) Landlord's Offer for a price that is lower than 90% of the Purchase Price, Landlord shall offer to sell the Property to Tenant at the reduced price Landlord is willing to accept. In such event, Landlord's written offer to Tenant to sell at the reduced price shall be treated as a new Landlord's Offer subject to all of the provisions of this Exhibit, except that if Tenant again rejects (or is deemed to have rejected) Landlord's Offer (i.e., at the reduced price), then Landlord will have no further obligation for the remainder of the ROFO Period or otherwise to present a Landlord's Offer to Tenant with respect to the Property and Landlord shall thereafter have the right to sell the Property to any party on any terms and conditions that Landlord may thereafter negotiate without any obligation to Tenant. Once the Property is sold to a third party after compliance by Landlord with the terms of this Article 37, each of Tenant's Purchase Option (as described in Article 35) and Tenant's right of first offer to purchase the Property (as described in this Article 37) shall be null and void and of no further force or effect, and Tenant shall execute, acknowledge and deliver to Landlord a quitclaim deed in recordable form whereby Tenant quitclaims to Landlord all of its right, title and interest in and to such Purchase Option, such right of first offer or otherwise to purchase the Property or any portion thereof (a "Quitclaim Deed"). The failure of Tenant to deliver a Quitclaim Deed within ten (10) days of Landlord's request therefor shall constitute a material default under this Lease.

      37.5 Effect on Lease. If Tenant purchases the Property, this Lease shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations under this Lease.

      37.6 Termination of Tenant's Right of First Offer. If Tenant rejects (or is deemed to have rejected) Landlord's Offer as provided above, or if Tenant accepts Landlord's Offer and a default occurs under this Lease and/or Tenant fails to close any transaction after accepting Landlord's Offer, then (in any of those events) the provisions of this Article 37 shall be null and void and Landlord shall then and at all times thereafter be free to sell the Building Site to any person or entity upon whatever terms Landlord may find acceptable; provided, however, that this Lease shall not be terminated as a result of any default by Tenant or by the termination of the right of first offer unless Landlord expressly elects to exercise any termination rights available to Landlord under this Lease as a result of such default.

      37.7 Excluded Transactions. Tenant's right of first offer to purchase shall not apply with respect to any of the following transactions: (i) a sale at foreclosure (or a deed in lieu of foreclosure) or any sale by a Landlord's mortgagee following foreclosure (or a deed in lieu of foreclosure); (ii) an exchange transaction or a tax deferred exchange transaction where the property Landlord desires to receive in exchange for the property being relinquished by Landlord cannot for any reason be acquired by Tenant for the purpose of the exchange; (iii) a sale by one co-owner to another co-owner; (iv) a conveyance to a corporation, partnership, limited liability company, trust or other form of entity wholly or partially in exchange for stock, a partnership or membership interest or other form of beneficial equity interest in such entity; (v) a conveyance as part of a portfolio sale; or (vi) a conveyance to an affiliate of Landlord, provided that the right of first offer to purchase shall survive any transaction of the kind described in this clause (vi).

      37.8 No Recording. Tenant agrees it shall not record any memorandum referencing its rights with respect to the right of first offer without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.

      37.9 Right of First Offer Personal. The right of first offer herein granted to Tenant is personal to the original named Tenant and may not be exercised or assigned voluntarily or involuntarily by or to any person or entity other than the original named Tenant.

ARTICLE 38. Miscellaneous

      38.1 Gender. Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, or association, when required by the context.

      38.2 Headings. The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

      38.3 Integration. This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Property and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.

      38.4 Choice of Laws. The laws of the State of Maryland as applied to contracts entered into between citizens of the State of Maryland and to be performed within the State of Maryland shall govern the validity, performance and enforcement of this Lease.

      38.5 Severability. If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

      38.6 Amendment for Financing. Upon written request of Landlord, Tenant agrees to execute any lease amendments not materially altering the terms of this Lease, if required by the first mortgagee or beneficiary of a deed of trust encumbering real property of which the Property constitute a part ("Mortgagee") incident to the financing of the real property of which the Property constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease shall be deemed as materially alter the terms hereof.

      38.7 Payments. Except as may otherwise be expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

      38.8  Time of Essence.  Time is of the essence in this Lease.
            ----------------

      38.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease and those obligations of tenant set forth in the Work Letter Agreement.

      38.10. Notices. All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to the other party at the following addresses:

      To Landlord:                  VIF II CEL-SCI Partners, LLC
                                    Attn: Stan Wendzel
                                    9811 Irvine Center Drive
                                    Irvine, California 92618
                                    Phone: (949) 498-2391; Fax: (949) 498-2397

      with a copy to:               VIF II CEL-SCI Partners, LLC
                                    c/o AEW Capital Management
                                    Attn:  Asset Manager
                                    World Trade Center East
                                    Two Seaport Lane
                                    Boston, Massachusetts 02210-2021
                                    Phone (617) 261-9000; Fax: (617) 261-9555

      To Tenant:                    Cel-Sci Corporation
                                    Attn: Geert Kersten
                                    8229 Boone Boulevard, Suite 802
                                    Vienna, Virginia 22182
                                    Phone: (703) 506-9460; Fax: (703) 506-9471


      Mailed notices shall be sent by United States Postal Service, certified or registered mail, postage prepaid, or via reputable overnight courier (e.g., Federal Express) and shall be deemed to have been given on the date of proof of delivery.

      Either party may, with proper notice, at any time designate a different address to which notices shall be sent.

      38.11. Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation and/or execution of this Lease and agree to indemnify and defend the other against all liability, costs, expenses and charges arising from any claims that may be made against them by any real estate broker, agent, finder, or other person, alleging to have acted on behalf of Landlord or Tenant.

      38.12. Confidentiality. During the course of this Lease the parties may exchange certain financial statements, accounting records and other documents that are clearly stamped "confidential" ("Confidential Information"). Landlord and Tenant hereby acknowledge and agree that the Confidential Information of each party is to be kept strictly confidential. Accordingly, except as may be required by law or court order, neither Landlord nor Tenant will, without the prior written consent of the other party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any of the other party's Confidential Information to any person or entity other than such party's prospective lenders and purchasers of the Real Property and legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 38.12. The obligations of this Section 38.12 will not apply to information that the receiving party can establish by written records (a) was known by it prior to the receipt of the Confidential Information from the disclosing party; (b) was disclosed to the receiving party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving party, its officers, directors, employees or agents; or (d) was disclosed by the receiving party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order.

      38.13 Memorandum of Lease. Tenant shall neither execute nor record a memorandum of this Lease. Tenant shall execute, acknowledge and deliver at any time after the date of this Lease, at the request of Landlord, a "memorandum of lease" suitable for recording. Landlord may record such a memorandum of lease.

      38.14 Absolute Net Lease. This Lease shall be deemed and construed to be an "absolute net lease" and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements, or alterations of any kind in or on the Property. Tenant shall receive all invoices and bills relative to the Property and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant shall at Tenant's sole cost and expense be responsible for the management of the Property, shall maintain the landscaping, parking lot and shall make all additional repairs and alterations as required to maintain the Property in the condition required under this Lease.

      38.15 Waiver of Jury Trial. The parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Property or arising out of this Lease.

      38.16 Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent on Tenant's specific use of the Property, Landlord makes no warranty or representation as to whether or not the Property comply with the ADA or any similar legislation. In the event that Tenant's use of the Property requires modifications or additions to the Property in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at Tenant's expense.

      38.17 Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Lease, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.


                            [Signature Page Follows]

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.


LANDLORD:                                TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By:    /s/ Stan Wendzel                  By:    /s/ Geert R. Kersten
Name:  Stan Wendzel                      Name:  Geert R. Kersten
Title: Managing Member                   Title: Chief Executive Officer

                                    EXHIBIT A

                             DESCRIPTION OF PROPERTY

                                        *

                                    EXHIBIT B

                              CONCEPTUAL FLOOR PLAN


                    (See Schedule 7 to Work Letter Agreement)

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

                                     [Date]

[___] LLC
Attn: Stan Wendzel
9811 Irvine Center Drive
Irvine, CA  92618

Re:   Lease Agreement: Officer's Certificate

Ladies and Gentlemen:

      This certificate is delivered pursuant to Section 3.6.3 of that certain Lease Agreement dated as of [ ] (the "Lease"), by and between [_____________] LLC, a [______] limited liability company ("Landlord") and [_____________], Inc., a [______] corporation ("Tenant"). Tenant hereby represents, warrants and certifies that:

      (a) [Choose one:][(1): The value of Tenant's cash and Cash Equivalents during the calendar quarter ending [ ] is equal to or greater than the Cash Threshold as defined in Section 3.6 of the Lease: The value of Tenant's cash and Cash Equivalents during the calendar quarter ending [ ] is less than the Cash Threshold as defined in Section 3.6 of the Lease.]

      (b) [If Applicable:][The value of Tenant's cash and Cash Equivalents has been equal to or greater than the Cash Threshold as defined in Section 3.6 of the Lease for the following two consecutive calendar quarters: [ ] and [ ].]

      The Landlord is entitled to rely on each of these representations, warranties and certifications. Capitalized terms used in this certificate that are otherwise not defined shall have the meaning assigned in the Lease.

                                 CEL-SCI CORPORATION,(1)
                                 a Colorado corporation.



                                 By:
                                    ----------------------------------------
                                 Name:
                                 Title:

                                    EXHIBIT D

                                   WORK LETTER

                              (See Following Pages)

                              WORK LETTER AGREEMENT

                   (Cel-Sci Manufacturing Facility/* Maryland)

      THIS WORK LETTER AGREEMENT (this "Work Letter"), made between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and CEL-SCI CORPORATION, a Colorado corporation ("Tenant"), as of June 6, 2007, forms part of the Lease of even date herewith between Landlord and Tenant (the "Lease"). The terms, conditions and covenants set forth herein shall have the same force and effect as if set forth verbatim in the body of the Lease. If there is any conflict between the Lease and this Work Letter with respect to the construction of the Improvements, this Work Letter shall control.

                                   ARTICLE I
                                  DEFINED TERMS

      As used herein, all capitalized terms used in this Work Letter and not defined herein have the meanings assigned them in the Lease, and:

1.1   "Alternate Property" has the meaning specified in the Lease.

1.2 "Alternate Property Purchase Agreement" means the purchase agreement for the purchase of the Alternate Property in the event escrow fails to close under the Purchase Agreement and Landlord elects to purchase the Alternate Property.

1.3 "Architect" means Gaudreau Inc., or such other architectural firm reasonably acceptable to Landlord and Tenant.

1.4 "Aseptic Fill Suite" means the cGMP compliant fill/finish suite designed and manufactured by *.

1.5    "Baseline Documents" has the meaning specified in Paragraph 2.1(a) below.

1.6 "Budgeted Project Cost" means the total of Project Cost specified on the Project Cost Budget to be attached hereto as Schedule 1, adjusted hereafter only as follows: (A) increased by the aggregate net additions to Project Cost resulting from Value Engineering Changes, changes required to comply with applicable Requirements, Tenant Changes, Tenant Delays, Force Majeure or additional costs due to the Improvements being constructed at the Alternate Property, if applicable, and (B) decreased by the aggregate net reductions in Project Cost resulting from Value Engineering Changes, Tenant Changes and reductions in the "contingency" amount in the Project Budget.

1.7 "Building" means the approximately 73,025 square foot building located on the Property.

1.8 "Building Permits" means the non-discretionary governmental permits or approvals legally required to perform actual construction of the Improvements, expressly excluding (i) any permits or approvals Tenant is required to obtain pursuant to the Purchase Agreement, (ii) any other permits or approvals regarding environmental matters and (iii) any FDA validation of the manufacturing area within the Building.

1.9 "Built-Out/Improved Space" means any space that has HVAC, drop ceilings, demising walls, lighting and flooring and which can be utilized as either office, lab, manufacturing (biologics), cafeteria or tech space. The total amount of Built-Out/Improved Space within the Premises shall in no event be less than 28,000 total square feet, of which, a maximum of (i) 15,000 square feet may consist of manufacturing (biologics) space and (ii) 4,000 square feet may consist of [utility/clean room] space.

1.10 "Business Days" means all Days, excepting Saturdays, Sundays and bank holidays.

1.11 "Commencement Date" means the date on which the Improvements have been Mechanically/Electrically Completed, as set forth in Section 2.1 of the Lease.

1.12 "Conditional Occupancy Permit" means a conditional occupancy permit, a temporary certificate of occupancy, or a substantial equivalent, issued by the applicable Governmental Authority within the jurisdiction in which the Property is located, legally permitting Tenant's occupancy of the Premises.

1.13 "Construction Contract" means a GMAX contract for construction of the Improvements between Landlord and the General Contractor or an Other Contractor as described in Section 3.1.

1.14 "Contractor" means any of the General Contractor, Other Contractors or Subcontractors.

1.15 "Cost Savings Incentive Fee" means the fee payable to Landlord if the final Project Cost is less than the amount set forth in the Project Budget (defined below), whether resulting from scope changes, Value Engineering Changes, negotiated decreases or otherwise (provided that no Cost Savings Incentive Fee shall be paid with regard to the "G.C. Contingency (within GMP)" line item set forth on page 1 of Schedule 1 (Project Budget) attached hereto), which fee shall be an amount equal to fifty percent (50%) of the difference between such Project Budget and the final Project Cost.

1.16  "Days" means calendar days.

1.17 "Design Development Plans" means the stage at which the Plans are approximately sixty percent (60%) complete.

1.18 "Development Management Fees" means an aggregate amount equal to 3.00% of the total Project Cost payable to Landlord as provided herein, provided that for purposes of determining the Development Management Fees, total Project Costs shall not include any Development Management Fees.

1.19 "Direct Costs" means the costs of constructing the Improvements, including, without limitation, any and all (i) costs of all on-site and off-site preparation work, (ii) costs of labor and materials, (iii) contractors' and subcontractors' fees and general conditions, (iv) contractor insurance and bond premiums, (v) sales, use and other taxes on any of the foregoing and (vi) until allocated or eliminated from the Project Budget, contingency allowances.

1.20  "Engineer" means *.

1.21 "Excess Cost" means the amount, if any, by which the Budgeted Project Cost (including any revised Budgeted Project Cost) exceeds the sum of Landlord's Share of Project Cost plus Tenant's TI Contribution (as defined in the Lease).

1.22 "Final Plans" means the construction plans and specifications for the Improvements (or any part thereof) as certified by the Engineer and stamped by the relevant Governmental Authority in conjunction with the issuance of the Building Permits for the Improvements. For confidentiality purposes, any information provided in the Final Plans for purposes of obtaining the Building Permits shall be limited to only such information as is necessary to obtain the Building Permits and shall not require the disclosure of specific room names, equipment placement or other Tenant business-specific items.

1.23 "Financing Costs" means the following amounts to cover Landlord's cost of funds: (A) any fees, points, commissions or other compensation payable by Landlord in connection with any financing secured by Landlord for the Project Cost, and (B) the 3 month LIBOR rate plus 2.75% per year on each monthly advance of Landlord's Share of Project Cost, computed and accrued each month on the basis of a 360-day year comprised of 12 months of 30 days each, from the date such advance is made until the Commencement Date.

1.24 "Force Majeure" means any cause beyond Landlord's reasonable ability to avoid or control, including, without limitation: (A) fire, explosion and other sudden force where due to natural or unknown causes or the fault of others; (B) earthquake and other earth movement; (C) flood, storm, and other natural disasters; (D) unusually inclement weather (when compared with the 30 year normal precipitation figures for Elkridge, Maryland, as compiled by the National Oceanographic and Atmospheric Administration); (E) hurricanes, tornadoes and other unusually violent storms; (F) war and civil disturbance; (G) vandalism, theft and other criminal acts of third parties; and (H) to the extent not preventable by commercially reasonable measures on the part of Landlord or Tenant, as applicable, (i) labor unrest or disputes including strikes and slow-downs, (ii) unavailability of needed equipment, materials, supplies or services, (iii) interruption of transportation or utilities, (iv) undisclosed field conditions, and (v) acts or failure to act on the part of Governmental Authorities (including, without limitation, moratoria on or other delays not due to the fault of Landlord or its agents in the processing or issuance of any required license, permit or approval). Without limiting the generality of the foregoing, for purposes of this Work Letter, "Force Majeure" shall also include undisclosed field conditions and previously unannounced changes by Governmental Authorities (such as inspectors) in the interpretation or application of Requirements, whether formal or informal, written or oral.

1.25 "General Contractor" means BE&K Building Group, Inc., 8000 Towers Crescent Drive, Vienna, Virgina, or such other firm as Landlord in accordance with Paragraph 3.1 may engage as the general contractor for Landlord's Work with the prior reasonable approval of Tenant; provided, however, that Landlord shall not be required to obtain Tenant's approval of any general contractor or subcontractor performing exterior improvements to the Property, it being understood that Landlord may select such general contractor or subcontractor in Landlord's sole, subjective discretion.

1.26 "General Contractor's Estimated Budget" means the estimated budget attached hereto as Schedule 3 which sets forth the estimated Project Cost based on major facility components.

1.27 "Governmental Authority" means any governmental or quasi-governmental agency having jurisdiction over the Land or any portion of the Improvements and/or exercising approval rights with respect to the issuance of a Building Permit.

1.28 "Improvements" means the work required to complete construction of a clinical bio-manufacturing facility in accordance with the Final Plans.

1.29 "Indirect Costs" means the (i) fees and expenses of any engineers and other design professionals or consultants, (ii) permitting and inspection fees, (iii) Landlord insurance costs during the period of design and construction of the Improvements, (iv) legal fees and expenses incurred in connection with the legal documentation and financing of the Project, and (v) other items identified as Indirect Costs in the Project Budget to be attached as Schedule 1.

1.30 "Landlord's Representative" means the individual from time to time designated to act as such by Landlord, in a written notice to Tenant. Initially, Landlord's Representative shall be Stan Wendzel.

1.31 "Landlord's Share of Project Cost" means the amount contributed by Landlord to fund the Project Cost, which amount shall not exceed [$11,850,000.00] plus the amount of fees, points, commissions or other compensation payable by Landlord in connection with any financing secured by Landlord for the Project Cost.

1.32  "Landlord's Work" means the construction of the Improvements.

1.33 "Mechanical/Electrical Completion" and variants (such as "Mechanically/ Electrically Complete") means completion of Landlord's Work to the point where
(i) construction is sufficiently complete, in accordance with the Final Plans, so that Tenant can occupy the Premises and use the Premises for the permitted use set forth in the Lease, (ii) commissioning (as defined in Tenant's commissioning plan) and acceptance testing has been completed in order to satisfy the Installation Qualification (IQ) requirements contained in the Validation Master Plan and the manufacturers' specifications, and (ii) Landlord has obtained a Conditional Occupancy Permit for the Improvements and the General Contractor has certified that the Improvements are ready for start-up, with all of the foregoing subject only to (A) Punchlist Items and (B) Tenant's completing its own fitting out and equipping of such space (with improvements, equipment and installations that are not specifically covered by the Final Plans and thus are not part of the Improvements).

1.34 "Other Contractor" means any contractor, other than the General Contractor, engaged directly by Landlord to perform any exterior work to the Building, which Other Contractors may be selected by Landlord in Landlord's sole, subjective discretion.

1.35 "Outside Date" means the date which is designated as the Outside Date in the Project Schedule, as extended by Force Majeure but without extension for Tenant Delays.

1.36 "Plans" means, as of any given time, the current stage of the plans, drawings, specifications and/or construction documents prepared by the Engineer and its consultants, or other design specialists engaged by Landlord, for the Improvements.

1.37 "Pre-Development Costs" means costs incurred by Landlord with respect to the Improvements prior to acquisition of the Property (or Alternate Property) by Landlord, including, without limitation, costs for zoning and other entitlement work, preliminary design and engineering work and related legal work.

1.38 "Preliminary Plans" means the stage at which the Plans are approximately fifty percent (50%) complete.

1.39 "Project Budget" means the Project Budget to be attached to this Work Letter as Schedule 1, as adjusted in accordance with this Work Letter.

1.40 "Project Cost" means all of the Property Acquisition Costs, and all costs of preparing the Premises, Building and Property for the Improvements and designing, constructing and fixturing the Improvements, as described in the Project Budget, including, but not limited to, Pre-Development Costs, Direct Costs, Indirect Costs and Financing Costs.

1.41 "Project Schedule" means the Project Schedule to be attached to this Work Letter as Schedule 2, as adjusted in accordance with this Work Letter.

1.42 "Property" means the property on which the Premises and Building are located and which is to be purchased by Landlord under the Purchase Agreement.

1.43 "Property Acquisition Costs" means the actual cost to Landlord of acquiring the Property, including, without limitation, (i) the Purchase Price, (ii) legal fees and other expenses of negotiating, documenting and closing under the Purchase Agreement, (iii) costs of pre-acquisition due diligence with respect to the Property, (iv) title insurance premiums, survey costs, transfer taxes, recording fees, escrow charges and other customary closing costs, to the extent paid by Landlord, (v) to the extent the Property is part of a larger parcel of land, costs of legally severing the Property from the larger tract of land of which it is part, including fees and expenses incurred in preparing, filing, and prosecuting any applications for a lot split, parcel or subdivision map and the costs of complying with the terms and conditions of any governmental approval therefor and (vi) the costs of testing for, monitoring and remediating any existing contamination of the Property by Hazardous Substances.

1.44  "Punch List Items" has the meaning specified in Paragraph 3.6 below.

1.45 "Purchase Agreement" means that certain Purchase and Sale Agreement, dated March 21, 2007, between San Tomas Properties, LLC and BioProperties, Inc.].

1.46 "Purchase Price" means the purchase price to be paid by Landlord for the Property under the Purchase Agreement, or if Landlord elects to purchase the Alternate Property, then the purchase price to be paid by Landlord for the Alternate Property under the Alternate Property Purchase Agreement.

1.47 "Site Plan" means the preliminary site plan attached to this Work Letter as
Schedule 5 for the Building to be located on the Land.

1.48 "Stage of the Plans" means each stage of development of the Plans; namely, the Preliminary Plans, Design Development Plans and Final Plans.

1.49 "Start of Construction" means the date on which Landlord has obtained the Building Permits and has actually commenced construction of the Improvements pursuant to such Building Permits.

1.50 "Subcontract" means a contract between the General Contractor, an Other Contractor, or a higher-tier Subcontractor, on the one hand, and a Subcontractor, on the other hand, for the provision of labor, materials and/or equipment for some portion of the Improvements.

1.51 "Subcontractor" means any firm engaged (but not by Landlord) to provide labor, materials and/or equipment for some portion of Landlord's Work.

1.52 "Target Completion Date" means the date which is designated as the targeted date for Mechanical/Electrical Completion in the Project Schedule, as extended by Force Majeure and Tenant Delays.

1.53 "Tenant Change" means any change in the Plans initiated by Tenant (to the extent permitted under this Work Letter) and shall include, without limitation, any (A) change in scope of work, (B) addition or deletion of specified elements of the Improvements, and/or (C) change in the specified grade or quality, manufacturer or supplier of materials, fixtures or equipment; but shall not include (i) Value Engineering Changes, (ii) changes required to comply with applicable Requirements (unless resulting from a change in Tenant's proposed use of the Improvements) or (iii) changes required to correct or clarify design, engineering or construction errors.

1.54 "Tenant Delay" means any delay in the acquisition of the Property or the design and construction of the Improvements caused by an act or wrongful failure or delay in acting on the part of Tenant or any of Tenant's employees, agents or contractors, including, but not limited to, (A) any failure of Tenant to provide notice of approval or objection within specified time periods, even if such failure is deemed to be approval, (B) any delays resulting from Tenant's failure properly to coordinate the work of Tenant's contractors and consultants with Landlord's Work, (C) Tenant Changes, (D) any interference by Tenant or any of Tenant's employees, agents or contractors with the construction of the Improvements, including, without limitation, any interference during the exercise of any inspection rights pursuant to Paragraphs 3.4, 6.1, 6.2 and/or 6.3, below, and/or (D) any act or failure identified as an occasion of Tenant Delay in this Work Letter or any provision of the Lease, but excluding the exercise of Tenant's rights of review, approval and objection with respect to the Baseline Documents so long as timely and properly exercised hereunder. In the event of any Tenant Delay(s), the Commencement Date under the Lease shall be accelerated by the number of days of those Tenant Delays.

1.55 "Tenant's Representative" means the individual from time to time designated to act as such by Tenant, in a written notice to Landlord. Initially, Tenant's Representative shall be William Brooke Jones.

1.56 "Validation Master Plan" means that certain specific plan prepared by a third party designated by Tenant and reasonably approved by Landlord setting forth the minimum Installation Qualification (IQ) and Operational Qualification
(OQ) requirements required to achieve Mechanical/Electrical Completion, which plan, once finalized and approved, shall be attached to this Work Letter by way of amendment.

1.57 "Value Engineering Changes" shall mean cost-savings changes proposed by Landlord or Project Manager (or any of the consultants or contractors engaged by Landlord or Tenant), excluding material reductions in the size of any of the Buildings or other material reductions in the scope of Landlord's Work as set forth in the approved Baseline Documents, except as may be required by Landlord pursuant to Paragraph 4.2(a) below. In particular, in no event shall any changes be made to any Tenant specified equipment, utilities or aseptic core design (e.g., autoclaves, fill machines). Tenant shall approve any proposed Value Engineering Changes within three (3) days after receipt of such proposed changes from Landlord, provided that if Tenant reasonably determines that the proposed Value Engineering Change will require review by an additional engineer or other consultant, Tenant shall give Landlord written notice of the need for such additional review within the above 3-day period, in which case, Tenant shall have an additional ten (10) days from delivery of such notice to Landlord to approve the proposed Value Engineering Change. If Tenant fails to disapprove the proposed Value Engineering Changes within the above 3-day period (or additional 10-day period, if applicable), Tenant shall be conclusively deemed to have approved the proposed Value Engineering Changes. If Tenant disapproves the proposed Value Engineering Change within the above 3-day period (or additional 10-day period, if applicable), Landlord shall not implement the Value Engineering Change.

                                   ARTICLE II
                         DESIGN DEVELOPMENT AND APPROVAL

      Landlord and Tenant hereby acknowledge their mutual intent that Landlord cause the Improvements to be constructed within the Premises and Mechanically/Electrically Completed by the Target Completion Date, substantially as contemplated in the Preliminary Plans and more or less in the locations indicated on the Site Plan attached hereto as Schedule 5, subject to the Requirements of Governmental Authorities (including, but not limited to, all applicable local code requirements) and by unanticipated field conditions (including, but not limited, to conditions requiring remediation or other corrective or prophylactic measures) or otherwise made in accordance with this Work Letter. Subject to Force Majeure and Tenant Delay, Landlord shall use all commercially reasonable efforts to complete Landlord's Work in accordance with the Final Plans and within the limits of the Project Budget and the Project Schedule. The Parties shall develop the design of the Improvements in accordance with the following procedures:

2.1   Baseline Documents; Preliminary Plans.

(a) Landlord and Tenant hereby approve the Project Budget, Project Schedule, and General Contractor's Estimated Budget attached hereto as Schedules 1, 2 and 3, respectively. As soon as reasonably practicable and, in any event, within [**sixty (60) days**--subject to verification with consultants and engineers] after the Landlord has obtained financial partner investment committee approval of the Lease and the Property purchase ("Committee Approval"), Landlord shall have the Preliminary Plans prepared and submitted to Tenant for approval pursuant to the procedure set forth below in this Section 2.1, which together with the Project Budget, Project Schedule and General Contractor's Estimated Budget, collectively constitute the "Baseline Documents". Notwithstanding the foregoing, if Landlord exercises the Alternate Property Option (as defined in the Lease), the Baseline Documents (i.e., Project Budget, Project Schedule, General Contractor's Estimated Budget and Preliminary Plans) shall be revised to reflect the build-out for the Alternate Property (the "Alternate Baseline Documents") and shall be submitted to Tenant for approval pursuant to the following procedure:

(b) Within fifteen (15) Business Days after the Preliminary Plans (or Alternate Baseline Documents, as applicable) are initially submitted to Tenant for approval, Tenant shall give Landlord's Representative and the Engineer written notice (in reasonable detail) of each change that Tenant reasonably requires in such proposed Preliminary Plans (or Alternate Baseline Documents, as applicable) (an "Objection Notice"). All changes so required by Tenant shall constitute Tenant Changes.

(c) Upon receiving a timely and proper Objection Notice from Tenant with respect to the proposed Preliminary Plans (or Alternate Baseline Documents) and subject to Paragraph 2.1(c), below, Landlord shall cause the Engineer, as promptly as practicable but in all events within ten (10) business days after receipt of a timely and proper Objection Notice from Tenant, to have such proposed Preliminary Plans (or Alternate Baseline Documents) revised to incorporate each of the changes reasonably required by Tenant and resubmitted to Tenant for approval. Tenant shall have five (5) Business Days after receiving such revised Preliminary Plans (or Alternate Baseline Documents) to give Landlord's Representative and the Engineer any Objection Notice, and Tenant's right to object to such revised Preliminary Plans (or Alternate Baseline Documents) shall be limited to changes required to correct any failure of the revised Preliminary Plans (or Alternate Baseline Documents) properly to reflect the changes in Tenant's initial Objection Notice to such proposed Preliminary Plans (or Alternate Baseline Documents). If necessary, this process shall be repeated (subject to the same five (5) Business Day period in which Tenant may give an Objection Notice) until the Preliminary Plans (or Alternate Baseline Documents) have been approved by Tenant.

(d) Notwithstanding the foregoing, if Landlord and/or Engineer reasonably determine that the changes set forth in any Objection Notice are not consistent with the overall design of the Improvements or would otherwise impair or interfere with the functionality of the Improvements or Building or Landlord's ability to develop the remainder of the Building and Property, Landlord and/or engineer may notify Tenant in writing thereof, describing in reasonable detail the basis for Landlord's and/or Engineer's determination (the "Response Notice"). Tenant shall have five (5) Business Days after receiving such Response Notice to give Landlord's Representative and the Engineer either (i) a revised Objection Notice reflecting the comments set forth in the Response Notice, or
(ii) written notice confirming Tenant's withdrawal of the Objection Notice and that Tenant has approved the Preliminary Plans (or Alternate Baseline Documents). Landlord and Tenant agree to work reasonably with each other to reach agreement on any Objection Notices delivered by Tenant.

(e) Unless and except to the extent that Tenant gives a timely and proper Objection Notice to the proposed Preliminary Plans (or Alternate Baseline Documents) submitted to Tenant for approval (or a revised Objection Notice to the extent a Response Notice has been given), Tenant shall be deemed to have approved the same (and all of the elements and details therein).

(f) Once the Preliminary Plans (or Alternate Baseline Documents) have been approved (or deemed approved) by Tenant in accordance with this Paragraph 2.1, Landlord and Tenant shall promptly prepare and execute an amendment to this Work Letter in order to incorporate the components of the approved Baseline Documents (or Alternate Baseline Documents) herein as follows: (i) the Preliminary Plans shall be attached and incorporated as a new Schedule 6 to this Work Letter, or
(ii) if the Alternate Property Option has been exercised, the revised Project Budget, Project Schedule and General Contractor's Estimated Budget comprising the Alternate Baseline Documents shall be attached and replace the existing
Schedule 1, Schedule 2 and Schedule 3 attached to this Work Letter.

2.2   Subsequent Development of Plans.

(a) Following approval of the Baseline Documents (or Alternate Baseline Documents), Landlord shall cause the Plans to be further developed consistent with the Baseline Documents (or Alternate Baseline Documents) (subject to such changes as any Governmental Authority may require as a condition to the timely issuance of a Building Permit) until production of the Final Plans, and Tenant shall have no further approval rights with respect thereto except for any changes required by any Governmental Authority (which approval for Governmental Authority required changes shall not be unreasonably withheld or delayed); however, upon completion of the Design Development Plans, Landlord shall provide Tenant with a copy of the Design Development Plans and Landlord and Tenant (and their respective representatives and consultants, as applicable) shall, no sooner than three (3) business days after Tenant receives a copy of the Design Development Plans, meet to review and discuss the Design Development Plans for the limited purposes of confirming that they conform to the approved Baseline Documents and of keeping Tenant informed with respect to the further development of the Plans.

(b) Tenant acknowledges that Landlord shall have no obligation to make any changes to the Baseline Documents or Alternate Baseline Documents (or any subsequent Stage of the Plans) requested by Tenant following approval of the Baseline Documents (or Alternate Baseline Documents) other than those changes correcting any mistakes or omissions of design elements previously agreed to by Landlord and Tenant; provided, however, that if Landlord agrees to make any such changes, such changes shall constitute Tenant Changes and all additional costs related thereto shall constitute increases in the Project Cost, including, without limitation, costs for re-design work or the incremental cost of the changed elements, costs for possible delay, and costs for labor and any materials already ordered on the basis of the approved Baseline Documents.

2.3   Revisions to Project Budget and Project Schedule.

(a) After completion of each of the Design Development Plans and the Final Plans, Landlord shall, as promptly as practicable, prepare and deliver to Tenant for Tenant's information only a revised Project Budget and revised Project Schedule, reflecting Landlord's reasonable estimation of the total Project Cost and the critical path timeline for Mechanical/Electrical Completion of Landlord's Work, based on each such Stage of the Plans. With such revised Project Budget and Project Schedule, Landlord shall provide a schedule detailing, with respect to any Tenant Changes incorporated in such Stage of the Plans, the increase in cost and/or time (if any) estimated to result from such change, provided that Tenant shall have no approval rights with respect thereto.

(b) Also, at any other time that Landlord reasonably determines that the Project Budget or the Project Schedule has been adversely impacted by any Force Majeure events, Landlord shall, as promptly as practicable, prepare and deliver to Tenant for Tenant's information a revised Project Budget and revised Project Schedule, reflecting Landlord's reasonable estimation of the total Project Cost and the critical path timeline for Mechanical/Electrical Completion of Landlord's Work as affected by such event(s).

(c) If a revised Project Budget shows an increase in Project Cost (A) over and above the amount of the Project Cost set forth in the Project Budget initially approved as part of the Baseline Documents, including any further increase in the excess of Project Cost over said amount, or (B ) resulting in (or increasing) Excess Costs, or if a revised Project Schedule shows a delay (including any further delay) in the scheduled date of Mechanical/Electrical Completion beyond the Target Completion Date, then Landlord shall, at Tenant's written request, use reasonable efforts to propose additional Value Engineering Changes or time-saving changes to eliminate or reduce such increase.

(d) Landlord shall notify Tenant (for Tenant's information only, without any approval rights) from time to time promptly after Landlord determines that any Tenant Change or any other unforeseen change not resulting from the negligence or willful misconduct of Landlord will cause an increase in the Budgeted Project Cost of more than one hundred thousand dollars ($100,000.00).

2.4 Record Drawings. As soon as practicable following Mechanical/Electrical Completion, Landlord shall deliver to Tenant two (2) paper copies and one (1) electronic copy of the record drawings for the electrical and control systems of the Improvements (and of any other record drawings Landlord may obtain for the Improvements from the Engineer and/or the General Contractor) for the purpose of facilitating safe and efficient operation and maintenance of such systems by Tenant and its contractors or consultants.

                                  ARTICLE III
                         CONSTRUCTION OF LANDLORD'S WORK

3.1 Selection of Contractors. At such time as Landlord deems appropriate (estimated to be approximately upon completion of the Design Development Documents), Landlord shall engage the General Contractor under the Construction

Contract (which shall be a guaranteed maximum price ("GMAX") contract consistent with the Project Budget and Project Schedule as then approved), shall deliver to Tenant written notification of the amount of the GMAX, and shall cause the General Contractor, in consultation with Landlord, to select the primary Subcontractors, for performance of Landlord's Work. Before entering into the Construction Contract, Landlord shall provide Tenant with a copy of the proposed final Construction Contract for Tenant's approval, which approval shall not be unreasonably withheld or delayed. If Tenant fails to disapprove the proposed Construction Contract within three (3) business days after receipt, Tenant shall be conclusively deemed to have approved the Construction Contract. If Tenant timely disapproves the Construction Contract within the above 3-business day period, Landlord shall attempt to negotiate the changes requested by Tenant with the General Contractor and shall deliver any revised Construction Contract to Tenant for review. The above-process shall continue until the Construction Contract has been approved by Landlord, Tenant and General Contractor. Also, at such time as Landlord deems appropriate, Landlord shall select and engage any Other Contractor(s) required for completion of any exterior portion of Landlord's Work. In selecting the Contractors for Landlord's Work, Landlord shall be free to employ such methods (and to direct the General Contractor, in the selection of Subcontractors, to employ such methods), including (but not limited to) competitive bidding and negotiation of contract price, competitive bidding and negotiation of fees and general conditions or negotiated contract, as Landlord deems appropriate in its reasonable judgment.

3.2 Permits. Landlord shall be responsible for obtaining, on a timely basis, any Building Permits required in connection with Landlord's Work. Fees and other charges for any such Building Permits (and other costs incurred in obtaining any such Building Permits) shall be part of Project Cost. Tenant shall be responsible, at Tenant's sole cost and expense and not as part of Project Cost, for obtaining any other permits and approvals required in connection with the Land, the project and/or Tenant's intended use and operation thereof, including, without limitation, any radiological permits and/or licenses, any permits or approvals Tenant is required to obtain pursuant to the Purchase Agreement and any other permits or approvals regarding environmental matters and/or air clearance.

3.3 Completion of Landlord's Work. Subject to Force Majeure and Tenant Delays, Landlord shall (A) cause Landlord's Work to be completed in accordance with the Final Plans subject to all applicable Requirements, and (B) use its commercially reasonable efforts to cause Landlord's Work to be Mechanically/Electrically Completed by the Target Completion Date, provided, however, that if Landlord's Work is not Mechanically/Electrically Completed by the Target Completion Date, or by the Outside Date, the Lease shall not be void or voidable and Landlord shall have no liability to Tenant with respect thereto. Landlord shall give Tenant prompt written notice of Mechanical/Electrical Completion and shall also give Tenant written notice of the anticipated date of Mechanical/Electrical Completion at least thirty (30) days in advance of such anticipated date.

3.4 Inspection Rights. Subject to coordination with Landlord's Representative and Tenant's access rights under Section 6.2, below, upon a minimum twenty-four
(24) hours prior notice, Tenant's Representative shall be permitted access to the Premises during the construction of Landlord's Work to inspect the progress of such work and Tenant's Representative may be accompanied by a reasonable number of Tenant's employees and consultants, not to exceed five (5) without the express consent of Landlord. Tenant shall cause Tenant's Representative and any other individuals accompanying Tenant's Representative to comply with all applicable terms and conditions of the Lease and all reasonable rules of the General Contractor or Landlord regarding access to and activities on the Premises during construction of Landlord's Work, including, without limitation, the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to their entry onto the Premises and all other applicable terms and conditions of the Lease.

3.5 Project Meetings; Reports. During construction of Landlord's Work, Landlord shall conduct meetings every week (or as frequently as Landlord and Tenant may otherwise elect) with the Tenant Representative (and such other representatives as Tenant may designate) to discuss the performance and progress of such work. Further, Tenant's Representative shall be given reasonable advance notice of, and have the right to attend, weekly (or other regularly scheduled) construction site meetings between Landlord, the General Contractor and other members of the design/construction team for the project, and Tenant's Representative shall timely receive copies of all of the minutes of such meetings. Landlord shall prepare and submit to Tenant's Representative monthly reports showing the progress of Landlord's Work to date as compared to the Project Budget and the Project Schedule. From time to time, Landlord shall also make such formal presentations to Tenant regarding the project as Tenant may reasonably request.

3.6 Punch List Items. Within fifteen (15) business days following Mechanical/ Electrical Completion, Tenant shall be entitled to inspect the Improvements and provide Landlord with a written "punch list" setting forth all items not constructed in substantial accordance with the Final Plans (the "Punch List Items"). Any items other than the Punch List Items specifically set forth on such written punch list shall be deemed to be waived by Tenant and not a part of the Punch List Items. Landlord shall repair (or cause its Contractors to repair) all Punch List Items, as part of Landlord's Work, within thirty (30) days after receipt of the punch list, or if repair would take longer than thirty (30) days, Landlord shall start the repair within this thirty (30) day period and diligently prosecute the repair to completion. Landlord shall, however, be under no obligation to repair any items other than the Punch List Items. Landlord shall also be under no obligation to repair any damage caused by, through or under Tenant or any of its employees, agents or contractors (excluding Landlord or its Contractors), and all such damage shall be promptly repaired by Tenant at Tenant's sole cost and expense. Without limiting the generality of the foregoing, except for such Punch List Items (a) Landlord shall have no responsibility for any design, material or construction defects (patent, latent or otherwise) in the Improvements, and Tenant shall look solely to the applicable Warranties with respect to such defects, and (b) Landlord shall have no responsibility with respect to the performance and/or production capacity of the Improvements, subject, however to the completion of the commissioning and acceptance testing described in Section 1.33(ii), above.

3.7 Construction and Material Supplier Warranties. Landlord shall require that each Construction Contract, as well as each material Subcontract, contain customary warranties wherein the applicable Contractor warrants to Landlord and Tenant, for a period of at least one (1) year following Mechanical/Electrical Completion, that (i) all materials and equipment furnished under such Construction Contract will be of good quality and new, (ii) the Work covered by such Construction Contract will be free from defects, and (iii) such Work will be consistent with the Final Plans (collectively, the "Warranties"). Duties and obligations imposed by the Warranties and rights and remedies available thereunder shall be in addition to and not in limitation of duties, obligations, rights and remedies otherwise imposed or available by law or in equity or any other agreement.

                                   ARTICLE IV
                            PAYMENT OF PROJECT COSTS

4.1 Landlord's Share of Project Cost. So long as Tenant is not in default of any of its obligations under this Work Letter or the Lease, Landlord shall pay all Project Costs, as such costs are incurred and become due and payable; provided that in no event shall Landlord have any obligation to pay any amounts other than Landlord's Share of Project Costs, including, without limitation, all or any portion of any Excess Costs.

4.2 Excess Costs. Tenant shall be solely responsible for all Excess Costs. Initially, the amount of Excess Costs shall be estimated using the Budgeted Project Cost established as of Committee Approval and Tenant shall deliver one hundred percent (100%) of such estimated Excess Costs to Landlord within fifteen
(15) days after settlement under the Purchase Agreement (or under any Alternate Property Purchase Agreement to the extent applicable) has occurred and Landlord has obtained fee title to the Property (or an Alternate Property to the extent applicable). At any time thereafter that Landlord reasonably determines that the Excess Costs will exceed the previously estimated amount of Excess Costs, Landlord may, in its sole discretion, condition the commencement or continuation of Landlord's Work on Tenant's either (1) depositing with Landlord some or all of the additional estimated amount of Excess Costs, or (2) posting a bond or giving Landlord other assurances or security satisfactory to Landlord for Tenant's payment of Excess Costs (including, without limitation, an irrevocable standby letter of credit in form and substance reasonably satisfactory to Landlord and issued by a bank that is reasonably satisfactory to Landlord), and
(3) paying Tenant's proportionate share (based on the ratio of the estimated Excess Costs to total Project Cost) of each monthly or other disbursement of Project Cost, concurrently with Landlord's payment of Landlord's Share of Project Cost of such disbursement. If Tenant fails to satisfy any of the conditions set forth in clauses (1), (2) or (3) above within thirty (30) Days of Landlord's written demand, without limiting any other rights or remedies available to Landlord at law or in equity, Landlord shall have the following rights and remedies:

(a) To introduce any Value Engineering Changes which Landlord determines, in Landlord's sole and absolute discretion, are necessary to eliminate or reduce such Excess Costs;

(b) To increase the annual Fixed Rent under the Lease based on a rent factor of eighteen percent (18%) of the amount of such Excess Costs; and/or

(c) To treat such failure as a default under the Lease and proceed under Paragraph 18 thereof.

4.3 Payments to Landlord. The following fees shall be paid to Landlord as part of Project Cost:

(a) Development Management Fees: Development Management Fees shall be payable monthly, on the same date as the regular monthly disbursement of Project Cost,
(A) at the rate of $20,000 per month prior to the first full month after Start of Construction and (B) thereafter, in an amount equal to 3.00% of the prior month's Project Cost disbursements, until paid in full. The Development Management Fees shall not exceed in the aggregate 3.00% of total Project Cost (excluding the Development Management Fees) at final completion.

(b) Cost Savings Incentive Fee: The Cost Savings Incentive Fee, if applicable, shall be paid to Landlord on or before the first day of the twelfth (12th) month of the Term of the Lease.

4.4   Reimbursement of Pre-Development Costs; Alternate Property.

(a) Pre-Development Costs. Tenant acknowledges that the Lease and Landlord's obligations hereunder are conditioned upon Landlord acquiring fee title to the Property pursuant to the Purchase Agreement. Tenant further acknowledges that in order to expedite the build-out of the Premises and the construction of the Improvements, Landlord has incurred, and may incur additional, Pre-Development Costs. Accordingly and notwithstanding anything to the contrary contained in this Work Letter, if for any reason other than due to a default by Landlord under the Purchase Agreement, Landlord is unable to acquire fee title to the Property, Landlord shall have the right, in Landlord's sole, subjective discretion to terminate the Lease, subject, however, to the provisions in Paragraph 4.4(b), below. In such case (and regardless if Landlord elects to exercise the Alternate Property Option, Tenant shall reimburse Landlord for all Pre-Development Costs incurred by Landlord within ten (10) Business Days after receipt of written notice from Landlord together with documentation reasonably evidencing such Pre-Development Costs. Tenant's obligations under this Paragraph
4.4 shall survive the termination of the Lease and this Work Letter.

(b) Alternate Property. If Landlord is unable to acquire fee title to the Property, Landlord shall have the right to exercise the Alternate Property Option (as defined in the Lease) and purchase the Alternate Property pursuant to the terms set forth in Article 36 of the Lease. If Landlord exercises the Alternate Property Option, Landlord and Tenant shall enter into an amendment modifying the definition of the Premises and such other terms as necessary to reflect the purchase of the Alternate Property and otherwise reaffirming the terms and conditions of the Lease and this Work Letter, as amended by such amendment.

4.5 Contingency and Movable Equipment Escrow. Each of the amounts set forth in the line items of the Project Budget attached hereto as Schedule 1 and titled "G.C. Contingency (within GMP)" and "Movable Equipment" shall be placed into separate escrow accounts held with an escrow company reasonably acceptable to Landlord and Tenant. All amounts held in the escrow accounts for the G.C. Contingency line item (the "Contingency Escrow") and the Movable Equipment line item (the "Movable Equipment Escrow") shall be invested in a Highly Diversified Money Market Fund or similar yielding investment and all interest accrued thereon shall be payable to Tenant. As used herein, a "Highly Diversified Money Market Fund" means a money market fund that is principally invested in corporate bonds and commercial paper, such as the Evergreen Institutional Money Market Fund. After completion of all Improvements as contemplated under this Work Letter and the reasonable determination by Landlord that no further amounts from either the Contingency Escrow or the Movable Equipment Escrow are necessary to complete the Improvements, all unused amounts remaining in the Contingency Escrow and/or the Movable Equipment Escrow, together with all interest accrued thereon, shall be returned to Tenant.

ARTICLE V___
                                    INSURANCE

5.1 Construction Insurance. Throughout the prosecution of Landlord's Work and of any Deferred Tenant Improvement Work, Landlord, at its expense and as part of Project Cost, shall carry:

(a) Workers, Compensation Insurance with coverage applicable in the State of Maryland with limits in accordance with the statutory requirements of the State of Maryland.

(b) Broad Form Comprehensive General Liability Insurance (including Contractor's Protective Liability) with a minimum combined aggregate total limit of liability of Five Million Dollars ($5,000,000.00). The Comprehensive General Liability Insurance shall provide for explosion, collapse and underground coverage.

(c) Complete Value Builder's Risk Material Damage Insurance Coverage. Landlord shall provide an "All Physical Loss" Builder's Risk Insurance policy with regard to construction of the Improvements. The policy shall include as named insureds Landlord, Tenant, Landlord's Contractors, and Landlord's lender (if any), agents, engineers, representatives, management agents and contractors, as their interests may appear. The amount of insurance to be provided shall be 100% of the replacement cost of the Improvements.

(d) Such other liability and hazard insurance as Landlord shall deem advisable (including, without limitation, errors and omission insurance, which Landlord may obtain in the form of so-called "project coverage" insuring any or all of the design and construction team for Landlord's Work).

      All such liability and hazard insurance shall name Tenant as an additional insured and shall insure against any and all claims for bodily injury, including death resulting therefrom, and damage to or destruction of property of any kind whatsoever and to whomsoever belonging, and arising from its operations under this Work Letter whether such operations are performed by Landlord, a Contractor or anyone directly or indirectly employed or engaged by any of them. Landlord shall require the Project Manager, the General Contractor, and any or all of the Other Contractors and Subcontractors, to carry the coverage described in Paragraph 5.1(a) and, subject to Landlord's right to waive or reduce the required amount of coverage if in Landlord's reasonable judgment such waiver or reduction does not materially increase Tenant's exposure to liability, the coverage described in Paragraph 5.1(b).

                                   ARTICLE VI
                   TENANT ACCESS FOR FITTING OUT IMPROVEMENTS

6.1 Access Rights. Landlord shall permit Tenant and its contractors access to each major facility component at the Premises upon completion thereof and, in any event, at least forty-five (45) days prior to the anticipated date for

Mechanical/Electrical Completion of the Improvements, to perform installation and other fitting out work not specifically included in the Improvements pursuant to the Final Plans (such as installation of furniture, fixtures, equipment, computers and network systems), subject to Landlord's reasonable prior written approval, subject to all of the terms and conditions of the Lease (excepting payment of Base Annual Rental), subject to any rules and regulations promulgated by General Contractor, and otherwise in a manner and upon such additional terms and conditions and at times reasonably satisfactory to Landlord. Subject to Landlord's approval, which it shall not unreasonably withhold, condition or delay, upon Tenant's request Landlord will also permit Tenant's employees and contractors access to the Premises prior to such forty-five (45)-day period as may be necessary to coordinate and implement such installation by Tenant; provided, however, that Landlord may withhold or condition such approval as Landlord determines, in good faith, is required to avoid delay, material expense or any material risk to safety of Persons on-site or damage to property. The foregoing license to enter the Premises prior to the Commencement Date is conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with Landlord's Work and compliance by Tenant's contractors with all rules and requirements imposed by Landlord on third party contractors, including, without limitation, the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to their entry onto the Premises and all other applicable terms and conditions of the Lease. Landlord shall have the right to revoke the access rights granted under this Paragraph 6.1 as to any of Tenant's contractors whose presence causes disharmony or otherwise interferes with Landlord's Work unless, within 24 hours after Landlord notifies Tenant's Representative of such problem, it is corrected to the satisfaction of Landlord.

6.2 Specific Access Rights. Notwithstanding the provisions of Paragraph 6.1, above (other than the last two sentences of Paragraph 6.1), the following individuals only shall have the right to access the Premises throughout the build-out process: Geert R. Kersten, Dr. Eyal Talor, Patty Prichep, Todd Burkhart, and William Brooke Jones (the "Permitted Parties"). Any access by the Permitted Parties shall be subject to the provisions of the last two sentences of Paragraph 6.1 and all of the provisions of Paragraph 6.4, below, and any interference by the Permitted Parties with the construction of the Improvements shall constitute a Tenant Delay.

6.3 Early Occupancy of Office. William Brooke Jones, the current Tenant Representative ("Jones") and Todd Burkhart ("Burkhart") (Jones and Burkhart are collectively referred to herein as the "Early Occupants"), shall have the sole right to occupy the existing office space in the Premises (the "Office Space"), which Office Space is depicted on Schedule 7 attached hereto, provided that such early occupancy shall be subject to the last two sentences of Paragraph 6.1 and all of the provisions of Paragraph 6.4. In particular and as a condition to any entry onto the Premises, the Early Occupants (i.e., Jones or Tenant on behalf of Jones, and Burkhart separately) shall provide Landlord with evidence of insurance reasonably acceptable to Landlord. Any interference by the Early Occupants with the construction of the Improvements shall constitute a Tenant Delay.

6.4 Tenant's Risk. The access rights granted under Paragraphs 3.4, 6.1 and 6.2 shall be exercised solely at Tenant's risk and expense, and neither Landlord nor any Contractor shall be liable for any injury, loss or damage which may occur to work being performed by Tenant's contractors or damage to any equipment, materials or other property of Tenant or such contractors brought onto the Premises except to the extent such injury, loss or damage is caused by such Person's own gross negligence or willful misconduct. Tenant shall be responsible for coordinating the access or activities of Tenant's contractors with Landlord and any interruption, interference or delay in Landlord's Work resulting from such access and activities shall be a Tenant Delay. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, liabilities or damages arising out of the exercise of Tenant's access rights under Paragraphs 3.4, 6.1 and 6.2, or early occupancy right under Paragraph 6.3, including, without limitation, any damages arising out of any Tenant Delays.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.1 Landlord and Tenant Representatives. Each of Landlord's Representative and Tenant's Representative shall have full authority to act on behalf of their respective Party with respect to the performance of such Party's obligations and the exercise of such Party's rights under this Work Letter and each Party shall be entitled to rely upon any approval, consent or other written communication given by the other's representative with respect to such performance or exercise. Either Party may, at any time and from time to time, change its representative or name one or more alternate representatives (each of whom shall have such full authority, as if the sole representative of such Party) by giving the other Party at least five (5) Business Days' prior written notice of such change (except that such a change may be made effective immediately upon written notice where required by the death, disability or sudden termination of employment of the prior representative).

7.2 Notices. All notices, demands, consents, approvals and other written communications from one Party to the other, with respect to this Work Letter shall be delivered (and deemed received) as provided in Section 34.10 of the Lease, except that, where pertaining only to the administration of the design and construction of Landlord's Work, such communications may be delivered only by fax (with a telephone call to confirm receipt) to Landlord's Representative or Tenant's Representative, as applicable, to the following address:

If to Landlord's Representative:         Attention: Stan Wendzel
-------------------------------
                                         VIF II CEL-SCI Partners, LLC
                                         9811 Irvine Center Drive
                                         Irvine, California 92618
                                         Fax:  949-498-2397
                                         Tel:   949-498-2391
                                         email: *

If to Tenant's Representative:           Attention:  William Brooke Jones
-----------------------------
                                         c/o Cel-Sci Corporation
                                         4820-C Seton Drive
                                         Baltimore, Maryland 21215
                                         Fax:  (410) 358-1647
                                         Tel:   (410) 358-6866
                                         email: *
or to such other address as the recipient Party representative may have last designated by written notice to the other Party representative.

7.3 Schedule. The following Schedules are attached to and incorporated into this Work Letter:

        Schedule 1            Project Budget
        Schedule 2            Project Schedule
        Schedule 3            General Contractor's Estimated Budget
        Schedule 4            Conceptual Floor Plan
        Schedule 5            Site and Parking Plan
        Schedule 6            [Reserved]
        Schedule 7            Depiction of 2-Story Office Space

7.4 Counterparts; Execution and Delivery by Fax. This Work Letter may be executed by each Party on a separate counterpart or counterparts (each of which shall constitute an original, but all of which taken together shall constitute a single instrument) and may be delivered by electronic facsimile transmission (but each Party shall also, subsequent to such facsimile transmission, deliver a true original executed counterpart to the other).

7.5 Other Miscellaneous Provisions. The provisions of Section 34 of the Lease, to the extent applicable, are hereby incorporated in this Work Letter.


                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, Landlord and Tenant have caused this Work Letter to be duly executed under seal as of the day and year first above written.

LANDLORD                                 VIF II CEL-SCI PARTNERS, LLC,
                                         a Delaware limited liability
                                         company


                                         By: /s/ Stan Wendzel
                                             --------------------------
                                         Name:  Stan Wendzel
                                         Title: Managing Member


TENANT:                                  CEL-SCI CORPORATION,
                                         a Colorado corporation


                                         By:/s/ Geert R. Kersten
                                            ---------------------------
                                         Name:  Geert R. Kersten
                                         Title: Chief Executive Officer

                                   SCHEDULE 1


                                 Project Budget


                                        *

                                   SCHEDULE 2


                                Project Schedule

                                        *

                                   SCHEDULE 3


                      General Contractor's Estimated Budge

                                        *

                                   SCHEDULE 4


                              Conceptual Floor Plan


                                        *

                                   SCHEDULE 5


                              Site and Parking Plan


                                        *

                                   SCHEDULE 6


                                   [Reserved]


                                        *

                                   SCHEDULE 7


                        Depiction of 2-Story Office Space

                                        *

                       FIRST AMENDMENT TO LEASE AGREEMENT
                            AND WORK LETTER AGREEMENT


      THIS FIRST AMENDMENT TO LEASE AGREEMENT AND WORK LETTER AGREEMENT ("First Amendment"), is made and dated for reference purposes only as of August 7, 2007, between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and CEL-SCI CORPORATION, a Colorado corporation ("Tenant"), with reference to the following facts:

A. Landlord and Tenant entered into that certain Lease Agreement, dated June 6, 2007 ("Lease"), together with that certain Work Letter Agreement dated June 6, 2007 (the "Work Letter"), for premises located at * ("Premises"). Except as otherwise modified in this First Amendment, defined terms used herein shall have the same meanings given to them in the Lease.

B. Landlord and Tenant now desire to amend the Lease and Work Letter as set forth in this First Amendment.

      THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Modifications to Lease.

a. Notices. The following part of Section 38.10 to the Lease is deleted:

      " with a copy to:             VIF II CEL-SCI Partners, LLC
                                    c/o AEW Capital Management
                                    Attn:  Asset Manager
                                    World Trade Center East
                                    Two Seaport Lane
                                    Boston, Massachusetts 02210-2021
                                    Phone (617) 261-9000; Fax: (617) 261-9555"

b. Landlord's Insurance. In addition to the insurance to be carried by Landlord under Section 10.1 of the Lease, Landlord shall also maintain, as a requirement of Landlord's lender and at Tenant's sole expense, the insurance described in
Schedule 2 attached hereto. In the event of any conflict between the provisions set forth in Section 10.1 of the Lease and Schedule 2 attached hereto, the provisions and requirements of Schedule 2 shall control.

c. Tenant's Insurance. The following provisions of Lease Rider No. 1 attached to the Lease are hereby modified as follows:

                  (i) Rating. Notwithstanding the provisions of Section I(a) of
            Lease Rider No. 1, Tenant shall maintain the insurance required under the Lease and Lease Rider No. 1 with insurers having a minimum A.M. Best rating of A-X.

                  (ii) Employer Liability. Section I(a)(iii) of Lease Rider No.1
            is hereby deleted and replaced in its entirety with the following:

                        "(iii) Workers' Compensation Insurance with statutory
            benefits and Employers' Liability Insurance with the following amounts: Each Accident: $1,000,000; Disease-Policy Limit:
            $1,000,000; Disease - Each Employee: $1,000,000."

                  (iii) Automobile Liability. The following paragraph is hereby added as Section I(a)(iv) of Lease Rider No. 1:

                        "(iv) Commercial Automobile Liability Insurance,
                  including the ownership, maintenance and operation of any automotive equipment owned, hired and non-owned in the following minimum amounts: Bodily Injury and Property Damage, each occurrence, combined single limit of One Million Dollars ($1,000,000)."

                  (iv) Contractor's and Subcontractor's Insurance - Employer's
            Liability. Section III(a) of Lease Rider No. 1 is hereby deleted and replaced in its entirety with the following:

                        "(b) Employer's Liability Insurance with the following
                  amounts: Each Accident: $1,000,000; Disease-Policy Limit:
                  $1,000,000; Disease - Each Employee: $1,000,000"

                  (v) Contractor's and Subcontractor's Insurance - Rating.
            Notwithstanding the provisions of Section III of Lease Rider No. 1, all contractors and subcontractors performing work on behalf of Tenant shall maintain the insurance required under the Lease and Lease Rider No. 1 with insurers having a minimum A.M. Best rating of A-X.

2. Modifications to Work Letter.

a. Preliminary Plans. The second sentence of Section 2.1(a) of the Work Letter is hereby deleted and replaced in its entirety with the following:

                  "As soon as reasonably practicable and, in any event, no later than thirty (30) days after signing the design build contract with Contractor, Landlord shall have the Preliminary Plans prepared and submitted to Tenant for approval pursuant to the procedure set forth below in this Section 2.1, which together with the Project Budget, Project Schedule and General Contractor's Estimated Budget, collectively constitute the "Baseline Documents".

            b. Project Budget. Schedule 1 of the Work Letter is hereby deleted and replaced in its entirety with Schedule 1 attached hereto and incorporated herein by reference.

            c. Roof Work. As part of the Improvements to be constructed at the Premises pursuant to the Work Letter, Landlord and Tenant confirm that a new roof or roof overlay shall be installed on the Building (the "New Roof"). The New Roof shall be installed based on the following specifications:

                  (i) a minimum 15-year, written, non-prorated warranty will be obtained from a major roof membrane manufacturer (e.g., Firestone, Carlisle), which warranty shall be transferable to subsequent owners of the Building;

                  (ii) the New Roof will include one (1) layer of 1/4 inch thick densdeck mechanically fastened through the existing, built up roof system and into the metal deck; and

                  (iii) the New Roof will include 0.060 inch thick EPDM, TPO or PVC single-ply membrane specified at minimum 10 foot widths installed in accordance with manufacturer's and FM Global specifications.

            Contractor (as defined in the Work Letter) has obtained one or more bids relating to the New Roof and such amount has been included in the revised Schedule 1 attached hereto.

3. Environmental Indemnity. Tenant confirms that Landlord is currently in the process of obtaining financing for the purchase and redevelopment of the Premises from Nett Funding, LLC, a Delaware limited liability company ("Lender"). In connection with such financing, Lender has required that * and * enter into an Environmental Indemnity Agreement, a copy of which is attached hereto as Schedule 3 (the "Environmental Indemnity"). Notwithstanding anything to the contrary contained in the Lease or Work Letter and except to the extent caused by the gross negligence or willful misconduct of Landlord, *, Tenant hereby agrees to be solely responsible for, and shall otherwise indemnify, defend and hold * harmless from and against, any and all claims, liabilities, Losses (as that term is defined in the Environmental Indemnity) and the costs of any Remediation (as that term is defined in the Environmental Indemnity) that may arise under the Environmental Indemnity for which * may be liable. In connection therewith, Tenant further agrees to be responsible for all costs relating to any inspections, testing, or appraisals that Lender may require or otherwise undertake at the Premises pursuant to its rights under the Environmental Indemnity. Tenant shall pay such costs within twenty (20) days after receipt of written demand and copies of invoices evidencing such costs.

4. Broker Representation. Landlord and Tenant represent to one another that neither party has dealt with any broker nor is any other fee or commission payable in connection with this First Amendment. Landlord and Tenant shall indemnify, defend and hold one another harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.

5. No Other Amendments. The Lease referred to hereinabove and this First Amendment constitute the entire agreement by and between Landlord and Tenant and supercede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this First Amendment, and is hereby ratified and reaffirmed as amended by this First Amendment. From and after the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.

6. Conflicts. If any conflict between this First Amendment and the Lease should arise, the terms of this First Amendment shall control.

7. Successor and Assigns. This First Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

8. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.


                         [SIGNATURES ON FOLLOWING PAGE]

      The parties have executed this First Amendment as of the date first written above.


LANDLORD:                            TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By: /s/ Stan Wendzel                     By:  /s/ Geert R. Kersten
     ---------------------------------        -------------------------------
Name:  Stan Wendzel                       Name: Geert R. Kersten
     ---------------------------------        -------------------------------
Title: Manager                           Title: Chief Executive Officer
     ---------------------------------        -------------------------------

                                   SCHEDULE 1

                                 Project Budget



                                 [SEE ATTACHED]



                                        *

                                   SCHEDULE 2

                   Additional Landlord Insurance Requirements

I.   General Requirements (all policies)

A. Company Rating/Qualification. The insurance company or companies issuing the policies described below each must be a U.S. domestic insurance standard stock company or non-participating mutual company which is a primary insurer and has
(i) an investment grade rating or claims paying ability assigned by one or more credit rating agencies approved by Nett Funding, LLC, a Delaware limited liability company ("Lender"), and (ii) a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc. (or if a rating of A.M. Best Company Inc. is no longer available, a similar rating from a similar or successor service). Foreign insurance companies with a U.S. branch are not acceptable unless approved in writing by Lender's insurance department. All insurers must be licensed, registered and in good standing in the state or states where the property or properties are located.

B. Additional Insured, Mortgagee Endorsements, etc. Each of the insurance policies must name Lender as an additional named insured. Each of the insurance policies must also contain: (i) with respect to those policies referred to in paragraph II below, a primary standard "non-contributory mortgagee" endorsement or its equivalent relating, inter alia, to recovery by Lender notwithstanding the negligent or willful acts or omission of Lender; (ii) with respect to those policies referred to in paragraphs II and III below, a waiver of subrogation endorsement as to Lender; (iii) with respect to those policies referred to in paragraphs II and III below, an endorsement providing for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of similar properties in the general vicinity of the subject property, but in no event in excess of $10,000, and (iv) with respect to those policies referred to in paragraph II below, coverage shall be provided on an agreed amount basis with no coinsurance clause. The insurance policy referred to in paragraph II.A. below must provide coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction.

C. Borrower's/Property Owner's Failure to Maintain Insurance. If VIF II CEL-SCI Partners, LLC, a Delaware limited liability company ("Borrower/Property Owner") fails to maintain such insurance or fails to deliver to Lender the certificates of insurance required by Lender as set forth herein, upon twenty-four (24)
hours' prior notice to Borrowers/Property Owner, Lender may procure such insurance at Borrowers'/Property Owner's sole cost and expense.

D. Certificates of Renewals, etc. Except in the case of Workmen's Compensation or Flood insurance, certificates of insurance issued by state or federal agencies for the required coverage shall not be acceptable for purposes hereof. Certificates evidencing renewal and replacement insurance policies shall be delivered to Lender not less than five (5) days after the expiration date of the applicable insurance policy or policies required to be maintained hereunder.

E. Notice of Cancellation. All insurance policies shall contain (i) a provision that such policies shall not be cancelled (whether for non-payment or otherwise) or terminated, nor shall they expire, without at least thirty (30) days' prior written notice to Lender in each instance.

II.  Property Insurance Requirements

A. All Risk Property Coverage. Borrower/Property Owner shall maintain property insurance with respect to the improvements and building equipment insuring against any peril now or hereafter included within the classification "All Risks of Physical Loss", including, without limitation, losses from fire, lightning, debris removal, windstorm, hail, explosion, smoke; aircraft and vehicle damage, terrorism, riot, vandalism and malicious mischief, falling objects, weight of snow, ice or sleet; collapse, water damage and sprinkler leakage. In any event such insurance shall be maintained in an amount which, after application of deductible, shall be equal to the full insurable value of the improvements and building equipment, but in no event less than the coverage required pursuant to the terms of any lease affecting the subject property. The term "full insurable value" shall mean the actual replacement cost of the improvements and building equipment (without taking into account any depreciation, and exclusive of excavations, footings and foundations, landscaping and paving) determined annually and approved by Lender.

B. Boiler Coverage. Borrower/Property Owner shall maintain broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, equipment and air conditioning or heating units located in, on or about the subject property and insurance against loss of occupancy or use arising from any breakdown in such amounts as are generally required by institutional lenders for properties comparable to the subject property.

C. Rent Loss/Business Interruption. Borrower/Property Owner shall maintain business interruption and/or loss of "rental income" insurance in an amount sufficient to provide proceeds which will cover a period of not less than twelve
(12) months from the date of casualty or loss, the term "rental income" to mean the sum of (A) the total ascertainable rents then payable under the leases affecting the subject property and (B) the total ascertainable amount of all other amounts to be received by Borrower/Property Owner from third parties which are the legal obligation of the tenants, reduced to the extent such amounts would not be received because of operating expenses not incurred during a period of non-occupancy of that portion of the subject property then not being occupied.

D. Special Coverages. Borrower/Property Owner shall maintain special coverages such as Flood, Earthquake, Earth Movement, etc., if the subject property is located in an area prone to these perils.

     1. Flood Insurance. Flood coverage is required; Borrower/Property Owner to approve level of coverage and deductible.

     2. Earthquake Insurance. Earthquake coverage shall be in broad form and acceptable to Lender; provided, however, that such coverage shall at minimum cover the probable maximum loss based on a five hundred year period. California Quake shall have a deductible of not over five percent (5%) and follow the form of the property policy including Lender enhancements, and in all other states, the quake deductible will be 2% or less or as approved by Lender.

     3. Windstorm Insurance. With respect to property located in a Tier I zone, Borrower/Property Owner shall maintain windstorm coverage with a deductible not to exceed 5% and at full replacement cost.

E. Intentionally Omitted.

III.  Liability Insurance Requirements

A. General Liability Insurance. Borrower/Property Owner shall maintain comprehensive general liability insurance, including bodily injury, death and property damage liability, insurance against any and all claims, including all legal liability to the extent insurable and imposed upon Lender and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the subject property in such amounts as are generally available at commercially reasonable premiums and are generally required by institutional lenders for properties comparable to the subject property but in any event for a combined single limit of at least $10,000,000. At least $1,000,000 of such liability coverage shall be primary, and the balance may be maintained as excess or umbrella coverage. Such liability insurance must be occurrence based coverage, rather than claims made coverage. This insurance must stand on its own with no participation or proration. In the event that the Lender's loan agreement requires a higher limit, the higher limit shall prevail.

B. Intentionally Omitted.

C. Liquor Liability/Dram Shop. If liquor is sold or served at the Property, Borrower/Property Owner shall maintain dram shop, host liquor liability or liquor liability coverage of at least $10,000,000 single and aggregate.

C. Motor Vehicles. Borrower/Property Owner shall maintain auto liability insurance. The combination of the primary auto liability and excess liability or umbrella must equal $10,000,000.

D. Worker's Compensation Insurance. Borrower/Property Owner shall maintain workers' compensation insurance with respect to any work on or about the subject property.

IV.   Additional Coverages

      Borrower/Property Owner shall maintain such other insurance with respect to Borrower/Property Owner and the subject property against loss or damage of the kinds from time to time required by Lender to the extent such additional insurance is for perils and in amounts customarily required by institutional lenders for properties comparable to the subject property and to the extent such other insurance is available at commercially reasonable rates.

1
{10124806.1}
                                   SCHEDULE 3

                        Environmental Indemnity Agreement
                                 [See Attached]

                        ENVIRONMENTAL INDEMNITY AGREEMENT

      THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the "Agreement") is made as of August __, 2007 by VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Property Owner"), STANLEY WENDZEL, an individual ("Guarantor"; together with Property Owner, "Indemnitor" or "Indemnitors", as applicable), in favor of NETT FUNDING, LLC, a Delaware limited liability company ("Lender"), and the other Indemnified Parties (defined below).
RECITALS

A. SAN TOMAS PARTNERS, LLC, a Delaware limited liability company (the "Borrower") owns, or will own on the Closing Date, the fee interest in certain real property located in the County of *, State of Maryland, and more particularly described in Exhibit A attached hereto (said real property being referred to as the "Land"; the Land, together with all structures, buildings and improvements now or hereafter located on the Land, being collectively referred to as the "Property").

B. Lender is making a loan (the "Loan") to Borrower in connection with the financing of the Property by Property Owner, pursuant to that certain Mezzanine Loan Agreement ("Loan Agreement"), dated of even date herewith, and which is evidenced by, among other things, one or more promissory notes of even date herewith (collectively, the "Note"). Borrower's obligations under the Loan will be guaranteed by Property Owner pursuant to an indemnity guaranty, dated of even date herewith (the "Indemnity Guaranty"). The Loan and the Indemnity Guaranty will be secured by, among other things (i) the Pledge Agreement (as defined in the Loan Agreement) and (ii) the Indemnity Deed of Trust (as defined in the Loan Agreement). The Loan Agreement, the Note, the Pledge Agreement, the Indemnity Guaranty, the Indemnity Deed of Trust, this Agreement and the other documents evidencing, or securing the Loan, or entered into in connection therewith and any modifications, renewals and extensions thereof are sometimes referred to herein collectively as the "Loan Documents".

C. Guarantor has an indirect ownership interest in Borrower, and as a result will receive benefits from Lender's making the Loan to Borrower.

D. Lender is unwilling to make the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, and covenants and other matters described in this Agreement for the benefit of Indemnified Parties.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitors jointly and severally hereby agrees and covenants as follows:

                                    Article 1
                                   Definitions

1.1 Unassigned Definitions: Capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

1.2 Definitions: As used in this Agreement, the following terms shall have the following meanings:

     1.2.1 The term "Environmental Law" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, and other governmental directives or requirements, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials that apply to Borrower, Property Owner, or the Property and relate to Hazardous Materials.

     1.2.2 The term "Hazardous Materials" shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls ("PCBs") and compounds containing them; lead and Lead Based Paint (as defined below); asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any pathogen and airborne pathogen (naturally occurring or otherwise), toxin or other biological agent or condition, including, but not limited to, any fungus, mold, mycotoxins and microbial matter ("Pathogens"); any substance the presence of which on the Property is prohibited by any federal, state or local authority (excepting, however, materials used in the ordinary course of construction, use or management of a life science R&D manufacturing facility in accordance with all applicable Environmental Law); and any other material or substance now or in the future defined as a "hazardous substance," "hazardous material", hazardous waste", toxic substance", "toxic pollutant", "contaminant", or pollutant" within the meaning of any Environmental Law. In addition, Lender acknowledges that the Tenant under the Cel-Sci Lease may use certain radioactive materials and/or biohazardous materials in connection with the operation of its business from the Property. Lender consents to the use of such radioactive materials and/or biohazardous materials so long as Cel-Sci uses such materials in accordance with all required licenses and otherwise in accordance with applicable Environmental Law and confirms that the use of such materials by Cel-Sci shall not constitute a breach under this Agreement so long as such materials are used in accordance with applicable Environmental Law.

     1.2.3 The term "Indemnified Parties" means Lender, any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan, the collateral for the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender's assets and business).

     1.2.4 The term "Legal Action" means any claim, suit or proceeding, whether administrative or judicial in nature.

     1.2.5 The term "Losses" includes any and all losses, damages (excluding, however, consequential damages), costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, without limitation, strict liabilities), obligations, debts, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, attorneys' fees, engineers' fees, reasonable environmental consultants' fees, and investigation costs (including, without limitation, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claim, suits, judgments or awards.

     1.2.6 The term "Release" with respect to any Hazardous Materials means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

     1.2.7 The term "Remediation" includes, but is not limited to, any response, remedial removal, or corrective action, any activity to cleanup, abate, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material which in its then-present state and concentration would be required to be remediated pursuant to any applicable Environmental Law.

     1.2.8 The term "Threatened" or "Threat" means that there is a substantial likelihood of a Release which requires action to prevent or otherwise mitigate damage to the environment that may result from such Release.

                                    Article 2
                                 Indemnification

2.1 Indemnification. Borrower and Guarantor covenant and agree at their sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses and costs of Remediation (whether or not performed voluntarily) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following:

(a) any presence of any Hazardous Materials in, on, above, or under the Property;

(b) any past, present or threatened Release of Hazardous Materials in, on, above, under or from the Property;

(c) any activity by Property Owner, Borrower, any person or entity affiliated with Borrower, and any tenant or other user of the Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Hazardous Materials at any time located in, under, on or above the Property or any actual or proposed remediation of any Hazardous Materials at any time located in, under, on or above the Property, whether or not such remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action;

(d) any past or present non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon, including but not limited to any failure by Property Owner, Borrower or any person or entity affiliated with Borrower and any tenant or other user of the Property to comply with any order of any governmental authority in connection with any Environmental Laws;

(e) the imposition, recording or filing of any environmental lien encumbering the Property;

(f) any acts of Property Owner, Borrower, any person or entity affiliated with Borrower, and any tenant or other user of the Property in (i) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials from the Property at any facility or incineration vessel containing such or similar Hazardous Materials or (ii) accepting any Hazardous Materials from the Property for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Material which causes the incurrence of costs for remediation;

(g) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement or the Loan Agreement relating to environmental matters;

(h) the failure by any Indemnitor to comply fully with the terms and conditions of this Agreement;

(i)  the enforcement of this Agreement;

(j) any environmental investigation, assessment, audit or review conducted in connection with the Property or the operations conducted at any time thereon pursuant to Lender's rights under this Agreement or any of the Loan Documents, including, without limitation, the cost of assessment, investigation, containment, removal and/or Remediation of any and all Hazardous Materials from all or any portion of the Property, the cost of any actions taken in response to the presence, release or threat of release of any Hazardous Materials on, in under or affecting any portion of the Property to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and cost incurred to comply with Environmental Laws in connection with all or any portion of the Property;

(k) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement;

(l)  any past,  present  or  threatened  injury  to,  destruction  of or loss of natural  resources  in any way  connected  with  the  Property,  including, without limitation, costs to investigate and assess such injury, destruction or loss; or

(m) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including, without limitation, damages assessed for a private or public nuisance or for the conducting of an abnormally dangerous activity on, at or under the Property in connection with Hazardous Materials.

Except if attributable to the acts or omissions of Property Owner or Borrower, the foregoing indemnity shall not apply to, and Indemnitors shall have no responsibility hereunder in connection with, any Hazardous Materials (including any costs relating thereto, including, without limitation, any Losses or costs f Remediation) which are initially placed on, in or under the Property after a UCC sale, foreclosure (or transfer-in-lieu of foreclosure), judicial or non-judicial sale or other taking of title to the shares in Property Owner or to the Property by Lender or its successor or assigns, or with respect to any acts of gross negligence or misconduct by the Lender or its successors or assigns resulting in the release or placement of Hazardous Materials on or under the Property.

2.2 Subrogation. Each Indemnitor shall, or shall cause Property Owner to, take any and all reasonable actions, including institution of legal action against third-parties, necessary or appropriate to obtain reimbursement, payment or compensation from such persons responsible for the presence of any Hazardous Materials at, in, on, under or near the Property or otherwise obligated by law to bear the cost. Indemnified Parties shall be and hereby are subrogated to all of each Indemnitor's rights now or hereafter in such claims.

                                   Article 3
                  Representations and Warranties and Covenants

3.1 General Representations and Warranties. Each Indemnitor represents and warrants as follows:

     3.1.1 Each Indemnitor that is a corporation, partnership or limited liability company represents and warrants that (i) it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by such Indemnitor has been duly and validly authorized by all requisite organizational action and (ii) this Agreement is in the ordinary course of business of each Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership or trust agreement, articles of organization, operating agreement or other governing instrument of such Indemnitor;

     3.1.2 Compliance with this Agreement will not result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under any agreement, indenture or loan or credit agreement or other instrument to which each Indemnitor or the Property is subject, or, to the best of such Indemnitor's knowledge, result in the violation of any law, rule, regulation, order, judgment or decree to which such Indemnitor or the Property is subject; other than, in each case such conflicts, defaults or violations that would not result in a material adverse change in the business, operations, financial condition, properties or assets of such Indemnitor, or in any material impairment of the right or ability of such Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of such Indemnitor, or draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of such Indemnitor contemplated herein, or be likely to impair materially the ability of such Indemnitor to perform under the terms of this Agreement;

     3.1.3 There is no action, suit, proceeding or investigation pending or, to the best of such Indemnitor's knowledge, threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Property Owner or any Indemnitor, or in any material impairment of the right or ability of Property Owner or any Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Property Owner or any Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of each Indemnitor contemplated herein, or which would be likely to impair materially the ability of any Indemnitor to perform under the terms of this Agreement;

     3.1.4 No approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other person, and no approval, authorization or consent of any other party is required in connection with this Agreement; and

     3.1.5 This Agreement constitutes a valid, legal and binding obligation of each Indemnitor, enforceable against it in accordance with the terms hereof subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating or affecting creditors' rights and to general equity principals.

3.2 Environmental Representations and Warranties. Each Indemnitor represents and warrants, based upon their review of the written report(s) resulting from the environmental assessment (s) of the Property previously delivered to Lender (collectively, the "Environmental Reports") and information that any Indemnitor has actual knowledge of, that:

     3.2.1 There are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws and, if required, with permits issued pursuant thereto and
(ii) either fully disclosed to Lender in the Environmental Reports or are used by Borrower or tenants of the Property in the ordinary course of their business, provided that as disclosed in the Environmental Reports, Lender acknowledges that (i) underground storage tanks have been previously removed from the Property and (ii) an above-ground storage tank exists on the Property (which is scheduled to be removed prior to the occupancy of the Tenant under the Cel-Sci Lease;

     3.2.2 There are no past, present or threatened Releases of Hazardous Materials in, on, under or from the Property except as described in the Environmental Reports;

     3.2.3 There is no threat of any Release of Hazardous Materials migrating to the Property except as described in the Environmental Reports;

     3.2.4 There are no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Reports;

     3.2.5 No Indemnitor knows of, or has received, any written notice from any Person (including, without limitation, a governmental entity) in connection with the Property relating to Hazardous Materials or Remediation thereof, or any actual or threatened administrative or judicial proceedings in connection with any of the foregoing; and

     3.2.6 Each Indemnitor has truthfully and fully provided to Lender, in writing, any and all information relating to conditions in, on, under or from the Property that is known to any Indemnitor and that is contained in the files and records of any Indemnitor, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

3.3   Environmental Covenants.  Each Indemnitor covenants and agrees as follows:

     3.3.1 All uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto;

     3.3.2 There shall be no Releases of Hazardous Materials in, on, under or from the Property, other than in compliance with applicable Environmental Laws;

     3.3.3 There shall be no Hazardous Materials in, on, or under the Property except those that are both (i) in compliance with all Environmental Laws and, if required, with permits issued pursuant thereto, and (ii) fully disclosed to Lender in writing or are used by Borrower or tenants of the Property in the ordinary course of their business;

     3.3.4 Each Indemnitor shall keep, or cause to be kept, the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Indemnitor or any other Person (the "Environmental Liens");

     3.3.5 Subject to Section 4, each Indemnitor shall, at their sole cost and expense, perform an environmental site assessment or other investigation of environmental conditions in connection with the Property as reasonably determined by Indemnitor, pursuant to any reasonable written request of Lender if Lender has reason to suspect that (i) a Release of a Hazardous Material has occurred in violation of Environmental Laws (including, without limitation, sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) or (ii) such investigation or assessment is required by any applicable law or governmental authority in connection with any demolition and or construction activity at the Property. Indemnitors agree to share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof;

     3.3.6 Each Indemnitor shall, at their sole cost and expense, comply or cause Borrower to comply with all reasonable written requests of Lender to (i) reasonably effectuate Remediation of any condition (including, without limitation, a Release of a Hazardous Material) in, on, under or from the Property; (ii) comply with any Environmental Law with respect to the Property;
(iii) comply with any directive from any governmental authority with respect to the Property; and (iv) take any other reasonable action with respect to the Property necessary or appropriate for protection of human health or the environment;

     3.3.7 Each Indemnitor, promptly upon becoming aware of the same shall notify Lender in writing of (i) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property, in violation of applicable Environmental Laws; (ii) any non-compliance in any material respect with any applicable Environmental Laws related in any way to the Property; (iii) any actual or potential Environmental Lien; (iv) any required or proposed Remediation of environmental conditions relating to the Property; (v) any Legal Action brought against such party or related to the Property, with respect to which Indemnitors may have liability under this Agreement; and (vi) any written notice of which any Indemnitor receives relating to any violation of any applicable Environmental Law with respect to the Property, other environmental conditions in connection with the Property that are in violation of applicable Environmental Law, or any actual or threatened administrative or judicial proceedings relating to any environmental condition of the Property.

     3.3.8 If, at any time hereafter, Lender reasonably suspects any lead-based paint in its present state and concentration on the Property is in an amount and/or state in excess of the concentration permitted under applicable Environmental Laws ("Lead Based Paint"), Indemnitors agree, at their sole cost and expense and within thirty (30) days thereafter, to cause to be prepared an assessment report describing the location and condition of the Lead Based Paint

(a "Lead Based Paint Report"), prepared by an expert, and in form and scope acceptable to Lender. If at any time hereafter, Lender reasonably (i) suspects that the Property contains any asbestos or asbestos containing materials ("Asbestos") in its present state and concentration as would be in violation of any applicable Environmental Laws or (ii) determines, that pursuant to any proposed demolition or construction of any improvements at the Property, that any governmental entity would require an assessment report describing the location and condition of the Asbestos (the "Asbestos Report"), Indemnitors agree, at their sole cost and expense and within thirty (30) days thereafter, to cause to be prepared the Asbestos Report, prepared by an expert, and in form and scope acceptable to Lender. If at any time hereafter, Lender has reason to believe that Pathogens in their present state and concentration would be in violation of applicable Environmental Laws are present on the Property, Indemnitors agree, at their sole cost and expense, and within thirty (30) days thereafter, to cause to be prepared an assessment report describing the location and condition of the Pathogens ("Pathogens Report"), prepared by an expert, and in form and scope acceptable to Lender.

     3.3.9 Each Indemnitor agrees that if it has been, or if at any time hereafter it is, determined that the Property contains Lead Based Paint/Asbestos/Pathogens, in their present state and concentration, would be in violation of any applicable Environmental Laws as noted in 3.3.8, on or before thirty (30) days following (i) the date hereof, if such determination was made prior to the date hereof or (ii) such determination, if such determination is hereafter made, as applicable, Indemnitors shall, at their sole cost and expense, develop and implement, and thereafter diligently and continuously carry out (or cause to be developed, implemented and thereafter diligently carried out), an operations, abatement and maintenance plan for the Lead Based Paint/Asbestos/Pathogens on the Property, which plan shall be prepared by an expert, and be in form, scope and substance reasonably acceptable to Lender (the "O&M Plan"). Indemnitors agree to diligently and continuously carry out (or cause to be carried out) the provisions thereof. Compliance with the O&M Plan shall require or be deemed to require, without limitation, the proper preparation and maintenance all records, papers, and forms required under the Environmental Laws.

                                   Article 4
                             Inspection and Testing

Lender may require Borrower (or Borrower shall cause Property Owner to do so, as appropriate), at its sole cost and expense, from time to time to perform or cause to be performed, such studies or assessments of the Property, as Lender may reasonably deem necessary, appropriate or desirable, to determine the status of environmental conditions on, under and about the Property, which studies and assessments shall be for the benefit of Lender and shall be prepared in accordance with the specifications established by Lender. Borrower hereby confirms the right of Lender (or a receiver appointed by Lender) to enter upon and inspect all or any portion of the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any hazardous substance into, onto, beneath, or from the Property in accordance with applicable law. All reasonable costs and expenses incurred by Lender pursuant to this provision or applicable law, including, without limitation, costs of consultants and contractors, costs of repair of any physical injury to the Property normal and customary to the tests and studies, court costs and attorneys' fees, costs and expenses, whether incurred in litigation or not and whether before or after judgment, shall be payable by Borrower and, to the extent advanced or incurred by Lender, shall be reimbursed to Lender by Borrower upon demand. This provision is separate and several, and shall survive merger into any judgment. Notwithstanding the foregoing, Borrower shall not be responsible for the cost and expense of any environmental study or assessment unless one of the following has occurred: (1) an Event of Default,
(2) if required by a federal, state or local regulatory agency, or (3) if Lender has a reasonable belief that a violation of Environmental Law exists with respect to the Property.

                                    Article 5
                                     General

5.1 Unimpaired Liability. The liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by any of the Loan Documents, (ii) any sale or transfer of all or part of the Property, (iii) except as provided herein, any exculpatory provision in any of Loan Documents limiting Lender's recourse to the Property or to any other security for the Loan, or limiting Lender's rights to a deficiency judgment against Borrower, (iv) the accuracy or inaccuracy of the representations and warranties made by or each Indemnitor herein or under any of the Loan Documents,
(v) the release of Borrower or any other Person from performance or observance of any of the agreements, covenants, terms or condition contained in any of the other Loan Documents by operation of law, Lender's voluntary act, or otherwise,
(vi) the release or substitution in whole or in part of any security for the Loan, or (vii) Lender's failure to file any UCC financing statements (or Lender's improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan; and, in any such case, whether with or without notice to Borrower and with or without consideration.

5.2 Indemnification Procedures. If any action shall be brought against Lender based upon any of the matters for which Lender is indemnified hereunder, Lender shall promptly notify Borrower in writing thereof and Borrower shall promptly assume the defense thereof, including, without limitation, the employment of counsel reasonably acceptable to Lender and the negotiation of any settlement; provided, however, that any failure of Lender to notify Borrower of such matter shall not impair or reduce the obligations of Borrower hereunder. Lender shall have the right, at its own expense, to participate in the defense of any such action using counsel selected by Lender and reasonably approved by Borrower; provided, however, that Borrower shall pay the expenses of such counsel if the named parties to any such action include both Borrower and Lender and representation  of both  Borrower  and  Lender  by the  same  counsel  would  be inappropriate under applicable standards of professional conduct due to conflicting interests between them (in which case, such expenses shall be included in Losses). In the event Borrower shall fail to discharge or undertake to defend Lender against any claim, Losses or liability for which Lender is indemnified hereunder and for which Borrower has received written notice from Lender, Lender may, at its sole option and election, defend or settle such claim, Losses or liability. The liability of Borrower to Lender hereunder shall be conclusively established by such settlement, provided such settlement is made in good faith, the amount of such liability to include both the settlement consideration and the costs and expenses, including, without limitation reasonable attorney's fees and disbursements, incurred by Lender in effecting such settlement. In such event, such settlement consideration, costs and expenses shall be included in Losses and Borrower shall pay the same as hereinafter provided. Lender's good faith in any such settlement shall be conclusively established if the settlement is made on the advice of independent legal counsel for Lender.

     5.2.1 Borrower shall not, without the prior written consent of Lender: (i) settle or compromise or cause to settled or compromised any action, suit, proceeding or claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Lender of a full and complete written release of Lender (in form, scope and substance satisfactory to Lender in its sole discretion) from all liability in respect of such action, suit, proceeding or claim and a dismissal with prejudice of such action, suit, proceeding or claim; or (ii) settle or compromise any action, suit, proceeding or claim in any manner that may adversely affect Lender or obligate Lender to pay any sum or perform any obligation as determined by Lender in its sole discretion.

     5.2.2 All Losses shall be immediately reimbursable to Lender when and as incurred and, in the event of any litigation, claim or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim or other proceeding, and Borrower shall pay to Lender any and all Losses within thirty (30) days after written notice from Lender itemizing the amounts thereof incurred to the date of such notice. In addition to any other remedy available for the failure of Borrower to periodically pay such Losses, such Losses, if not paid within said thirty (30) day period, shall bear interest at the Default Rate (as defined in the Loan Agreement).

     5.2.3 If Borrower or Property Owner obtains any environmental risk insurance policy or policies in connection with the Property, Lender agrees to give its reasonable cooperation to the insurance company in connection with its defense of any third party claims against Property Owner, Borrower or Lender with respect to Hazardous Materials and to not unreasonably withhold its approval of the counsel selected to defend Property Owner, Borrower and Lender against such claims by such insurance company.

5.3 Enforcement. Indemnified Parties may enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the any of the Collateral or the Property, through foreclosure proceedings, UCC sale or otherwise, provided, however, that nothing herein shall inhibit or prevent Lender from suing on the Loan Documents, foreclosing, or exercising any power of sale or UCC sale rights under, the Loan Documents, or exercising any other rights and remedies thereunder, to the extent permitted thereunder. This Agreement is not collateral or security for the debt of Borrower pursuant to the Loan, unless Lender expressly elects in writing to make this Agreement additional collateral or security for the debt of Borrower pursuant to the Loan, which Lender is entitled to do in its sole discretion. Except as otherwise expressly provided under this Agreement, it is not necessary for an event of default to have occurred pursuant to any Loan Document for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Loan Documents to the contrary, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Documents; Borrower and Guarantor are fully and personally liable for such obligations, and Borrower's liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.

5.4 Reinstatement of Obligations. If at any time all or any part of any payment made by any Indemnitor or received by Lender from such Indemnitor under or with respect to this Agreement is or must be rescinded or returned for any reason whatsoever (including, but not limited to, the insolvency, bankruptcy or reorganization of such Indemnitor), then the obligations of Indemnitors hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by any such Indemnitor, or receipt of payment by Lender, and the obligations of Indemnitors hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by such Indemnitor had never been made.

                                    Article 6
                                     Waivers

6.1 Waivers by Guarantor. To the extent permitted by law, Guarantor hereby waives and agrees not to assert or take advantage of the following: (a) any right to require an Indemnified Party (i) to proceed against Borrower or any other Person, (ii) to proceed against or exhaust any security held by any Indemnified Party at any time or (iii) to pursue any other remedy in such Indemnified Party's power or under any other agreement, in any case, before proceeding against Guarantor hereunder; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person of the failure of an Indemnified Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person; (c) any demand, presentment for payment, protest and notice of protest, demand, dishonor and nonpayment and all other notices, except as expressly required by the Loan Documents, including, without limitation, notice of new or additional indebtedness or obligations or of any action or non-action on the part of Borrower, Lender, any endorser or creditor of Borrower or of Guarantor or of any other Person whomsoever under this Agreement or any other Loan Document; (d) any defense based upon an election of remedies, splitting a cause of action or merger of judgments by any Indemnified Party; (e) any right or claim of right to cause a marshalling of the assets of Guarantor; (f) {reserved]; (g) any duty on the part of any Indemnified Party to disclose to Guarantor any facts such Indemnified Party may now or hereafter know about Borrower or the Property, regardless of whether such Indemnified Party (i) has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, (ii) has reason to believe that such facts are unknown to Guarantor or (iii) has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being informed of the financial condition of Borrower, the condition of the Property and of all other circumstances bearing on the risk that liability may be incurred by Guarantor hereunder; (h) any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents; (i) any lack of commercial reasonableness in dealing with the Collateral for the Loan; (j) any deficiencies in the Collateral for the Loan or any deficiency in the ability of Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed; (k) an assertion or claim that the automatic stay provided by 11 U.S.C. ss.362 (arising upon the voluntary or involuntary bankruptcy proceeding of Borrower or Guarantor) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any of its rights, whether now existing or hereafter acquired, which Lender may have against Guarantor, Borrower or the Collateral for the Loan; and (l) any modifications of any of the Loan Documents or any obligation of Borrower or Guarantor relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise.

     Borrower and Guarantor covenant and agree that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Borrower or Guarantor, neither Borrower nor Guarantor shall seek a supplemental stay or otherwise pursuant to 11 U.S.C. ss.105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights of Lender against Borrower or Guarantor by virtue of this Agreement or otherwise.

6.2 Waivers by Each Indemnitor. Each Indemnitor hereby waives and agrees to not assert or take advantage of the following: (a) any right or claim of right to cause a marshaling of Borrower's assets or to cause Lender or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against each Indemnitor; (b) all rights and remedies accorded by applicable law to each Indemnitor that might constitute a legal discharge of such Indemnitor as a surety or guarantor, except any rights of subrogation which such Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including, without limitation, any claim that such subrogation rights were abrogated by any acts of Lender or other Indemnified Parties; (c) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Lender or other Indemnified Party; (d) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (e) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand unless specifically required to be made upon or delivered to any Indemnitor by this Agreement or the other Loan Documents; and
(f) the benefits of any statutes of limitations.

     Notwithstanding anything to the contrary contained herein, each Indemnitor agrees to postpone the exercise of any rights of subrogation with respect to any Collateral securing the Loan until the Loan shall have been indefeasibly paid in full. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege.

                                    Article 7
                                  Miscellaneous

7.1 Notices. All notices and other written communication which are required or called for under any provision of this Agreement shall be effective only if they are in writing, addressed to the proper party at the applicable address for notice indicated on the signature page of this Agreement and sent in one of the following ways: (i) by U.S. Mail; (ii) by a recognized overnight carrier, such as Federal Express, marked for next day delivery; or (iii) by facsimile transmission; in each case with delivery charges (if any) prepaid and addressed to each party at its address for notices. Any party may change its address for notice by giving notice to the other parties in the manner provided herein. Such a notice or other communication shall be deemed delivered at the following times: if sent by U.S. Mail, then upon receipt or refusal to accept delivery; if sent by a recognized overnight carrier, then one (1) Business Day after the acceptance by the carrier for next day delivery; and if by facsimile, on the Business Day it is sent if the sender verifies that the notice was received at the recipient's facsimile machine during regular business hours on the day sent
- otherwise, on the next Business Day; provided that any notice or other communication sent by facsimile must be reasonably legible when received by a properly operating facsimile receiver.

7.2 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

7.3 No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

7.4 Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

7.5 Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term "Borrower" shall be deemed to refer to each and every person or entity comprising Borrower from time to time, as the sense of a particular provision may require, and to include the successors and assigns of Borrower, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Borrower may be assigned except with the written consent of Lender. Without limiting the effect of specific references in any provision of this Agreement, the term "Guarantor" shall be deemed to refer to each and every person or entity comprising each such Guarantor from time to time, as the sense of a particular provision may require, and to include the successors and assigns of such Guarantor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of such Guarantor may be assigned except with the written consent of Lender. Each reference herein to Lender shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns.

7.6 Joint and Several Liability. The obligations and liabilities of each Indemnitor hereunder are joint and several.

7.7 Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

7.8 Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Lender has under the other Loan Documents or would otherwise have at law or in equity.

7.9 Inapplicable Provisions. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

7.10 Governing Law. This Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts made and intended to be performed in such state, without giving effect to principles of conflicts of laws, and any applicable law of the United States of America.

7.11 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO THE LOAN OR THE PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN.

7.12 Approvals. Wherever pursuant to this Agreement (i) Indemnified Parties exercise any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Indemnified Parties, or (iii) any other decision or determination is to be made by Indemnified Parties, the decision of Indemnified Parties to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnified Parties, shall be in the reasonable discretion of Indemnified Parties, except as may be otherwise expressly and specifically provided herein.

7.13 Legal  Fees.  Wherever  pursuant  to this  Agreement  it is  provided  that
Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Indemnified Parties. Indemnitor shall reimburse Lender for all reasonable attorneys' fees, costs and expenses incurred by Lender in connection with the enforcement of Lender's rights under this Agreement, including, without limitation reasonable attorneys' fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements, or for enforcement of rights under any state or federal statute, including without limitation reasonable attorneys' fees, costs and expenses incurred in bankruptcy and insolvency proceedings, such as (but not limited to) seeking relief from stay in a bankruptcy proceeding. The term "expenses" means any expenses incurred by Lender in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referred to above, including without limitation the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Lender in connection with any such proceeding. Lender shall also be entitled to its reasonable attorneys' fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several, shall survive the termination of this Agreement, and shall survive the merger of this Agreement into any judgment on this Agreement.

7.14 Loan Amount No Limitation. The amount of Indemnitor's liability under this Agreement is unrelated to and independent of, the amount of any Losses that Lender may suffer by reason of the failure of the Loan to be repaid in full, and shall not be determined by reference to the amount of any Loan loss. The enforcement of this Agreement by any Indemnified Party shall not be construed as an indirect attempt to recover any such Loan loss. Indemnitor acknowledges that they may have liability under this Agreement even if the Loan is repaid in full by reason of a full credit bid at any foreclosure sale UCC sale, judicial sale or non-judicial sale under or release of the Pledge Agreement, and that the amount of Indemnitor's liability hereunder could exceed the entire amount paid by Property Owner for the Property.

7.15 Survival. The obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, UCC sale or delivery of an assignment of ownership interests in Borrower or Property Owner in lieu of foreclosure, UCC sale, judicial sale or non-judicial sale under the Pledge Agreement or the Deed of Trust, as applicable, subject to the final sentence of Section 2.1.

7.16  Time. Time is of the essence in this Agreement and all its provisions.

                            (Signature page follows)

      This Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

                                           GUARANTOR:

                                           /s/ Stanley Wendzel
                                           ------------------------------
                                           STANLEY WENDZEL


                                           Address for Notices:

                                           c/o BioRealty, Inc.
                                           9811 Irvine Center Drive
                                           Irvine, California  92618
                                           Attention:  Stan Wendzel
                                           Fax: *


                       [signatures continue on next page]

                                           PROPERTY OWNER:

                                           VIF II CEL-SCI PARTNERS, LLC,
                                           a Delaware limited liability company


                                           By:  /s/ Stan Wendzel
                                           Name: Stan Wendzel
                                           Title:  Manager

                                           Address for Notices:

                                           c/o BioRealty, Inc.
                                           9811 Irvine Center Drive
                                           Irvine, California  92618
                                           Attention:  Stan Wendzel
                                           Fax: *


                                           Lender's Address for Notices:

                                           c/o American Realty Advisors
                                           801 N. Brand Blvd., Suite 800
                                           Glendale, CA  91203
                                           Attention:  Stan Wendzel
                                           Telephone: *
                                           Facsimile: *

                                    EXHIBIT A
                                LEGAL DESCRIPTION

                                        *

                       SECOND AMENDMENT TO LEASE AGREEMENT
                            AND WORK LETTER AGREEMENT


      THIS SECOND AMENDMENT TO LEASE AGREEMENT AND WORK LETTER AGREEMENT ("Second Amendment"), is made and dated for reference purposes only as of January 9, 2008, between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and CEL-SCI CORPORATION, a Colorado corporation ("Tenant"), with reference to the following facts:

      A. Landlord and Tenant entered into that certain Lease Agreement, dated June 6, 2007 ("Original Lease"), together with that certain Work Letter Agreement dated June 6, 2007 (the "Work Letter"), as amended by that certain First Amendment to Lease Agreement and Work Letter Agreement dated August 7, 2007 (the "First Amendment"), for premises located at * ("Premises"). The Original Lease, Work Letter and First Amendment are sometimes collectively referred to herein as the "Lease". Except as otherwise modified in this Second Amendment, defined terms used herein shall have the same meanings given to them in the Lease.

      B. Pursuant to Section 3.5 of the Lease, Tenant has delivered to Landlord Tenant's TI Contribution in the amount of $3,150,000.

      C. Pursuant to Section 4.2 of the Work Letter, Tenant has delivered to Landlord the initial estimated Excess Costs in the amount of $3,954,860. Tenant's TI Contribution and the initial estimated Excess Costs are collectively referred to herein as the "Initial Contribution" and equal, in the aggregate, $7,104,860.

      D. In order to facilitate the build-out of the Premises, Landlord has agreed to move forward with certain tenant improvement work at the Premises while the building permit for Landlord's Work is being processed (the "Permit"), subject, however, to the terms and conditions of this Second Amendment.

      E. Landlord and Tenant now desire to amend the Lease and Work Letter as set forth in this Second Amendment.

      THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease and Work Letter as follows:

            1. Pre-Permit Work; Tenant Indemnity. As soon as reasonably practicable after the full execution of this Second Amendment, Landlord hereby agrees to perform certain portions of Landlord's Work (the "Pre-Permit Work") that do not require the issuance of the Permit from Howard County, Maryland (the "County"), subject to the following:

            a. Subject to the provisions of Section 4.2 of the Work Letter, Landlord shall have the right to use funds from the Initial Contribution to pay for all costs incurred by Landlord in performing the Pre-Permit Work.

            b. If the County or any other governmental agency with jurisdiction over the Property requires Landlord to cease the Pre-Permit Work for any reason, including, without limitation, the failure to obtain the Permit, Landlord shall have the right to immediately cease such Pre-Permit Work until such time as the Permit is issued and Landlord shall not be deemed to be in default under the terms of the Lease or this Second Amendment or otherwise be subject to any liability as a result thereof. Tenant shall be responsible for, and shall otherwise indemnify, defend and hold Landlord harmless from and against any and all claims, losses or liabilities arising out of the performance of the Pre-Permit Work by Landlord, including, without limitation, the payment of any fines, penalties or other fees that may be charged by the County in connection with Landlord's performance of the Pre-Permit Work. Notwithstanding anything to the contrary contained in this Second Amendment, Tenant's obligations under
      Section 4.2 of the Work Letter shall continue to be applicable and enforceable in the event Landlord is required to cease the Pre-Permit Work.

            c. If despite good-faith efforts, Landlord is unable to obtain the Permit by June 30, 2009 for any reason, Landlord may elect, in Landlord's sole and absolute discretion, to restore all or any portion of the Premises to the condition existing prior to the Pre-Permit Work. All costs relating to such restoration (which costs may include, without limitation, architects', attorneys' and other consultants' fees and construction and materials fees) (collectively, the "Restoration Costs") shall be paid by Tenant. In connection with the foregoing, Landlord may apply any remaining balance of the Initial Contribution towards the Restoration Costs. To the extent the amount of the Restoration Costs exceed the remaining balance of the Initial Contribution as reasonably determined by Landlord, Tenant shall, within twenty (20) days after receipt of written demand from Landlord (which demand shall include a breakdown of the remaining costs to restore the Premises or any portion thereof), deliver to Landlord the total amount of the Restoration Costs. For the purposes hereof, all invoices, receipts or statements furnished by Landlord's architects, engineers, contractors, sub-contractors, and agents shall suffice as documentation establishing any such Restoration Costs. If Tenant fails to deliver the Restoration Costs to Landlord within such 20-day period, the Restoration Costs shall accrue interest at the rate of ten percent (10%) per annum until the Restoration Costs, plus all accrued interest, are paid in full.

             2. Landlord's Work; Improvements. Tenant acknowledges that notwithstanding the terms and conditions set forth in the Work Letter, Tenant has been actively involved in the pre-construction phase of the Improvements (i.e., the design) and that Landlord has implemented such design elements as Tenant has directed or requested (the "Pre-Construction Elements"), and will continue to implement, in Landlord's reasonable discretion, such Pre-Construction Elements as Tenant may request in the future from time to time. Accordingly, Tenant hereby assumes all risk in connection with any Tenant-based design elements that have been incorporated into the Pre-Construction Elements and agrees to waive any and all claims that Tenant may have against Landlord in connection with the implementation of the same. In connection with the foregoing, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses or liabilities (collectively, "Claims") that may arise out of the Pre-Construction Elements, including, without limitation, any Claims relating to design defects arising out of the implementation of any Pre-Construction Elements. Notwithstanding the foregoing provisions of this
Section 2, Landlord's obligations under Section 3.3 of the Work Letter (Completion of Landlord's Work) will remain unchanged.

             3. Environmental Indemnity. Tenant confirms that Landlord is currently in the process of negotiating a construction contract with BE&K Building Group, Inc. ("BE&K"), for the construction of Landlord's Work (the "Construction Contract"). In connection with such Construction Contract, BE&K is requiring that Landlord indemnify BE&K from certain claims, losses and liabilities arising out of the existence of any hazardous materials (including, without limitation, the existence of any asbestos containing materials ("ACMs") and polychlorinated biphenyls ("PCBs")) at the Property. Notwithstanding anything to the contrary contained in the Lease or Work Letter and except to the extent caused by the gross negligence or willful misconduct of Landlord, Wendzel or Kornich, Tenant hereby agrees to be solely responsible for, and shall otherwise indemnify, defend and hold Wendzel or Kornich harmless from and against, any and all claims, liabilities, losses and the costs of any remediation required that may arise under the environmental indemnity set forth in the Construction Contract for which Landlord, Wendzel/Kornich may be liable. In connection therewith, Tenant further agrees to be responsible for all costs relating to any inspections, testing, or appraisals that may be required as a result of the presence of any such hazardous materials, ACMs or PCBs. Tenant shall pay any costs required to be paid by Tenant under this Section 2 within twenty (20) days after receipt of written demand and copies of invoices evidencing such costs.

            4. Meetings with BE&K. Provided Tenant is not in default under the Lease or Work Letter beyond any applicable notice and cure periods, Landlord shall use reasonable efforts to provide Jones and Burkhart (as defined in the Work Letter) with reasonable prior notice of any relevant meetings regarding the Property between Landlord and BE&K Building Group, Inc. ("BE&K") so that Jones and/or Burkhart may attend and participate in such meetings.

            5. Termination of Construction Contract for Convenience. Tenant acknowledges that the Construction Contract by and between Landlord and BE&K contains a termination for convenience clause giving Landlord the right to terminate the Construction Contract. Landlord hereby agrees not to exercise such termination for convenience unless (i) Tenant is in default under the Lease or Work Letter beyond any applicable notice and cure periods, or (ii) Tenant has delivered a written request to Landlord to terminate the Construction Contract for convenience and Landlord otherwise determines in its sole, subjective discretion that it is appropriate to terminate the Construction Contract.

            6. Construction Contract Line Item Reallocation. Tenant acknowledges that the Construction Contract by and between Landlord and BE&K requires Landlord's approval (not to be unreasonably withheld) prior to BE&K reallocating General Conditions, Corporate Services and Movable Equipment budget line items. Landlord hereby agrees to authorize any such line item reallocations requested by Tenant in writing, so long as (i) Tenant is not in default under the Lease or

Work Letter beyond any applicable notice and cure periods, (ii) there exists no unfunded Excess Costs and (iii) the requested reallocation is necessary to account for an agreed upon line item deficit.

            7. Quality Control Supervisor. Without altering Tenant's access rights contained in Article VI of the Work Letter, Landlord agrees to grant Jones a temporary, revocable license to enter the Premises and serve as an on-site quality control inspector (the "QC Inspector") to inspect the delivery of equipment and materials and inform Landlord of any issues with regard to the quality of Landlord's Work so long as the QC Inspector's efforts do not interfere with or otherwise impede the performance of Landlord's Work. The QC Inspector will communicate any related quality concerns to Landlord by electronic mail to the attention of Pete McCawley with a copy to Landlord's Representative (i.e., Stan Wendzel) and Doug Kornich. In the event of any interference by QC Inspector with the performance of Landlord's Work (e.g., disturbance of GC Means and Methods, directing subcontractor(s) to perform work, causing Project delays), Landlord may immediately terminate QC Inspector's rights under this Section 7 and such interference may constitute a Tenant Delay under the Lease and Work Letter.

            8. Cost Segregation. Notwithstanding anything to the contrary contained in the Lease or the Work Letter, with the exception of the Movable Equipment identified in Schedule 1 of the Lease (as amended by the First Amendment), Landlord's Share of Project Cost is deemed to have, or will otherwise be used to pay for the components of the Improvements at the Property that qualify as Internal Revenue Code Section 1245 Property (the "1245 Property"), which 1245 Property has been previously outlined in the cost segregation study prepared for the Property.

            9. Cost-Savings Incentive Fee. The definition of "Cost Savings Incentive Fee" as defined in Section 1.15 of the Work Letter is hereby deleted and replaced in its entirety with the following:

            "1.15 "Cost Savings Incentive Fee" means the fee payable to Landlord and shall be an amount equal to fifty percent (50%) of the difference between $14,500,000 and the actual Project Cost (but only if the actual Project Cost is less than $14,500,000) paid to the General Contractor, excluding additive Change Orders. In no event will the Cost Savings Incentive Fee be less than zero.

            10. Excess Costs. To the extent Tenant is required to pay any additional Excess Costs based on the revised Project Budget attached hereto or otherwise during the course of construction of the Improvements, Tenant shall deliver such Excess Costs to Landlord within ten (10) days after receipt of written notice from Landlord that such Excess Costs are due and payable. Excess Costs paid by Tenant will be based on the amended Project Budget attached hereto as Schedule 1, which amended Project Budget is based on the interim GMAX Construction Contract dated as of December 21, 2007 (the "Interim GMAX"). On or before February 15, 2008, the Project Budget will be amended based on a final GMAX Construction Contract (the "Final GMAX") and Landlord shall promptly refund to Tenant any overage in Excess Costs funded by Tenant (including any excess Contingency currently held in Escrow), which overage shall be the difference between the amount of Excess Costs to be funded by Tenant based on the Interim GMAX and the amount of Excess Costs to be funded by Tenant based on the Final GMAX.

            11. Baseline Documents; Design Development Plans.

            a. Landlord and Tenant hereby approve those certain Design Development Plans, delivered to Tenant on December 21, 2007, prepared by BE&K Engineering, Inc., and dated November 27, 2007 and December 6, 2007, as amended on December 14, 2007 by Tenant and its representative Todd Burkhart (the "DD Plans"). Landlord acknowledges that the proposed changes to the Drawings and Specifications delivered by Todd Burkhart (on behalf of Tenant) to BE&K Engineering, Inc. on December 14, 2007 (the "December 14 Changes") have not yet been incorporated into the DD Plans. Landlord agrees that the December 14 Changes will be incorporated into the next set of DD Plans to be issued by BE&K Engineering, Inc., provided that Tenant reserves the right to inspect the next set of DD Plans to ensure that the December 14 Changes have been properly incorporated into the DD Plans. Landlord and Tenant confirm that the DD Plans and the Preliminary Plans (as defined in the Work Letter) are the same set of plans and accordingly, all references to Preliminary Plans in the Work Letter shall mean and refer to the DD Plans.

            b. In connection with the foregoing, Tenant hereby acknowledges that its approval of the DD Plans constitutes approval of the Preliminary Plans and that Tenant further confirms that it has approved the revised Project Budget, Project Schedule and General Contractor's Estimated Budget (as each of those terms are defined in the Work Letter). Accordingly, Schedule 1 (Project Budget), Schedule 2 (Project Schedule) and Schedule 3 (General Contractor's Estimated Budget) of the Work Letter are hereby deleted and replaced in their entirety with the revised Schedules attached to this Second Amendment as Exhibits "A", "B", and "C". Notwithstanding the provisions of Section 2.1(f) of the Work Letter, Schedule 6 (Reserved) of the Work Letter is hereby deleted in its entirety. Notwithstanding the foregoing, Landlord and Tenant agree that the final Project Budget and the final Project Schedule will be prepared on or about February 15, 2008, and once finalized, the Work Letter will be amended to incorporate the final, approved Project Budget and Project Schedule as revised Schedules 1 and 2, respectively, and to otherwise reflect the Final GMAX.

            13. Broker Representation. Landlord and Tenant represent to one another that neither party has dealt with any broker nor is any other fee or commission payable in connection with this Second Amendment. Landlord and Tenant shall indemnify, defend and hold one another harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.

            14. No Other Amendments. The Lease referred to hereinabove and this Second Amendment constitute the entire agreement by and between Landlord and Tenant and supercede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Second Amendment, and is hereby ratified and reaffirmed as amended by this Second Amendment. From and after the date hereof, all references to the "Lease" shall refer to the Lease as amended by t his Second Amendment.

            15. Conflicts. If any conflict between this Second Amendment and the Lease should arise, the terms of this Second Amendment shall control.

            16. Successor and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

            17. Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

            18. Time of the Essence. Time shall be the essence with respect to all matters under this Second Amendment.



                         [SIGNATURES ON FOLLOWING PAGE]

      The parties have executed this Second Amendment as of the date first written above.

LANDLORD:                            TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By: /s/ Stan Wendzel                     By:   /s/ Geert R. Kersten
    --------------------------                 ---------------------------
Name: Stan Wendzel                       Name:  Geert R. Kersten
     --------------------------                 ---------------------------
Title: Manager                           Title: Chief Executive Officer
     --------------------------                 ---------------------------

                                   EXHIBIT "A"
                                   Schedule 1
                                [Project Budget]
                                 [See Attached]

                                      ***

                                   EXHIBIT "B"
                                   Schedule 2
                               [Project Schedule]
                                 [See Attached]

                                      ***

                                   EXHIBIT "C"
                                   Schedule 3
                     [General Contractor's Estimated Budget]
                                 [See Attached]

                                      ***

                       THIRD AMENDMENT TO LEASE AGREEMENT
                            AND WORK LETTER AGREEMENT


      THIS THIRD AMENDMENT TO LEASE AGREEMENT AND WORK LETTER AGREEMENT ("Third Amendment"), is made and dated for reference purposes only as of April __, 2008, between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and CEL-SCI CORPORATION, a Colorado corporation ("Tenant"), with reference to the following facts:

      A. Landlord and Tenant entered into that certain Lease Agreement, dated June 6, 2007 ("Original Lease"), together with that certain Work Letter Agreement dated June 6, 2007 (the "Work Letter"), as amended by (i) that certain First Amendment to Lease Agreement and Work Letter Agreement dated August 7, 2007 (the "First Amendment") and (ii) that certain Second Amendment to Lease Agreement and Work Letter Agreement dated January 24, 2008 (the "Second Amendment"), for premises located at * ("Premises"). The Original Lease, Work Letter, First Amendment and Second Amendment are sometimes collectively referred to herein as the "Lease". Except as otherwise modified in this Third Amendment, defined terms used herein shall have the same meanings given to them in the Lease.

      B. Landlord and Tenant now desire to amend the Lease and Work Letter as set forth in this Third Amendment.

      THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease and Work Letter as follows:

      1. Final Project Budget; Project Schedule; General Contractor's Estimated Budget.

         a. Final Project Budget. Landlord and Tenant hereby confirm that the final Project Budget, which is based on the Final GMAX, has been approved by Landlord and Tenant and accordingly, Schedule 1 (Project Budget) of the Work Letter, as amended by the Second Amendment, is hereby deleted and replaced in its entirety with Exhibit "A" attached hereto and incorporated herein by this reference.

         b. Project Schedule and General Contractor's Estimated Budget. Schedule "2" (Project Schedule) and Schedule "3" (General Contractor's Estimated Budget) of the Work Letter, as amended by the Second Amendment, are hereby deleted and replaced in their entirety with Exhibits "B" and "C" attached hereto and incorporated herein by this reference.

      2. Excess Costs. Tenant hereby confirms that pursuant to Section 10 of the Second Amendment, Tenant shall pay any additional Excess Costs based on the Project Budget (as amended by this Amendment), or otherwise during the course of construction of the Improvements, within ten (10) days after receipt of written notice from Landlord that such Excess Costs are due and payable.

      3. Broker Representation. Landlord and Tenant represent to one another that neither party has dealt with any broker nor is any other fee or commission payable in connection with this Third Amendment. Landlord and Tenant shall indemnify, defend and hold one another harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.

      4. No Other Amendments. The Lease referred to hereinabove and this Third Amendment constitute the entire agreement by and between Landlord and Tenant and supercede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Third Amendment, and is hereby ratified and reaffirmed as amended by this Third Amendment. From and after the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Third Amendment.

      5. Conflicts. If any conflict between this Third Amendment and the Lease should arise, the terms of this Third Amendment shall control.

      6. Successor and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

      7. Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

      8. Time of the Essence. Time shall be the essence with respect to all matters under this Third Amendment.


                         [SIGNATURES ON FOLLOWING PAGE]

     The parties have executed this Third Amendment as of the date first written above.


LANDLORD:                            TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By: /s/ Stan Wendzel                     By: /s/ Geert R. Kersten
    ---------------------------              ----------------------------
Name: Stan Wendzel                       Name:  Geert R. Kersten
      ---------------------------              ----------------------------
Title: Manager                           Title: Chief Executive Officer
      ---------------------------              ----------------------------

                                   EXHIBIT "A"
                                   Schedule 1
                                [Project Budget]
                                 [See Attached]

                                      ***

                                   EXHIBIT "B"
                                   Schedule 2
                               [Project Schedule]
                                 [See Attached]

                                      ***

                                   EXHIBIT "C"
                                   Schedule 3
                     [General Contractor's Estimated Budget]
                                 [See Attached]

                                      ***

                       FOURTH AMENDMENT TO LEASE AGREEMENT


      THIS FOURTH AMENDMENT TO LEASE AGREEMENT ("Fourth Amendment"), is made and dated for reference purposes only as of January 27, 2009, between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company ("Landlord"), and CEL-SCI CORPORATION, a Colorado corporation ("Tenant"), with reference to the following facts:

      A. Landlord and Tenant entered into that certain Lease Agreement, dated June 6, 2007 ("Original Lease"), together with that certain Work Letter Agreement dated June 6, 2007 (the "Work Letter"), as amended by (i) that certain First Amendment to Lease Agreement and Work Letter Agreement dated August 7, 2007 (the "First Amendment"), (ii) that certain Second Amendment to Lease Agreement and Work Letter Agreement dated January 24, 2008 (the "Second Amendment"), and (iii) that certain Third Amendment to Lease Agreement and Work Letter Agreement dated December 5, 2008 (the "Third Amendment"), for premises located at * ("Premises"). The Original Lease, Work Letter, First Amendment, Second Amendment and Third Amendment are sometimes collectively referred to herein as the "Lease". Except as otherwise modified in this Fourth Amendment, defined terms used herein shall have the same meanings given to them in the Lease.

      B. Landlord and Tenant now desire to amend the Lease as set forth in this Fourth Amendment.

      THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

      1. Base Annual Rent.

         a. Deferred Base Annual Rent. Subject to the provisions of Sections 1.b, 1.c and 1.d, below, (i) Tenant's obligation to pay Base Annual Rent for December 2008 shall be temporarily deferred ("December Deferred Rent"), (ii) the monthly installments of Base Annual Rent payable by Tenant for January 2009 and February 2009 shall be temporarily reduced to Thirty-Five Thousand and 00/100 Dollars ($35,000.00) per month (collectively, "January/February Reduced Rent"), and (iii) the difference between Tenant's obligation to pay Base Annual Rent for January and February 2009 and the amount actually paid by Tenant under Section 1.a. (ii), above, shall be temporarily deferred (collectively, "January/February Deferred Rent"). December Deferred Rent and January/February Deferred Rent (which collectively equal $393,750.00 less the amount of Base Annual Rent actually paid by Tenant for January and February 2009) shall collectively be referred to herein as the "Deferred Rent". As partial consideration for Landlord's agreement to the temporary reduction in monthly Base Annual Rent for January 2009 and February 2009, Tenant shall deliver to Landlord, via wire transfer, a sum equal to January/February Reduced Rent (i.e., a total of $70,000.00) within one (1) business day after Tenant has received the funding from its next round of financing (which closing is estimated to occur by February 28, 2009), which sum shall be applied to Deferred Rent or any other sum due under the Lease, as amended hereby. As used in this Amendment, the term "financing" means any capital or monies raised or otherwise obtained through (i) equity financing (including, without limitation, the sale of common or preferred stock), (ii) convertible debt, (iii) cash payments or distributions made to

Tenant in connection with licensing, partnership or other similar agreements,
(iv) the sale of all or any portion of Tenant and/or any affiliated company of Tenant, (v) a merger or like-kind transaction, (vi) equipment financing, (vii) state or federal income tax refunds, or (viii) any other equity or convertible debt financing instrument that provides capital to Tenant.

         b. Resumption of Base Annual Rent. Beginning with the monthly installment of Base Annual Rent for March 2009 and continuing for the remainder of the Lease Term, Tenant shall pay the full monthly installment of Base Annual Rent as required under Section 3.1 of the Lease. Tenant's failure to pay the entire monthly installment of Basic Annual Rent for March 2009 and each subsequent month during the Lease Term thereafter as and when required under the Lease shall constitute a material default under this Lease and shall entitle Landlord to pursue any and all remedies available to Landlord under the Lease, at law or in equity.

         c. Deferred Rent Payback. Within one (1) business day after Tenant has received the funding from its next round of Qualified Financing (defined below) and within one (1) business day after Tenant has received the funding from each subsequent round of Qualified Financing, Tenant shall deliver to Landlord an amount equal to ten percent (10%) of the Qualified Financing Margin (defined below) to be applied to Deferred Rent until such time as the Deferred Rent has been repaid to Landlord in full. As used herein, the term "Qualified Financing" means any financing (as such term is defined in Section 1.a., above), which occurs subsequent to the date of this Fourth Amendment. As used herein, the term "Qualified Financing Margin" means the difference between (i) the total amount of capital raised under a Qualified Financing or multiple Qualified Financings less the actual, out-of-pocket expenses incurred by Tenant in connection with such financing(s) and (ii) $2,000,000.00. By way of example only, if Tenant's next round of financing results in a Qualified Financing equal to $2,300,000.00 (net of actual, out-of-pocket expenses), the Qualified Financing Margin would be $300,000.00 and Tenant would deliver to Landlord an amount equal to ten percent (10%) of the Qualified Financing Margin (i.e., $30,000.00) within one (1) business day after the Tenant has received the funding from each Qualified Financing.

         d. No Waiver. Provided Tenant pays the entire March 2009 installment of Base Annual Rent and each subsequent monthly installment of Base Annual Rent as and when required under the Lease thereafter, and no other default by Tenant occurs under the Lease, as amended hereby, Landlord shall not declare Tenant to be in default with regard to the Deferred Rent, provided that such Deferred Rent (including all applicable interest and late charges) shall immediately become due and payable upon the occurrence of a default by Tenant under the Lease, as amended hereby. Notwithstanding anything to the contrary contained in this Fourth Amendment, Landlord's agreement to temporarily defer portions of Base Annual Rent payable by Tenant under the Lease shall not constitute Landlord's waiver of any rights Landlord may have under the Lease, at law or in equity, including, without limitation, Landlord's right to charge interest and late charges on the December Deferred Rent and/or the January/February Deferred Rent pursuant to Section 3.4 of the Lease, and Landlord hereby reserves the right to enforce any such rights at any time in the event Tenant fails to perform its obligations under the Lease or this Fourth Amendment.

      2. Financial Condition Certification. Together with Tenant's delivery of its signed counterpart of this Fourth Amendment and continuing on the sixteenth
(16th) day of each subsequent calendar month during the Lease Term, Tenant shall deliver to Landlord a current cash position setting forth the current value of Tenant's unrestricted cash and cash equivalents, together with a certificate signed by Geert Kersten, the chief executive officer of Tenant ("Kersten"), in substantially the same form as the Officer's Certificate attached as Exhibit "C" to the Lease, certifying that the information and calculations set forth in the cash flow analysis are true and accurate in all respects. Tenant's failure to deliver the required cash flow analysis and related certificate pursuant to this
Section 2 shall constitute a material default under the Lease and shall entitle Landlord to pursue any and all remedies available to Landlord under the Lease, at law or in equity.

      3. Salary Certification. Together with Tenant's delivery of its signed counterpart of this Fourth Amendment, Tenant shall deliver to Landlord a certificate signed by Kersten, setting forth the salaries of those employees and officers of Tenant that have been either reduced or eliminated by Tenant as of the date of this Fourth Amendment. In addition, until such time as the entire balance of Deferred Rent has been repaid in full to Landlord, Tenant shall not increase the salaries, compensation, and/or distributions (does not include reimbursements to personnel of reasonable business expenses) made to its current employees and officers without first obtaining the written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion; provided, however, that Landlord shall not unreasonably withhold its consent to any requests reasonably made by Tenant to adjust salaries, compensation and/or distributions of key personnel of Tenant for purposes of maintaining the core of Tenant's operating team. In addition and notwithstanding the foregoing, in no event shall Tenant be required to obtain Landlord's consent to any increases in salary, compensation and/or distributions to Patti Prichep ("Prichep") so long as the total monthly salary, compensation and/or distributions do not exceed $8,000/month in the aggregate. Tenant's failure to abide by the terms of this
Section 3 shall constitute a material default under the Lease and shall entitle Landlord to pursue any and all remedies available to Landlord under the Lease, at law or in equity.

      4. Construction Rent. Section 1.23(B) of the Work Letter is hereby amended as follows: the term "(`Construction Rent')" shall be added to the end of the final sentence to Section 1.23(B) of the Work Letter.

      5. Exterior Improvements (Allowance). Landlord and Tenant hereby agree that Landlord shall not be required to commence any improvements relating to the Exterior Improvement (Allowance) line item set forth in the final Project Budget attached as Schedule 1 to the Work Letter (as amended by the Third Amendment), until the later of (i) January 1, 2010, or (ii) the date on which the Deferred Rent and all other past due Rent payments, if any, due and payable under the Lease, have been repaid to Landlord in full.

      6. Landlord's Property. Tenant hereby confirms that consistent with the terms, conditions and intent of the Lease and excepting only the property associated with the Movable Equipment line item set forth in the Project Budget attached as Schedule 1 to the Work Letter (as amended by the Third Amendment)(the "Moveable Equipment"), all of the equipment and property listed on such Project Budget is, and shall continue to be, the sole and exclusive property of Landlord (collectively, "Landlord's Property"), and Tenant shall have no right to assign, hypothecate or otherwise transfer any interests in Landlord's Property or otherwise encumber or cause any liens to be attached to Landlord's Property.

      7. Sublease Rental. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, including, without limitation, Section 15.5 of the Original Lease, until such time as all Deferred Rent has been repaid in full to Landlord, one hundred percent (100%) of all rents and other sums paid to Tenant under any approved sublease (less any leasing commissions, tenant improvements and other expenses actually incurred by Tenant and that are directly related to a subtenant's occupancy of all or any portion of the Premises) shall be immediately delivered to Landlord and applied to Deferred Rent. It is understood that 1/3 of the utilities are related to occupancy by the sub tenant. Upon the repayment to Landlord of all Deferred Rent and provided Tenant is not otherwise in default under the Lease, as amended hereby, Tenant shall be entitled to retain fifty percent (50%) of any Profits (as defined in Section 15.5 of the Original Lease) in connection with any approved sublease pursuant to the terms and conditions of Section 15.5 of the Original Lease.

      8. Lease Authorization. Tenant hereby represents and warrants that (i) each individual that executed the Lease on behalf of Tenant, and (ii) each individual executing this Fourth Amendment on behalf of Tenant, was and is duly authorized to execute and deliver the Lease and this Fourth Amendment on behalf of Tenant in accordance with a duly adopted resolution of the board of directors of Tenant. Upon Landlord's written request, Tenant will provide to Landlord a copy of such resolution authorizing the execution of the Lease and this Fourth Amendment on behalf of Tenant, which copy of resolution will be duly certified by the secretary or an assistant secretary of Tenant to be a true copy of a resolution duly adopted by the board of directors of Tenant, and will otherwise be in a form reasonably acceptable to Landlord.

      9. Broker Representation. Landlord and Tenant represent to one another that neither party has dealt with any broker nor is any other fee or commission payable in connection with this Fourth Amendment. Landlord and Tenant shall indemnify, defend and hold one another harmless from and against any and all claims, losses and liabilities arising out of, or relating to, a breach by the indemnifying party of such representation.

      10. No Other Amendments. The Lease referred to hereinabove and this Fourth Amendment constitute the entire agreement by and between Landlord and Tenant and supercede any other agreement or representation, written or oral, that either party may hereinafter assert or allege exist, and the Lease, as hereby modified, remains in full force, except as amended by this Fourth Amendment, and is hereby ratified and reaffirmed as amended by this Fourth Amendment. From and after the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Fourth Amendment.

      11. Conflicts. If any conflict between this Fourth Amendment and the Lease should arise, the terms of this Fourth Amendment shall control.

      12. Successor and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

      13. Counterparts. This Fourth Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute a single instrument.

      14. Time of the Essence. Time shall be the essence with respect to all matters under this Fourth Amendment.


                         [SIGNATURES ON FOLLOWING PAGE]

    The parties have executed this Fourth Amendment as of the date first written above.


LANDLORD:                            TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By: /s/ Stan Wendzel                     By: /s/ Geert R. Kersten
    ---------------------------              ---------------------------------
Name: Stan Wendzel                       Name:  Geert R. Kersten
    ---------------------------                -------------------------------
Title: Manager                           Title: Chief Executive Officer
    ---------------------------                ---------------------------------

                                    EXHIBIT E

                         SCHEDULE OF BASE ANNUAL RENTAL

                     Reimbursement
         Base             of Tenant       Net Base            %
         Rent          Contribution         Rent          Increase
         ----        --------------       --------        --------
 1.  1,575,000                           1,575,000         3.0%
 2.  1,622,250                           1,622,250         3.0%
 3.  1,670,918                           1,670,918         3.0%
 4.  1,721,045                           1,721,045         3.0%
 5.  1,772,676                           1,772,676         3.0%
 6.  1,825,857         (303,228)         1,522,628       (14.1%)
 7.  1,880,621         (303,228)         1,577,404         3.6%
 8.  1,937,051         (303,228)         1,622,823         3.6%
 9.  1,995,163         (303,228)         1,691,935         3.6%
10.  2,055,018         (303,228)         1,751,789         3.5%
11.  2,116,668         (303,228)         1,813,440         3.5%
12.  2,180,168         (303,228)         1,876,940         3.5%
13.  2,245,573         (303,228)         1,942,345         3.5%
14.  2,312,941         (303,228)         2,009,712         3.5%
15.  2,382,329         (303,228)         2,079,101         3.5%
16.  2,453,799         (303,228)         2,150,570         3.4%
17.  2,527,413         (303,228)         2,224,184         3.4%
18.  2,603,235         (303,228)         2,300,007         3.4%
19.  2,681,332         (303,228)         2,378,104         3.4%
20.  2,761,772         (303,228)         2,458,544         3.4%


Initial Rent
------------
   Basis                 $15,000,000
   Cap Rate                    10.5%
   Escalation %                 3.0%


Reimbursement of Tenant Contribution
------------------------------------
   Basis                   3,150,000
   Interest Rate                3.0%
   FV at end of year 5     3,659,093
   Monthly Reimbursement    (25,269)
   Check                          --

                                LEASE RIDER NO. 1

                             TENANT INSURANCE RIDER


      This Rider to Lease is made as of the 6th day of June, 2007 by and between VIF II CEL-SCI PARTNERS, LLC, a Delaware limited liability company (hereafter "Landlord") and CEL-SCI CORPORATION, a Colorado corporation (hereafter "Tenant"), and forms a part of the Lease Agreement dated the 6th day of June, 2007 between the parties, as well as any and all subsequent amendments, riders or addenda to that lease, hereafter collectively referred to as the "Lease."

The contents of this Rider to Lease are meant to be incorporated into the Lease, and where terms of this Rider conflict with these terms within the Lease, the terms of this Rider shall prevail and govern the Lease.

I.    INSURANCE

   (a)Coverage. Tenant shall purchase and maintain insurance during the entire Term of the Lease for the benefit of the Tenant and Landlord (as their interest may appear) with terms and coverages reasonably satisfactory to Landlord, and with insurers having a minimum A.M. Best rating of A-/VII, and with such increases in limits as Landlord may from time to time reasonably request, but initially Tenant shall maintain the following coverages in the following amounts:

      (i) Commercial General Liability Insurance naming Landlord, Landlord's management, leasing and development agents and any mortgagees designated by landlord as additional insureds, with coverage for Property/operations, personal and advertising injury, products/completed operations and contractual Liability with combined single limits of liability of not less than $5,000,000 for bodily injury and property damage per occurrence.

      (ii) Property Insurance covering property damage and business interruption. Covered property shall include tenant improvements in the Property, office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Property. Such insurance shall, with respect only to tenant improvements, name Landlord, and any mortgagees designated by Landlord, as additional loss payees as their interests may appear. Such insurance shall be written on an "all risk" of physical loss or damage basis including but not limited to the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, sprinkler leakage, flood and earthquake, for the full replacement cost value of the covered items and in amounts that meet any co-insurance clause of the policies of insurance with a deductible amount not to exceed $5,000.

      (iii) Workers' Compensation Insurance with statutory benefits and Employers Liability Insurance with the following amounts: Each Accident - $500,000; Disease - Policy Limit - $500,000; Disease - Each Employee - $500,000.

      Tenant shall, prior to the commencement of the Lease Term and on each anniversary of the Commencement Date and/or renewal date thereof, furnish to Landlord certificate(s) evidencing such coverage, which certificate(s) shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant. The insurance maintained by Tenant shall be deemed to be primary insurance and any insurance maintained by Landlord shall be deemed secondary thereto.

   (b)Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premise which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage. If tenant fails to comply with the provisions of this
      Section Ib and: (i) any insurance coverage is jeopardized and Tenant fails to correct such dangerous or prohibited use following notice within the applicable cure period set forth within the Lease hereof; or (ii) insurance premiums are increased and Tenant fails, following notice, to cease such use within the applicable cure period set forth within the Lease, then in each event such failure shall constitute a Default by Tenant hereunder and Landlord shall have all of its remedies as set forth in the Lease.

II.         FIRE OR CASUALTY

   (a)If the Property or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty and if such damage does not cause a termination of this Lease as described in the following sentences, then Landlord shall repair and restore the damage with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, but Landlord shall not be obligated to expend for repairing or restoring the damage an amount in excess of the proceeds of insurance recovered with respect to the damage. If in Landlord's estimate the Property cannot be restored within three hundred sixty-five (365) days from the date of such fire or casualty, then Landlord shall give notice to Tenant of such estimate within one hundred twenty (120) days after such fire or casualty. Tenant may elect in writing sixty (60) days following the date of such notice from Landlord to terminate this Lease effective as of the date of Tenant's notice. If any such damage: (i) renders 25% of the building untenantable; or (ii) renders general Building systems inoperable and such systems cannot be repaired in Landlord's reasonable estimate within three hundred sixty five (365) days from the date of such damage, or (iii) occurs within the last two (2) Lease years, Landlord shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the Tenant at any time within one hundred twenty
      (120) days after the date of such damage. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, by virtue of any delays in completion of such repairs and restoration. Rent, however, shall abate on those portions of the Property as are, from time to time, untenantable as a result of such damage.

   (b)Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Section II to repair or restore any portion of any alterations, additions, installation or improvements in the Property or the decorations thereto except to the extent that the proceeds of the insurance carried by Tenant are timely received by Landlord. If Tenant desires any other additional repairs or restoration, and if Landlord consents thereto, it shall be done at Tenant's sole cost and expense subject to all of the applicable provisions of the Lease. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage whether carried by Landlord or Tenant, for damage to any alterations, addition, installation, improvements or decorations which would become the Landlord's property upon the termination of the Lease.

III.  CONTRACTOR'S AND SUBCONTRACTOR'S INSURANCE


   Tenant will require that all parties performing work on or with respect to the Property, including, without limitation, contractors, subcontractors and service vendors, maintain insurance coverage at such parties' expense, in the following minimum amounts:

      (a)   Workers' Compensation - Statutory amount.

      (b) Employer's Liability - $500,000 each accident; $500,000 disease-policy limit; $500,000 disease - each employee.

      (c) Automobile Liability - $1,000,000 covering losses due to the insurer's liability for bodily injury or property damage.

            Medical Expenses - $5,000 per person per accident.

            Uninsured/Underinsured Motorists' Coverage - $1,000,000.

      (d) Commercial General Liability: Bodily injury and property damage - Per Schedule 1 (construction contractors) or per Schedule 2 (service contractors).

      (e) Excess Liability Coverage - Per Schedule 1 (construction contractors) or per Schedule 2 (service contractors) or such greater amount as is needed for the specific job.

      (f)   Transit Coverage - As needed for the specific job.

      The minimum A.M. Best's rating of each insurer is A-/VII. Tenant must obtain Landlord's written permission to waive any of the above requirements. Higher amounts may be required by Landlord if the work to be performed is deemed by Landlord to be hazardous. Tenant will obtain and keep on file a certificate of insurance which shows that each such party is so insured. Landlord will be named as an additional insured with respect to Contractors' and Subcontractors' Auto Liability, Commercial General Liability and Excess Liability policies. Landlord must obtain indemnification and hold harmless provisions in favor of Landlord, Property Manager and Tenant.

  LANDLORD:                            TENANT:

VIF II CEL-SCI Partners, LLC,            CEL-SCI CORPORATION,
a Delaware limited liability company     a Colorado corporation

By: /s/ Stan Wendzel                     By:  /s/ Geert R. Kersten
     ---------------------------------        -------------------------------
Name:  Stan Wendzel                      Name:  Geert R. Kersten
     ---------------------------------        -------------------------------
Title: Manager                           Title: Chief Executive Officer
     ---------------------------------        -------------------------------

                         SCHEDULE 1 TO LEASE RIDER NO. 1

            CONTRACTOR AND SUBCONTRACTOR INSURANCE LIMIT REQUIREMENTS

     Division           Trade Description        Trade Number for Limits
                                                 Required (See Attached)

1. Sitework              Earthwork                          3
                         Excavation                         5
                         Grading                            2
                         Paving                             2
                         Piling/Caisson                     3
                         Retention                          4

2. Concrete              Formwork                           5
                         Precasts                           5
                         Structural                         5

3. Masonry               Masonry                            5

4. Metal And             Metal Deck                         4
   Structural            Misc. Metals                       2
                         Structural Steel                   5

5. Carpentry             Millwork                           2
                         Rough Carpentry                    2
                         Wood Doors                         2

6. Moisture              Caulking                           3
  Protection             Dampproofing                       3
                         Roofing/Sheet Metal                5
                         Waterproofing                      3

7. Doors, Windows        Curtainwall                        5
   And Glass             Glass, Glazing &                   3
                         Aluminum
                         Hardware                           1
                         Hollow Metal Work                  1

8.  Finishes             Acoustic                           2
                         Ceramic & Quarry                   2
                         Covering                           2
                         Lathe, Plaster &                   2
                         Drywall                            2
                         Resilient Floor                    2
                         Paint & Vinyl Wall

      Division           Trade Description         Trade Number for Limits
                                                   Required (See Attached)

9.  Specialties          Access Flooring                    1
                         Partitions                         1
                         Toilet Accessories                 1

10. Equipment            Crane Operations                   4

11. Furnishings          Suppliers                          1

12. Special              Asbestos Abatement                 5
   Construction          Blasting                           5

13. Conveying            Elevators                          5
   Systems               Escalators                         5
                         Conveyers                          3
                         Dumbwaiters                        3

14. Mechanical           Fire Protection                    4
                          System
                         Plumbing                           4

15. HVAC                                                    5

16. Electrical           Electrical                         5

17.                      Demolition More Than 3 Stories     10
                         3 Stories or Less                  5


General Contractor       Performing Following              10
                         Work:

                        New construction Under 4 Stories and Less Than
                           150,000 Sq. Ft.
                        Construction Contract Up to $15,000,000
                        Renovation Less Than 15% of Existing Structure

General Contractor       Major Project                     50

Any unusual or specialized renovation or repair work undertaken by the General Contractor under this contract may require other limits of liability than those listed above. Owner will make any determination of revised liability limits in consultation with its risk management staff.

CONTRACTOR AND SUBCONTRACTOR INSURANCE LIMIT REQUIREMENTS

The following are Limits of Liability required depending on the trade number of the Contractor:


1.    $1,000,000 Each Occurrence
      $1,000,000 General Aggregate
      $1,000,000 Products & Completed Operations Aggregate

2.    $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate

3.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $1,000,000 Umbrella Each Occurrence/Aggregate

                                       OR
      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $2,000,000 Umbrella Each Occurrence/Aggregate

4.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $2,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $3,000,000 Umbrella Each Occurrence/Aggregate

5.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products &  Completed Operations Aggregate
      $3,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $4,000,000 Umbrella Each Occurrence/Aggregate


10.   $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $8,000,000 Umbrella Each Occurrence/Aggregate
                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $9,000,000 Umbrella Each Occurrence/Aggregate

50.   $ 2,000,000 Each Occurrence
      $ 2,000,000 General Aggregate
      $ 2,000,000 Products & Completed Operations Aggregate
      $49,000,000 Umbrella Each Occurrence/Aggregate

                                       OR
      $ 1,000,000 Each Occurrence
      $ 2,000,000 General Aggregate
      $ 2,000,000 Products & Completed Operations Aggregate
      $50,000,000 Umbrella Each Occurrence/Aggregate

                         SCHEDULE 2 TO LEASE RIDER NO. 1

                SERVICE CONTRACTOR INSURANCE LIMITS REQUIREMENTS

                   TYPE OF SERVICE                    NUMBER FOR LIMITS REQUIRED
                   ---------------                    --------------------------
Garbage Removal and Disposal including dumpster                   2
 maintained on Property.

Telephone and T.V. Equipment and Master Wiring and          10 (exterior)
 Antennas Service                                            5 (interior)

Snow Removal Service                                              2

Sprinkler System Service and Repair                               3

Alarm Systems Service and Repair                                  3

Signage and Light Post Maintenance                                2

Landscaping and Lawn Maintenance                                  1

Electrical Maintenance                                            1

Parking Surface Maintenance and Striping                          1

Asbestos Abatement and Hazardous Material Removal                 5

Overhead and Revolving Door Services                              2

Interior & Exterior Cleaning and Janitorial                       2

Fire Extinguishing in Restaurants                                 2

Elevator/Escalator Service & Maintenance                          5

Window Washing and Swing Station Equipment Services               3

Security & Guard Services                                         2

                                NUMBER FOR LIMITS
      TYPE OF SERVICE               REQUIRED
      ---------------           -----------------
Special Events and            Call Risk Mgmt. Dept.
 Exhibition

Heating, Ventilation and               2
 Air Conditioning Service

Plumbing Service                       2

Metal Cleaners and                     3
 Refinishers

Roofers                               10

Office Equipment Service               1

                SERVICE CONTRACTOR INSURANCE LIMITS REQUIREMENTS

The following are limits of liability required depending on the trade number of the Contractor:

1.    $1,000,000 Each Occurrence
      $1,000,000 General Aggregate

2.    $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate

3.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $1,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $2,000,000 Umbrella Each Occurrence/Aggregate

4.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $2,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $3,000,000 Umbrella Each Occurrence/Aggregate

5.    $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $3,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $4,000,000 Umbrella Each Occurrence/Aggregate

10.   $2,000,000 Each Occurrence
      $2,000,000 General Aggregate
      $2,000,000 Products & Completed Operations Aggregate
      $8,000,000 Umbrella Each Occurrence/Aggregate

                                       OR

      $1,000,000 Each Occurrence
      $2,000,000 General Aggregate
      22,000,000 Products & Completed Operations Aggregate
      $9,000,000 Umbrella Each Occurrence/Aggregate